Filed pursuant to Rule 424(b)(5)
Registration No. 333-223400

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (subject to completion), dated May 11, 2020

(To prospectus dated March 2, 2018)

$                     % Mandatorily Convertible Subordinated Notes Due 2023

ArcelorMittal (the “Issuer”, “we”, “ArcelorMittal” or the “Company”) is offering $            aggregate principal amount of         % Mandatorily Convertible Subordinated Notes due 2023 (the “Notes”) that are mandatorily convertible into up to            new or existing ordinary shares (with no par value) of the Issuer (the “Shares”). See “Description of the Notes.” Each Note has a principal amount of $25.

The Notes will bear interest from, and including,                 , 2020 at the rate of        % per year, payable quarterly in arrears on                 ,                ,                  and                  of each year, commencing on                 , 2020, as described in this prospectus supplement, subject to our right to defer interest payments as more fully described in this prospectus supplement. Any such deferred payments will themselves bear interest at the same rate as the principal amount of the Notes.

On                 , 2023 (the “Maturity Date”), unless previously converted or purchased and canceled, the Notes will be mandatorily converted into between                  Shares and                  Shares in the aggregate, subject to adjustments set forth in this prospectus supplement. The Maximum Conversion Ratio for the Notes will initially be                  Shares per $25 principal amount of Notes and the Minimum Conversion Ratio for the Notes will initially be                  Shares per $25 principal amount of Notes. During the Conversion Period (as defined herein), you may elect to convert your Notes (subject to certain exceptions described herein), in whole or in part, into Shares at the Minimum Conversion Ratio, together with a cash payment in respect of any Optionally Outstanding Payments (as defined herein). During the Conversion Period, the Issuer may elect to cause the conversion of the Notes, in whole but not in part, into Shares at the Maximum Conversion Ratio, together with a cash payment in respect of a Make-whole Amount (as defined herein), any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date (as defined herein).

The Notes will also be mandatorily converted into Shares upon the occurrence of an Accelerated Mandatory Conversion Event, as more fully described under “Description of the Notes—Mandatory Conversion—Accelerated Mandatory Conversion.” In addition to the Shares to be delivered upon an Accelerated Mandatory Conversion Event, the Issuer will pay a Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

If a Relevant Event (as defined herein) occurs, you may elect to convert your Notes during the Special Voluntary Conversion Period (as defined herein) into Shares at the Relevant Event Conversion Ratio. In addition to the Shares to be delivered upon a conversion in connection with a Relevant Event, the Issuer will pay a Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

The Notes will be redeemable by the Issuer if a Shareholder Event (as defined herein) has occurred by July 28, 2020. See “Description of the Notes—Procurement of Settlement Shares—Redemption upon a Shareholder Event.” Notwithstanding any other provision described in this prospectus supplement, the Notes will not be convertible under any circumstances prior to July 28, 2020.

The Notes will be the Issuer’s direct, unsecured and subordinated obligations, and will rank in priority to the rights and claims of holders of the Issuer’s Junior Securities (as defined herein), pari passu with each other and with any Parity Securities (as defined herein), and junior to the claims of all of the Issuer’s Senior Creditors (as defined herein).

The Issuer will apply to list the Notes on the New York Stock Exchange (the “NYSE”), subject to satisfaction of the NYSE’s minimum equity listing standards with respect to the Notes. There can be no assurance that such requirement will be satisfied. If the Notes are approved for listing, the Issuer expects trading on the NYSE to begin within 30 calendar days after the Notes are first issued. The Shares are traded on the NYSE (symbol “MT”), the Luxembourg Stock Exchange (symbol “MTL”), Euronext Amsterdam (symbol “MT”), Euronext Paris (symbol “MT”) and the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (the “Spanish Stock Exchanges”) (symbol “MTS”). Shares to be delivered upon conversion of the Notes will be, at the option of the holder, either (i) ArcelorMittal New York Registry Shares, which are registered (including in the name of the nominee of DTC) in the New York shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), (ii) ArcelorMittal European Registry Shares, which are held through Euroclear and held in Euroclear Netherlands with BNP Paribas Securities Services (or its successor) acting as agent on behalf of the Company or held directly on the Company’s Luxembourg shareholders’ register.

On May 8, 2020, the last sale price of the Shares as reported on the New York Stock Exchange was $11.42 per Share.

Concurrently with this offering, the Issuer is offering                  Shares in an underwritten offering (the “Concurrent Share Offering” and, together with this offering, the “Offerings”) pursuant to a separate prospectus supplement and the accompanying prospectus. This offering of Notes is not contingent upon the completion of the Concurrent Share Offering. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the Shares being offered in the Concurrent Share Offering. See “Underwriting—Concurrent Share Offering.”

Investing in the Notes and Shares involves risks that are described in the “Risk Factors” section beginning on page S-22 of this prospectus supplement.

	Issue Price(1)		Underwriting Discount		Proceeds, Before Expenses, to ArcelorMittal
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2020

Lumen Investments S.à r.l., a company controlled by our Significant Shareholder (as defined herein), has indicated its intention to place an order in the combined offering of the Notes and the Concurrent Share Offering in an aggregate amount of $200 million. The underwriters will not receive any discounts and commissions relating to the Shares and the Notes purchased by Lumen Investments S.à r.l. As a result, on an aggregate basis from the Offerings, the Issuer will receive gross proceeds of $            million and will pay aggregate underwriting commissions of $            million (        % of the gross proceeds), for net proceeds before expenses of $            million.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the Notes and the Shares in book-entry form will be made on or about                 , 2020 through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) and the Euroclear System (“Euroclear”) (as participants in DTC).

Global Coordinators and Joint Bookrunners

BNP PARIBAS	Crédit Agricole CIB	Goldman Sachs & Co. LLC	J.P. Morgan	Société Générale

The date of this prospectus supplement is                 , 2020.

Prospectus Supplement

Prospectus

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. Neither we nor the underwriters have authorized anyone to give you any other information, and neither we nor the underwriters take any responsibility for any other information that others may give you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This prospectus supplement may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

It is expected that delivery of the Notes will be made against payment therefor on or about                  , which is the fifth business day following the trade date for the offering (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before settlement should consult their own advisors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on estimates and assumptions. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements made in this prospectus supplement, the accompanying prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in this prospectus supplement.

The outbreak of the novel coronavirus disease 2019 (“COVID-19”) has caused a global health emergency. In response to the outbreak, governments around the world, including in countries in which the Company operates, have adopted various measures to contain the spread of the disease. While we have been and will continue to be adversely affected by the outbreak, given the inherent uncertainty about the future impacts of COVID-19, it is not possible to reliably predict the extent to which our business, results of operations, financial condition or liquidity will ultimately be impacted.

This prospectus supplement includes industry data and projections about the Company’s markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this annual report are based primarily on public sources including, but not limited to, publications of the World Steel Association (“World Steel Association” or “Worldsteel Association”) which are updated each year in May/June. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. Furthermore, reports, market research and publications from which we have obtained industry and market data that are used in this prospectus supplement and annual report had been published before the outbreak of COVID-19 and therefore do not reflect any impact of COVID-19 on any specific market or globally. The Company has not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases the Company has made statements in this annual report regarding its industry and its position in the industry based on internal surveys, industry forecasts and market research, as well as the Company’s experience. While these statements are believed to be reliable, they have not been independently verified.

Unless indicated otherwise, or the context otherwise requires, references herein to “ArcelorMittal”, “we”, “us”, “our”, “Group” and the “Company” or similar terms are to ArcelorMittal, having its registered office at 24-26 boulevard d’Avranches, L-1160 Luxembourg, Grand Duchy of Luxembourg and its consolidated subsidiaries.

SUMMARY

This summary highlights selected information about ArcelorMittal and the Notes being offered. It may not contain all of the information that may be important to you. Before investing in the Notes, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully for a more complete understanding of ArcelorMittal’s business and this offering.

ArcelorMittal

ArcelorMittal is the world’s largest and most global steel producer and a significant producer of iron ore and coal, with production of 89.8 million tonnes of crude steel and, from own mines, 57.1 million tonnes of iron ore and 5.5 million tonnes of coal in 2019, as compared to production of 92.5 million tonnes of crude steel and, from own mines, 58.5 million tonnes of iron ore and 5.9 million tonnes of coal in 2018. ArcelorMittal had sales of $70.6 billion and steel shipments of 84.5 million tonnes for the year ended December 31, 2019, as compared to sales of $76.0 billion and steel shipments of 83.9 million tonnes for the year ended December 31, 2018. ArcelorMittal is the largest steel producer in North and South America, Europe and Africa, a significant steel producer in the Commonwealth of Independent States (“CIS”) and has a smaller but growing presence in Asia.

ArcelorMittal recorded net loss attributable to equity holders of the parent of $2.5 billion for the year ended December 31, 2019, compared to net income attributable to equity holders of the parent of $5.1 billion for the year ended December 31, 2018. As of December 31, 2019, ArcelorMittal had equity attributable to the equity holders of the parent of $38.5 billion, total debt, which includes long-term debt and short-term debt, of $14.4 billion, and cash and cash equivalents, including restricted cash, of $5.0 billion, compared to equity attributable to the equity holders of the parent of $42.1 billion, total debt, which includes long-term debt and short-term debt and debt classified as held for sale, of $12.6 billion, and cash and cash equivalents, including restricted cash, of $2.4 billion as of December 31, 2018.

ArcelorMittal’s success is built on its core values of sustainability, quality and leadership and the entrepreneurial boldness that has empowered its emergence as the first truly global steel and mining company. Acknowledging that a combination of structural issues and macroeconomic conditions will continue to challenge returns in its sector, the Company has adapted its footprint to the new demand realities, redoubled its efforts to control costs and repositioned its operations with a view toward outperforming its competitors. ArcelorMittal’s research and development capability is strong and includes several major research centers as well as strong academic partnerships with universities and other scientific bodies.

Against this backdrop, ArcelorMittal’s strategy is to leverage four distinctive attributes that will enable it to capture leading positions in the most attractive areas of the steel industry’s value chain, from mining at one end to distribution and first-stage processing at the other: global scale and scope; superior technical capabilities; a diverse portfolio of steel and related businesses, one of which is mining; and financial capabilities.

Geography: ArcelorMittal is the largest steel producer in the Americas, Africa and Europe and is the fifth largest steel producer in the CIS region. ArcelorMittal has steel-making operations in 18 countries on four continents, including 46 integrated and mini-mill steel-making facilities. As of December 31, 2019, ArcelorMittal had approximately 191,000 employees.

ArcelorMittal’s steel-making operations have a high degree of geographic diversification. Approximately 37% of its crude steel is produced in the Americas, approximately 49% is produced in Europe and approximately 14% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

Products: ArcelorMittal produces a broad range of high-quality finished and semi-finished steel products (“semis”). Specifically, ArcelorMittal produces flat steel products, including sheet and plate, and long steel products, including bars, rods and structural shapes. In addition, ArcelorMittal produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 160 countries including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, pulverized coal injection (“PCI”) and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of higher value-added products in its product mix.

Automotive Focus: ArcelorMittal has a leading market share in its core markets in the automotive steel business and is a leader in the fast-growing advanced high strength steels segment. ArcelorMittal is the first steel company in the world to embed its own engineers within an automotive customer to provide engineering support. The Company begins working with original equipment manufacturers (“OEMs”) as early as five years before a vehicle reaches the showroom, to provide generic steel solutions, co-engineering and help with the industrialization of the project. In November 2016, ArcelorMittal introduced a new generation of advanced high strength steels, including new press hardenable steels and martensitic steels. Together, these new steel grades aim to help automakers further reduce body-in-white weight to improve fuel economy without compromising vehicle safety or performance. In November 2017, ArcelorMittal launched the second generation of its iCARe® electrical steels. iCARe® steel grades play a central role in the construction of electric motors.

Mining Value Chain: ArcelorMittal has a significant portfolio of raw material and mining assets. In 2019, approximately 52% of ArcelorMittal’s iron-ore requirements and approximately 12% of its PCI and coal requirements were supplied from its own mines. The Company currently has iron ore mining activities in Brazil, Bosnia, Canada, Kazakhstan, Liberia, Mexico, Ukraine and the United States. The Company currently has coal mining activities in Kazakhstan and the United States.

In addition, ArcelorMittal produces substantial amounts of direct reduced iron, or DRI, which is a scrap substitute used in its mini-mill facilities to supplement external metallics purchases. ArcelorMittal is also a significant producer of coke, which is produced from metallurgical coal and is a critical raw material for steel-making, satisfying 95% of its coke needs through its own production facilities. ArcelorMittal’s facilities have good access to shipping facilities, including through ArcelorMittal’s own, or partially owned, 15 deep-water port facilities and linked railway sidings.

ArcelorMittal has its own downstream steel distribution business, primarily run through its Europe segment. It also provides value-added and customized steel solutions through additional processing activities to meet specific customer requirements.

Concurrent Share Offering

Concurrently with this offering, we are offering            Shares in an underwritten offering pursuant to a separate prospectus supplement and the accompanying prospectus. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the Shares being offered in the Concurrent Share Offering. This offering of Notes is not contingent upon the completion of the Concurrent Share Offering and the Concurrent Share Offering is not contingent upon the completion of this offering of Notes.

Corporate and Other Information

ArcelorMittal is a public limited liability company (société anonyme) that was incorporated for an unlimited period under the laws of the Grand Duchy of Luxembourg on June 8, 2001. ArcelorMittal is registered at the R.C.S. Luxembourg under number B 82.454. The mailing address and telephone number of ArcelorMittal’s registered office are: 24-26 boulevard d’Avranches L-1160, Luxembourg, Grand Duchy of Luxembourg, tel: +352 4792-1. ArcelorMittal’s process agent for U.S. federal securities law purposes is ArcelorMittal USA Holdings II LLC, 1 South Dearborn Street, 19th Floor, Chicago, Illinois 60603-9888, United States of America, tel: +1 312 899 3772.

Recent Developments

A description of certain recent developments may be found in “Recent Developments” of this prospectus supplement.

The Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” in this prospectus supplement. Unless otherwise defined in this prospectus supplement, defined terms used in “Summary—The Offering” have the same meanings as in “Description of the Notes.”

Issuer	ArcelorMittal

Notes Offered	$ aggregate principal amount of % Mandatorily Convertible Subordinated Notes due 2023. This corresponds to Notes with a principal amount of $25 each.

Underlying Shares

Upon conversion, the Notes will be converted into new or existing shares (with no par value) of the Issuer (the “Shares”) (Bloomberg: MT:NA and Reuters: MT.AS). Shares to be delivered upon conversion of the Notes will be, at the option of the holder, either (i) ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), or (ii) ArcelorMittal European Registry Shares, which are held through Euroclear and held in Euroclear Netherlands with BNP Paribas Securities Services (or its successor) acting as agent on behalf of the Company or held directly on the Company’s Luxembourg shareholders’ register.

Initial Non-conversion Period	Notwithstanding any other provision described in this prospectus supplement, the Notes will not be convertible under any circumstances prior to July 28, 2020 (the “Initial Non-conversion Period”).

Mittal Family Trust Participation

Lumen Investments S.à r.l., a company controlled by our Significant Shareholder, has indicated its intention to place an order in the combined offering of the Notes and the Concurrent Share Offering in an aggregate amount of $200 million. The underwriters will not receive any discounts and commissions relating to the Shares and Notes purchased by Lumen Investments S.à r.l.

Ranking

The obligations of the Issuer under the Notes constitute its direct, unsecured and subordinated obligations and will rank at all times pari passu without any preference or priority among themselves and will (subject to such exceptions as are from time to time mandatory under Luxembourg law) rank (a) in priority only to the rights and claims against the Issuer of the holders of Junior Securities; (b) pari passu with the rights and claims against the Issuer of the holders of any Parity Securities; and (c) junior to the rights and claims against the Issuer of the Issuer’s Senior Creditors. As of the Issue Date, there are no Parity Securities, and the only Junior Securities are the Shares.

Issue Price	% of the principal amount of the Notes (i.e., $25 per Note), plus accrued interest, if any, from , 2020.

Minimum Conversion Price	$ per Share (initially equal to the Share Reference Price).

Maximum Conversion Price	$ per Share (equal to approximately % of the Minimum Conversion Price)

Share Reference Price	$ per Share, being either the placement price per Share in the Concurrent Share Offering or any other price determined in this offering.

Minimum Conversion Ratio	Initially equal to Shares (being $25 divided by the Maximum Conversion Price), subject to adjustment as described in this prospectus supplement.

Maximum Conversion Ratio	Initially equal to Shares (being $25 divided by the Minimum Conversion Price), subject to adjustment as described in this prospectus supplement.

Issue Date	, 2020.

Maturity Date	, 2023. On the Maturity Date, the Notes will be mandatorily converted into Shares based on the Relevant Conversion Ratio as described below.

Interest

The Notes will bear interest from the most recent date on which interest has been paid or, if none,                 , 2020 at a rate of         % per annum on the stated principal amount, payable quarterly in arrears on each                 ,                 ,                 and                 in each year (each, an “Interest Payment Date”), commencing on                 , 2020, subject to deferral as described below.

Interest Deferral

Interest will be due and payable on each Interest Payment Date unless the Issuer elects not to pay such interest on such Interest Payment Date (which it may elect to do on any Interest Payment Date unless such Interest Payment Date is a Mandatory Interest Payment Date (as defined below)). Any such election not to pay interest shall not constitute a default of the Issuer, an Enforcement Event or any other breach of obligations under the Indenture or the Notes or for any other purpose. If the Issuer elects not to pay the interest on an Interest Payment Date, the Issuer will notify the Agents and the holders in accordance with the Indenture not less than ten and not more than 15 Business Days prior to the relevant Interest Payment Date.

Any interest not paid because of such an election of the Issuer will constitute “Optionally Deferred Payments.” Optionally Deferred Payments shall themselves bear interest at the same interest rate borne by the Notes (the “Additional Interest Amount”). Additional Interest Amounts will accrue from the Interest Payment Date on which such amounts were initially deferred, and will be compounded on subsequent Interest Payment Dates, quarterly, at the then-applicable interest rate on the Notes. The nominal amount of any Optionally Deferred Payments together with any Additional Interest Amount shall constitute “Optionally Outstanding Payments.”

The Issuer may pay outstanding Optionally Outstanding Payments (in whole but not in part) at any time upon giving not less than ten and not more than 15 Business Days’ notice to the holders in accordance with the Indenture (which notice will be irrevocable and will require the Issuer to pay the relevant Optionally Outstanding Payments on the payment date specified in such notice). All outstanding Optionally Outstanding Payments shall become due and payable (in whole but not in part) and shall be paid by the Issuer on any Mandatory Interest Payment Date.

“Mandatory Interest Payment Date” means the earliest of:

(i)	the date falling 10 Business Days after the date on which a Compulsory Payment Event has occurred;

(ii)

the next interest payment date on which the Issuer elects to pay Optionally Outstanding Payments, so long as the Issuer has validly given not less than ten nor more than 15 Business Days’ notice as set forth under the Indenture;

(iii)

the date on which the Issuer fails to pay any amount due under the Notes other than pursuant to an election not to pay interest pursuant to “Description of the Notes—Interest—Optional Deferral of Interest Payments”;

(iv)	the date on which an Enforcement Event occurs;

(v)	the Maturity Date, in the case of a mandatory conversion of Notes pursuant to “—Mandatory Conversion on the Maturity Date”;

(vi)	the Settlement Date of any other mandatory conversion of Notes; and

(vii)	the Settlement Date for any conversion of Notes during a Special Voluntary Conversion Period (as defined under “—Voluntary Conversion upon the Occurrence of a Relevant Event”).

“Compulsory Payment Event” means the occurrence of any of the following events:

(i)

the shareholders of the Issuer or any Subsidiary of the Issuer have resolved at the annual general meeting on the proposal by the Board of Directors to pay or distribute a dividend or make a payment on any Junior Securities or the Board of Directors of the Issuer or any Subsidiary of the Issuer has declared the payment or distribution of, an interim dividend in respect of any Junior Securities, in each case other than (x) a dividend, distribution or payment which is made in the form of the further issuance of any Junior Securities; or (y) a dividend, distribution or payment on any Junior Securities which is made to the Issuer or another member of the Group;

(ii)

the Issuer or any Subsidiary of the Issuer has, directly or indirectly, declared or made any discretionary distribution payment on any Parity Security (it being understood that any payment of interest (other than a payment of accrued interest upon a voluntary conversion into Shares) on any Parity Security that permits optional deferral of interest is a Compulsory Payment Event); or

(iii)

the Issuer or any Subsidiary of the Issuer redeems Junior Securities or Parity Securities or the Issuer or any Subsidiary of the Issuer repurchases or otherwise acquires any Junior Securities or Parity Securities (other than (u) in connection with any existing or future buy-back program, share option or free share allocation plan or any employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants, (v) as a result of the exchange or conversion of one class of Junior Securities or Parity Securities for another class, (w) in the case of Parity Securities only, such redemption or acquisition is below par, (x) in connection with any repurchase or acquisition of Junior Securities or Parity Securities from other companies in the Group, (y) in the event that the Issuer or any Subsidiary of the Issuer receives

Junior Securities or Parity Securities as consideration for a sale of assets to third parties, or (z) a repurchase in connection with any obligation of the Issuer or any Subsidiary of the Issuer to deliver at least an equal nominal amount of Junior Securities to the holders of any convertible or exchangeable bond issued by the Issuer or any Subsidiary of the Issuer (whether or not any holder of such convertible or exchangeable bond exercises its conversion or exchange right), except in each case (i), (ii) and (iii) above if the Issuer or the relevant Subsidiary is obliged under the terms and conditions of such Junior Securities or Parity Securities to make such payment, such redemption, such repurchase or such other acquisition.

Mandatory Conversion on the Maturity Date

The Notes will only be redeemable by conversion into Shares and will not be redeemable in cash, except as described under “Description of the Notes—Enforcement Events” and “—Redemption upon a Shareholder Event” in this prospectus supplement.

Each Note not converted prior to the 25th Scheduled Trading Day immediately preceding the Maturity Date will be mandatorily converted on the Maturity Date into a number of Shares equal to the Relevant Conversion Ratio. On the Maturity Date, the Issuer will, in addition, pay any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Maturity Date.

The “Relevant Conversion Ratio” equals the arithmetic average of the 20 Daily Relevant Conversion Ratios calculated on the basis of the Share Prices on each of the Trading Days during the 20 consecutive Trading Days immediately preceding the third Trading Day immediately preceding the Maturity Date.

“Share Price” means on any Trading Day the volume-weighted average price per Share on the Stock Exchange as reported by Bloomberg (or any successor service) under the page “MT:NA <equity> AQR”, converted into U.S. dollars using the rate provided by the European Central Bank on such Trading Day (as described in “Description of the Notes”).

“Share Stock Exchange” means Euronext Amsterdam (or such other exchange as described in “Description of the Notes”).

For the purposes of calculating such arithmetic average, the “Daily Relevant Conversion Ratio” for a given Trading Day is determined as follows:

(i)

if the Adjusted Share Price on such Trading Day is less than or equal to the Minimum Conversion Price on such Trading Day, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Maximum Conversion Ratio on such Trading Day;

(ii)

if the Adjusted Share Price on such Trading Day is greater than or equal to the Maximum Conversion Price on such Trading Day, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Minimum Conversion Ratio on such Trading Day; and

(iii)

if the Adjusted Share Price on such Trading Day is greater than the Minimum Conversion Price on such Trading Day but less than the Maximum Conversion Price on such Trading Day, the Daily Relevant Conversion Ratio for such Trading Day will be equal to $25 divided by the Adjusted Share Price on such Trading Day, provided that if any Adjustment Date occurs after the first day, and on or before the last day, of the relevant Calculation Period, then the Daily Relevant Conversion Ratio on each Trading Day falling prior to such Adjustment Date will be adjusted by multiplying the result of the calculation performed in accordance with clauses (i), (ii) or (iii) above, as the case may be, in respect of such Trading Day by a fraction, the numerator of which is the Minimum Conversion Ratio as so adjusted and the denominator of which is the Minimum Conversion Ratio in effect immediately prior to such adjustment.

The Minimum Conversion Price, the Maximum Conversion Price and, conversely, the Maximum Conversion Ratio and the Minimum Conversion Ratio are subject to adjustment upon the occurrence of certain events affecting the Shares in accordance with applicable anti-dilution and adjustment provisions (see “Description of the Notes—Conversion Ratio Adjustments”).

Accelerated Mandatory Conversion

Following the Initial Non-conversion Period, upon the occurrence of an Accelerated Mandatory Conversion Event (as defined below) prior to the 25th Scheduled Trading Day preceding the Maturity Date, the Issuer will notify the holders, the trustee and the securities administrator in accordance with the Indenture, and each $25 principal amount of outstanding Notes will be mandatorily converted into Shares at the then prevailing Maximum Conversion Ratio and the Issuer will pay a cash amount equal to the sum of (i) the Make-whole Amount, (ii) any Optionally Outstanding Payments, and (iii) any other accrued and unpaid interest.

Accelerated Mandatory Conversion Events	(i)

The corporate credit rating of the Issuer from each of Moody’s Investors Service Limited (“Moody’s”), Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Fitch Ratings (“Fitch”), or any of their respective successors (each a “Rating Agency”):

a.

falls below B1 (in the case of Moody’s), BB- (in the case of S&P) and B+ (in the case of Fitch), as applicable, and the Issuer does not within a 30 day period subsequently receive a rating of B1/BB-/B+ (or higher), respectively, by at least one of the Rating Agencies; or

b.

is withdrawn by all of the Rating Agencies, and is not reinstated to a rating of B1/BB-/B+ (or higher), respectively, by at least one of the Rating Agencies within a 30 day period subsequent to such withdrawal;

(ii)	The Issuer fails to pay any amount or deliver any Shares under the Notes within 30 days from the relevant due date;

(iii)

The Issuer fails duly to perform any other obligation arising under the terms of the Notes which failure is not capable of remedy or, if such failure is capable of remedy, such failure continues for more than 60 days following notice thereof to the

Issuer by the trustee or the holders of 25% of the aggregate principal amount of outstanding Notes. See “Description of the Notes.”

Make-whole Amount

An amount per Note calculated by the Calculation Agent and equal to the approximate value of the embedded option right that has not yet been compensated for up to the relevant Settlement Date, calculated (and rounded to the nearest whole multiple of $0.01, with $0.005 being rounded upwards) pursuant to the following formula:

M = A ×	c
t

where:

M = the Make-whole Amount;

A = $ ;

c = the number of days from, and including, the relevant Settlement Date to, but excluding, the Maturity Date; and

t = the number of days from, and including, the Issue Date to, but excluding, the Maturity Date.
Early Mandatory Conversion at the Option of the Issuer

The Issuer may elect to cause the conversion of the Notes, in whole but not in part, into Shares at any time during the Conversion Period (as defined under “—Voluntary Conversion Right of the Holder”) at the then prevailing Maximum Conversion Ratio by giving not less than 30 and not more than 60 days’ advance notice. Upon such early conversion of the Notes, the Issuer will pay to the holders a cash amount equal to the sum of (i) the Make-whole Amount, (ii) any Optionally Outstanding Payments, and (iii) any other accrued and unpaid interest to, but excluding, the Settlement Date.

Voluntary Conversion Right of the Holder	Each holder has the right to convert each of its Notes in whole or in part on any Business Day during the Conversion Period into a number of Settlement Shares equal to the Minimum Conversion Ratio.

Notwithstanding anything to the contrary herein, if a holder submits a Conversion Notice (or, in the case of a conversion of a beneficial interest in a Global Note initiated by the holder), the Issuer shall have the right within one Business Day to issue a notice of mandatory conversion for all outstanding Notes, in whole but not in part. In that case, all outstanding Notes (including such Notes submitted for voluntary conversion) will be converted into Settlement Shares at the Maximum Conversion Ratio, and the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest, all as described under “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer.”

In addition, and notwithstanding anything to the contrary herein, if the Issuer delivers a notice of mandatory conversion as described under “Description of the Notes—Mandatory Conversion—Accelerated Mandatory Conversion” or “Description of the Notes —Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer,” no holder may convert its Notes pursuant to the Voluntary Conversion Right.

“Conversion Period” means the period from, and including, the Issue Date to, and including, the earlier of the following days: (i) the 25th Scheduled Trading Day prior to the Maturity Date; and (ii) if the day pursuant to clause (i) falls within an Excluded Period, the first Business Day prior to the beginning of such Excluded Period.

The exercise of the voluntary conversion right shall be excluded during any of the following periods (each an “Excluded Period”):

(a)

in connection with any shareholders’ meetings of the Issuer, the period from, and including, the 21st day prior to the shareholders’ meeting to, but excluding, the Business Day following such shareholders’ meeting;

(b)	a period of 14 days ending on the last day of the Financial Year of the Issuer; and

(c)

a period commencing on the day on which an offer by the Issuer to its shareholders inviting them to subscribe to shares, warrants on its own shares or notes with conversion or option rights or obligations or profit participation rights (including but not limited to offers regarding spin-offs) is published, and ending on the last day of the subscription period (both dates inclusive), other than, in each case, any day or period comprised in any of the aforementioned periods which falls during a Special Voluntary Conversion Period.

Voluntary Conversion upon the Occurrence of a Relevant Event

If a Relevant Event occurs after the Initial Non-conversion Period and prior to the 25th Scheduled Trading Day preceding the Maturity Date, the Issuer will give notice as soon as practicable after becoming aware thereof.

Each holder who exercises its Voluntary Conversion Right during a Special Voluntary Conversion Period (as defined below) has the right to convert each of its Notes in whole or in part into Settlement Shares at the Relevant Event Conversion Ratio, as described herein.

In the event of a voluntary conversion during the Special Voluntary Conversion Period following the occurrence of a Relevant Event, the number of Settlement Shares to be issued and delivered by the Issuer per $25 principal amount of Notes upon conversion will be equal to the Relevant Event Conversion Ratio.

In addition, the Issuer will in all cases pay the sum of (i) the Make-whole Amount, (ii) any Optionally Outstanding Payments, and (iii) any other accrued and unpaid interest to, but excluding, the Settlement Date.

“Special Voluntary Conversion Period” means the period from the occurrence of such Relevant Event to, and including, the date that is the earlier of (i) 20 Business Days after the occurrence of such Relevant Event (or, if later, the date that is 20 Business Days after the date on which notice of occurrence of the Relevant Event is given by the Issuer to the holders, the trustee and the securities administrator in accordance with the Indenture) and (ii) the last day of the Conversion Period.

“Relevant Event” means (A) the occurrence of a Public Offer; (B) the occurrence of a Change of Control; (C) the public announcement by the Issuer of any transaction or event which resulted in a Free-Float Event or any agreement or understanding which would, if consummated, result in a Free-Float Event; or (D) the public announcement by any member or affiliate of the Mittal Family of any tender or exchange offer which would, if consummated, result in a Free-Float Event; provided that any transaction or series of transactions including a transaction described in clause (ii) of the definition of “Change of Control” pursuant to which 90% or more of the consideration into which the Shares are converted or exchanged consists of securities that are listed on a United States national securities exchange will not constitute a Change of Control or a Public Offer.

“Public Offer” means a public tender or exchange offer for the Shares according to the loi du 19 mai 2006 concernant les offres publiques d’acquisition (Luxembourg takeover law) made in circumstances in which (i) such offer has become or been declared unconditional with respect to acceptances and (ii) the aggregate of the voting rights in the Issuer attaching to Shares already held by the offeror and persons acting in concert with it and Shares tendered into the offer, reach (a) the majority of the voting rights of the Shares; or (b) more than 33 1/3% of such voting rights if no other shareholder of the Issuer (including for the avoidance of doubt the Mittal Family), acting alone or in concert, holds (directly or indirectly via companies controlled by such shareholder) more than 35% of the voting rights attached to the Share.

“Change of Control” means:

(A)

one or more individuals or corporate entities (other than the Mittal Family), acting alone or in concert, acquiring the control of the Issuer, with “control” meaning the holding (directly or indirectly via companies controlled by the relevant person(s)), of:

(i)	the majority of the voting rights of the Shares; or

(ii)

more than 33 1/3% of such voting rights if no other shareholder of the Issuer (including for the avoidance of doubt the Mittal Family), acting alone or in concert, holds (directly or indirectly via companies controlled by such shareholder) more than 35% of the voting rights attached to the Shares; or

(B)

consummation of any recapitalization, reclassification, share exchange, consolidation, merger or any other transaction or event, or series of transactions or events, pursuant to which all or substantially all of the Shares are exchanged for or converted into cash, securities or other property.

A “Free-Float Event” will occur if at any time the Free Float is less than 30% of the issued and outstanding Shares on each Trading Day in a period of not less than 20 consecutive Trading Days, and where “Free Float” means all issued and outstanding Shares less the aggregate of those Shares held by the Mittal Family acting alone or in concert with others. If a Free-Float Event occurs prior to the 25th Scheduled Trading Day immediately preceding the Maturity Date, the Issuer will give notice thereof to the holders, the trustee and the securities administrator in accordance with the Indenture without undue delay.

The “Relevant Event Conversion Ratio” or “RelEvCR” will be determined by the Calculation Agent in accordance with the following formula:

RelEvCR = RelCR + (MaxCR – RelCR) ×	c
t

where “c” means the number of days from, and including, the relevant Make-whole Reference Date to, but excluding, the Maturity Date, “t” has the meaning set forth in the definition of the term “Make-whole Amount” above, “RelCR” is the Relevant Conversion Ratio (as defined above) and “MaxCR” is the Maximum Conversion Ratio (as defined above) on the last day of the relevant Calculation Period, subject to adjustment until the relevant Settlement Date.

Enforcement Events

If (a) any amount of interest on (including Optionally Outstanding Payments) any Note or any other payment due in respect of any Note shall not be paid on the due date thereof (without prejudice to the Issuer’s right to defer payment of interest) and such non-payment is not remedied within a period of 20 days, or (b) any Settlement Shares are not delivered on the relevant Settlement Date (or the Settlement Date that would have occurred without regard to the Issuer’s right to suspend conversion during periods when it is unable to deliver Settlement Shares as described under “Inability of the Issuer to Deliver Shares”) and such non-delivery is not remedied within a period of 60 days, in the case of (a) or (b), then the trustee, on behalf of the holders of the Notes, may, at its discretion, or shall at the direction of the holders of 25% of the aggregate principal amount of outstanding Notes, subject to any applicable laws, institute proceedings for the bankruptcy of the Issuer and/or prove in any bankruptcy (or other insolvency proceedings) of the Issuer in respect of any payment or delivery, as the case may be, obligations of the Issuer arising under the Notes, but may take no other action in respect of such non-payment.

If a judgment is issued for the bankruptcy (faillite), dissolution or liquidation (liquidation judiciaire) of the Issuer or the Issuer is wound-up, dissolved or liquidated for any other reason, in either case other than for the purposes of or pursuant to a merger, amalgamation, reorganization, division or restructuring while solvent, where the (or a) continuing entity assumes substantially all of the assets and obligations of the Issuer (including, for the avoidance of doubt, the Notes), each holder will be entitled to declare its Notes due and demand immediate redemption thereof at the Redemption Amount (as defined under “—Inability of the Issuer to Deliver Shares”), together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments (if any).

However, neither the trustee nor any holder of a Note may take any other action in respect of an Enforcement Event, and in particular may not take any other action that would influence the outcome of a bankruptcy proceeding or restructuring outside bankruptcy.

In addition, following a judgment for bankruptcy, dissolution or liquidation of the Issuer, if such judgment that would otherwise constitute an Enforcement Event is overturned on appeal or otherwise validly nullified, then such judgment shall be deemed to have never constituted an Enforcement Event and the Notes will be deemed to have not become due and repayable as a result thereof.

Inability of the Issuer to Deliver Shares

Should the Issuer become legally barred from delivering or otherwise be unable to deliver Shares upon conversion of the Notes, the rights and claims that the holders would otherwise have to convert their Notes into Shares shall be suspended for the duration of such inability of the Issuer to deliver Shares; provided that the Notes shall continue to bear interest as described in this prospectus supplement. Such suspension shall not constitute a default of the Issuer or any other breach of obligations under the Notes (without prejudice to holders’ rights upon a non-delivery as described under “—Enforcement Events”) and shall not affect any other claim or right of the holders pursuant to the terms of the Notes as described in “Description of the Notes.”

If as a result of an event described in “Description of the Notes—Termination Rights of the Holders” having occurred in relation to the Issuer, the Issuer is unable to deliver Settlement Shares to the holders, the claims of each holder against the Issuer for the delivery of Settlement Shares shall be converted into a subordinated monetary claim against the Issuer equal to the Redemption Amount per Note.

“Redemption Amount” means the product (rounded to the nearest whole multiple of $0.01, with $0.005 being rounded upwards) of (x) the Current Market Value and (y) the Maximum Conversion Ratio (without rounding, including fractions of shares) on the last day of the 30 consecutive Trading Days’ period referred to in the below definition of “Current Market Value,” subject to adjustment.

“Current Market Value” means in respect of one Settlement Share the value of such Settlement Share, determined on the basis of the simple arithmetic average of the Share Prices during a period of 30 consecutive Trading Days ending on the second Trading Day prior to the day on which the event occurs, provided that, if, in the reasonable determination of the Issuer any doubt shall arise as the appropriate determination of the Current Market Value to give the intended result, the Current Market Value shall be determined in such manner as is determined in good faith to be appropriate by an Independent Adviser to give the intended result.

Conversion Price and Conversion Ratio Adjustment	The Conversion Price and Conversion Ratio will be subject to adjustment as provided in “Description of the Notes—Conversion Ratio Adjustments.”

Cross Defaults	None.

Tax Gross-up

All payments and deliveries on the Notes will be made without withholding or deduction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Issuer or any successor entity, as the case may be, will make such deduction or withholding, will make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required, subject to certain exceptions set forth under “Description of the Notes—Taxation; Additional Amounts.”

Listing of the Notes

The Issuer will apply to list the Notes on the NYSE, subject to satisfaction of the NYSE’s minimum equity listing standards with respect to the Notes. There can be no assurance that such requirement will be satisfied. If the Notes are approved for listing, the Issuer expects trading on the NYSE to begin within 30 calendar days after the Notes are first issued.

The Shares are traded on the NYSE (symbol “MT”), the Luxembourg Stock Exchange (symbol “MTL”), Euronext Amsterdam (symbol “MT”), Euronext Paris (symbol “MT”) and the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (the “Spanish Stock Exchanges”) (symbol “MTS”). The Issuer intends to apply for any new Shares issued upon conversion of the Notes to be admitted to trading on all stock exchanges on which the Shares are traded.

Form

The Notes will be evidenced by one or more global Notes (each a “Global Note”) deposited with the securities administrator as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee.

Absence of a Public Market for the Notes

The Notes are new securities with no established trading market. There is no guarantee that the Notes will be listed on the NYSE. The underwriters have advised the Issuer that they intend to make a market in the Notes, but they will not be obligated to do so and may discontinue any market-making in the Notes at any time, at their sole discretion. As a result, the Issuer cannot assure you as to the liquidity of any trading market for the Notes.

Lock-up	180 days from the date of the final prospectus supplement.

Trustee	Wilmington Trust, National Association

Securities Administrator and Paying, Transfer and Conversion Agent	Citibank, N.A.

Calculation Agent	Conv-Ex Advisors Limited

Governing Law

The Indenture and the Notes will be governed by the laws of the State of New York. For the avoidance of doubt, the provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the Notes.

Use of Proceeds

ArcelorMittal intends to use the proceeds of this offering, together with the approximate $             million net proceeds of the Concurrent Share Offering, for general corporate purposes, to deleverage and to enhance liquidity. In addition, following the closing of this offering and the Concurrent Share Offering, the commitments which remain available under the credit facility agreement entered into on May 5, 2020 (with tranches of $0.7 billion and €2.1 billion) (the “New Credit Facility”) will, in accordance with the terms thereof, be cancelled in an amount equal to the proceeds of this offering and the Concurrent Share Offering, less certain expenses and tax costs that may, pursuant to the terms of the New Credit Facility, be deducted from the amount to be cancelled. The New Credit Facility matures on May 5, 2021.

Dilution	As of March 31, 2020, the book value of ArcelorMittal’s shareholders’ equity attributable to the equity holders of the parent was $34,249 million or $33.84 per Share, based on 1,012,185,767

ArcelorMittal Shares outstanding (excluding the shares held in treasury by the Group (as defined herein)). Based on the foregoing and after adjustment to take into account the issuance of             new Shares at the offering price for the Concurrent Share Offering and assuming the issuance of new shares for conversion of all Notes at (i) the Maximum Conversion Ratio or (ii) at the Minimum Conversion Ratio, and after deducting the costs of the Offerings estimated at $             million, the book value of ArcelorMittal’s shareholders’ equity attributable to the equity holders of the parent recorded in the statement of financial position under IFRS as of March 31, 2020 would have been $             million or $             per share (in the case of (i)) or $             million or $             per share (in the case of (ii)). This corresponds to a dilution in ArcelorMittal’s share capital by $             or         % per share for existing shareholders (in the case of (i)) or $             million or $             per share (in the case of (ii)).

Risk Factors

See “Risk Factors” beginning on page S-22 and the other information included or incorporated by reference in this prospectus supplement and in ArcelorMittal’s public filings with the SEC for a discussion of certain important risks you should carefully consider before deciding to invest in the Notes.

Global Note Codes	CUSIP:

ISIN:

Concurrent Share Offering

Concurrently with this offering of the Notes, we are offering             Shares in an underwritten offering by means of a separate prospectus supplement and the accompanying prospectus. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the Shares being offered in the Concurrent Share Offering. This offering of Notes is not contingent upon the completion of the Concurrent Share Offering, and the Concurrent Share Offering is not contingent upon the completion of this offering of Notes.

Redemption upon a Shareholder Event

It is anticipated that ArcelorMittal will not initially have sufficient Shares available through standing corporate authorization and Shares in treasury available to satisfy all its Share delivery obligations upon conversion of the Notes after giving effect to the Concurrent Share Offering and other outstanding Share delivery obligations. ArcelorMittal intends to convene a general meeting of shareholders where a resolution (the “Shareholder Resolution”) will be proposed to approve sufficient authorized capital for the issuance of the maximum number of Shares potentially deliverable upon conversion of the Notes.

If the Shareholder Resolution is not passed by July 28, 2020 (the “Resolution Deadline”), we may, by giving notice (the “Shareholder Event Notice”) not later than the 10th Trading Day after the Resolution Deadline (the “Shareholder Event Notice Period”), elect to redeem all but not some only of the Notes at the greater of (i) 102% of the principal amount of the Notes, together with accrued interest and (ii) 102% of the Fair Note Value of the Notes together with accrued interest, whereupon the Notes will be redeemed, on the day falling three (3) Trading Days after the end of the Fair Note Value Calculation Period (as defined below). If the Shareholder Resolution is not passed by the Resolution Deadline, the Initial Non-Conversion Period will be automatically extended through (1) the expiration of the Shareholder Event Notice Period, or (2) the redemption of the Notes, if we exercise such right.

The “Fair Note Value” means the price calculated by an Independent Adviser as being the average of the prices of a Note at the close of business on each Trading Day during the Fair Note Value Calculation Period.

The “Fair Note Value Calculation Period” means the period of five (5) consecutive Trading Days commencing on the Trading Day following the date of the Shareholder Event Notice.

“Independent Adviser” means an independent adviser with appropriate expertise, which may be the Calculation Agent, appointed by the Issuer at its own expense.

Summary Consolidated Financial Information and Operating Data

The following tables present summary consolidated financial information of ArcelorMittal as of and for each of the years ended December 31, 2019, 2018, 2017, 2016 and 2015, each prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2019 and 2018, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2019, 2018 and 2017, and the related notes, which we refer to as the “ArcelorMittal Consolidated Financial Statements,” are contained in ArcelorMittal’s 2019 annual report on Form 20-F filed with the SEC on March 3, 2020 (the “2019 Form 20-F”) and incorporated by reference herein. The ArcelorMittal Consolidated Financial Statements have been incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary consolidated financial information should be read in conjunction with the ArcelorMittal Consolidated Financial Statements, including the notes thereto.

Summary Consolidated Statement of Operations Data

(Amounts in $ millions except per share data)	Year ended December 31,
	2019	2018	2017	2016	2015
Sales(1)	70,615	76,033	68,679	56,791	63,578
Cost of sales(2)	68,887	67,025	60,876	50,428	65,196
Selling, general and administrative expenses	2,355	2,469	2,369	2,202	2,543
Operating (loss)/income	(627)	6,539	5,434	4,161	(4,161)
Income (loss) from associates, joint ventures and other investments	347	652	448	615	(502)
Financing costs—net	(1,652)	(2,210)	(875)	(2,056)	(2,858)
(Loss)/income before taxes	(1,932)	4,981	5,007	2,720	(7,521)
Net (loss)/income from continuing operations (including non-controlling interest)	(2,391)	5,330	4,575	1,734	(8,423)
Net (loss)/income attributable to equity holders of the parent	(2,454)	5,149	4,568	1,779	(7,946)
Net (loss)/income (including non-controlling interest)	(2,391)	5,330	4,575	1,734	(8,423)
(Loss)/earnings per common share—continuing operations (in U.S. dollars)(3)(4)
Basic (loss)/earnings per common share	(2.42)	5.07	4.48	1.87	(10.29)
Diluted (loss)/earnings per common share	(2.42)	5.04	4.46	1.86	(10.29)
(Loss)/earnings per common share (in U.S. dollars)(3)(4)
Basic earnings/(loss) per common share	(2.42)	5.07	4.48	1.87	(10.29)
Diluted earnings/(loss) per common share	(2.42)	5.04	4.46	1.86	(10.29)
Dividends declared per share(5)	—	0.20	0.10	—	—

Notes:

(1)	Including $7,442 million, $8,259 million, $7,503 million, $5,634 million and $6,124 million of sales to related parties for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively.
(2)

Including $1,092 million, $1,116 million, $1,033 million, $1,390 million and $1,460 million of purchases from related parties for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively.

(3)

Basic (loss) earnings per common share are computed by dividing net (loss) income attributable to equity holders of ArcelorMittal by the weighted average number of common shares outstanding during the periods presented. Diluted (loss) earnings per common share include assumed shares from stock options, shares from restricted stock units and convertible debt (if dilutive) in the weighted average number of common shares outstanding during the periods presented. See note 11.3 to the ArcelorMittal Consolidated Financial Statements for further information.

(4)

Following ArcelorMittal’s equity offering in April 2016, the (loss) earnings per share for prior periods was recast in accordance with IFRS for the year ended December 31, 2015, to include the bonus element derived from the 35% discount to the theoretical ex-right price included in the subscription price. Following the completion of ArcelorMittal’s share consolidation of each three existing shares into one share without nominal value on May 22, 2017, the (loss) earnings per share and corresponding basic and diluted weighted average common shares outstanding for the years ended December 31, 2016 and 2015, respectively, have been recast in accordance with IFRS.

(5)

Against the backdrop of significant cost saving measures being taken across the Company’s business, the Board of Directors decided at its meeting on May 5, 2020 to suspend dividend payments in respect of the year ended December 31, 2019 until such time as the operating environment normalizes.

Summary Consolidated Statement of Financial Position Data

(Amounts in $ millions except share data)	As of December 31,
	2019	2018	2017	2016	2015
Cash and cash equivalents	4,867	2,172	2,574	2,501	4,002
Restricted cash	128	182	212	114	100
Property, plant and equipment and biological assets	36,231	35,638	36,971	34,831	35,700
Total assets	87,908	91,249	85,297	75,142	76,846
Short-term debt and current portion of long-term debt	2,869	3,167	2,785	1,885	2,308
Long-term debt, net of current portion	11,471	9,316	10,143	11,789	17,478
Net assets	40,483	44,108	40,855	32,325	27,570
Share capital	364	364	401	401	10,011
Weighted average common shares outstanding (in millions) for the purposes of basic earnings per share(1)	1,013	1,015	1,020	953	772
Weighted average common shares outstanding (in millions) for the purposes of diluted earnings per share(1)	1,013	1,021	1,024	955	772

(1)

Following the Company’s equity offering in April 2016, the (loss) earnings per share was recast in accordance with IFRS for the year ended December 31, 2015, to include the bonus element derived from the 35% discount to the theoretical ex-right price included in the subscription price. Following the completion of the Company’s share consolidation of each three existing shares into one share without nominal value on May 22, 2017, the (loss) earnings per share and corresponding basic and diluted weighted average common shares outstanding for the years ended December 31, 2016 and 2015, respectively, have been recast in accordance with IFRS.

Summary Consolidated Other Data

$ millions (unless otherwise indicated)	Year ended December 31,
	2019	2018	2017	2016	2015
Net cash provided by operating activities	6,017	4,196	4,563	2,708	2,151
Net cash used in investing activities	(3,824)	(3,759)	(2,830)	(1,143)	(2,170)
Net cash provided by (used in) financing activities	514	(689)	(1,731)	(2,926)	395
Total production of crude steel (millions of tonnes)	89.8	92.5	93.1	90.8	92.5
Total shipments of steel products (millions of tonnes)	84.5	83.9	85.2	83.9	84.6

RISK FACTORS

Investing in the Notes and the Shares into which they will be converted involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus supplement, before you decide to buy Notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the Notes could decline, in which case you may lose all or part of your investment. The risks described herein are not the only risks ArcelorMittal faces. Additional risks and uncertainties not presently known to ArcelorMittal or that ArcelorMittal currently believes to be immaterial could also materially affect it. For example, the current pandemic created by the COVID-19 coronavirus is causing major disruptions in economies and markets around the world, including our key markets. Accordingly, you should not consider the following to be a complete discussion of all risks and uncertainties pertaining to us. Unless otherwise defined in this prospectus supplement, defined terms used in “Risk Factors” have the same meanings as in “Description of the Notes.”

I. Risks Related to the Global Economy and the Mining and Steel Industry

Prolonged low steel and (to a lesser extent) iron ore prices would likely have an adverse effect on ArcelorMittal’s results of operations.

As an integrated producer of steel and iron ore, ArcelorMittal’s results of operations are sensitive to the market prices of steel and iron ore in its markets and globally. The impact of market steel prices on its results is direct while the impact of market iron ore prices is both direct, as ArcelorMittal sells iron ore on the market to third parties (in which case it benefits from higher iron ore market prices), and indirect as iron ore is a principal raw material used in steel production and fluctuations in its market price are typically and eventually (with the timing dependent on steel market conditions) passed through to steel prices (with any lags in passing on higher prices “squeezing” steel margins, as discussed below). Steel and iron ore prices are affected by supply and demand trends and inventory cycles. In terms of demand, steel and iron ore prices are sensitive to trends in cyclical industries, such as the automotive, construction, appliance, machinery, equipment and transportation industries, which are significant markets for ArcelorMittal’s products. More generally, steel and iron ore prices are sensitive to macroeconomic fluctuations in the global economy which are impacted by many factors ranging from trade and geopolitical tensions to global and regional monetary policy to specific disruptive events such as pandemics and natural disasters. In the past, substantial price decreases during periods of economic weakness have not always been offset by commensurate price increases during periods of economic strength. In addition, as further discussed below, excess supply relative to demand for steel in local markets generally results in increased exports and drives down global prices. In terms of inventory, steel stocking and destocking cycles affect apparent demand for steel and hence steel prices and steel producers’ profitability. For example, steel distributors may accumulate substantial steel inventories in periods of low prices and, in periods of rising real demand for steel from end-users, steel distributors may sell steel from inventory (destock), thereby delaying the effective implementation of steel price increases. Conversely, steel price decreases can sometimes develop their own momentum, as customers adopt a “wait and see” attitude and destock in the expectation of further price decreases.

As a result of these factors, steel and iron ore prices have come under pressure at various points in recent periods. For example, in 2015, both steel and iron ore prices recorded historical lows, which led to significant declines in ArcelorMittal’s revenues and operating income for 2015. Moreover, the particularly sharp decline in steel prices in the second half of 2015 triggered inventory related losses of $1.3 billion, and the significant decline in iron ore and coal prices led to a $3.4 billion impairment of mining assets and goodwill in the fourth quarter of 2015. More recently, in 2019, steel market conditions deteriorated significantly as a result of a negative price-cost effect due to a decline in steel prices (lower demand in Europe and the U.S., higher imports in Europe and additional domestic supply and the effect of customer destocking in the U.S.) and higher raw material costs (particularly in iron ore due to supply-side developments in Brazil and Australia). As a result, ArcelorMittal’s steel segments recorded significantly lower operating income, including charges of $0.8 billion primarily related to inventory and impairment charges of $1.9 billion in 2019. Steel market conditions have further deteriorated to date in 2020 due to the COVID-19 pandemic and its economic ramifications; in response ArcelorMittal has been and is continuing to reduce production and temporarily idle steelmaking and finishing assets, adapted on a country by country basis in alignment with regional demand as well as government requirements, with a corresponding adverse volume and (as discussed below) price effects. In the shorter term, this is expected to have a material adverse effect on ArcelorMittal’s results of operations through at least the first half of 2020 (and particularly in the second quarter of 2020); the extent of the adverse impact thereafter will depend on the timing and extent of potential improvement in steel market conditions, which is uncertain at this stage.

Steel and iron ore price trends are difficult to predict, particularly in the current geopolitical and economic environment. For example, while the imposition of tariffs in the United States and Europe at a rate of 25% supported local market steel prices in 2018, further tariffs on a widening list of imported products and retaliatory protectionist measures by other countries, particularly in the broader context of global trade tensions (especially between the United States and China), may have a significant negative impact on global trade and ultimately economic growth, steel demand and steel and iron ore prices. Given the demand impacts of the COVID-19 pandemic, steel prices are likely to exhibit greater volatility than previously expected. The effect to date has been a decline which began towards the end of the first quarter of 2020 (after prices had generally improved in the beginning of the year). The impact on prices going forward will be determined by such factors as the duration of the pandemic, the industry supply response and any impacts on input costs, including potential changes in raw material input prices (which have reduced somewhat since the outbreak of the pandemic). The extent of the economic damage attributable to the COVID-19 pandemic is highly uncertain, differs from country to country due to the duration and scope of the restrictions put in place to “flatten the curve” of infection and both health and regulatory dynamics post lock-down until a vaccine is available. The Company is expecting a rebound in activity once restrictions are either partially or fully lifted. However, the level to which GDP and steel demand rebounds is likely to be below normal for longer than the period during which the restrictions are in place and dependent on the increase in unemployment and fall in wider corporate profitability resulting from the measures to contain the crisis and the level of fiscal policy support available. The Company has therefore made and will continue to need to make ongoing decisions to adjust production in various geographies in accordance with the level of steel demand and government requirements. Overall, the Company’s steel production has been reduced significantly in recent weeks, with steel shipments in the second quarter of 2020 expected to decline by approximately 25-30% relative to the first quarter of 2020 and an expected decline in the Company’s operating results in the second quarter of 2020, and production is not expected to increase until demand conditions improve. A scenario of prolonged low steel and (to a lesser extent or if simultaneous) iron ore prices, including as a result of negative geopolitical or macroeconomic trends (such as those currently being encountered in the world economy as a result of the COVID-19 pandemic), would have a material adverse effect on ArcelorMittal’s results of operations and financial condition (see the March 31, 2020 Earnings Release).

Volatility in the supply and prices of raw materials, energy and transportation, and volatility in steel prices or mismatches between steel prices and raw material prices could adversely affect ArcelorMittal’s results of operations.

The prices of steel, iron ore, coking coal and scrap have been highly volatile in recent years. Volatility in steel and raw material prices can result from many factors including: trends in demand for iron ore in the steel industry itself, and particularly from Chinese steel producers (as the largest group of producers); industry structural factors (including the oligopolistic nature of the sea-borne iron ore industry and the fragmented nature of the steel industry); the expectation or imposition of corrective trade measures such as tariffs; massive stocking and destocking activities (sudden drops in prices can lead end-users to delay orders pushing prices down further); speculation; new laws or regulations; changes in the supply of iron ore, in particular due to new mines coming into operation; business continuity of suppliers; changes in pricing models or contract arrangements; expansion projects of suppliers; worldwide production, including interruptions thereof by suppliers; capacity-utilization rates; accidents or other similar events at suppliers’ premises or along the supply chain as occurred in 2019; wars, natural disasters, public health epidemics (such as the outbreak of the COVID-19 pandemic starting in early 2020, which has to date and is likely to further decelerate expected growth in China and global steel demand in 2020 and has weighed on steel and iron ore prices to date in 2020), political disruption and other similar events; fluctuations in exchange rates; the bargaining power of raw material suppliers and the availability and cost of transportation. For further information on the movement of raw material prices in recent years, see “Item 5—Operating and financial review and prospects—Key factors affecting results of operations—Raw materials” of the 2019 Form 20-F (incorporated by reference in this prospectus supplement).

As a producer and seller of steel, the Company is directly exposed to fluctuations in the market price for steel, iron ore, coking coal and other raw materials, energy and transportation. In particular, steel production consumes substantial amounts of raw materials including iron ore, coking coal and coke, and the production of direct reduced iron, the production of steel in electric arc furnaces and the re-heating of steel involve the use of significant amounts of energy, making steel companies dependent on the price of and their reliable access to supplies of raw materials and energy. Although ArcelorMittal has substantial sources of iron ore and coal from its own mines (the Company’s self-sufficiency rates were 52% for iron ore and 12% for PCI and coal in 2019), it nevertheless remains exposed to volatility in the supply and price of iron ore and coking coal given that it obtains a significant portion of such raw materials under supply contracts from third parties. For additional details on ArcelorMittal’s raw materials supply and self-sufficiency, see “Item 4.B—Information on the Company—

Business overview—Mining products—Other raw materials and energy” of the 2019 Form 20-F (incorporated by reference in this prospectus supplement).

Furthermore, while steel and raw material (in particular iron ore and coking coal) price trends have historically been correlated, a lack of correlation or an abnormal lag in the corollary relationship between raw material and steel prices may also occur and result in a “price-cost effect” in the steel industry. ArcelorMittal has experienced negative price-cost effects (or “squeezes”) at various points in recent years including in 2019 and may continue to do so. In some of ArcelorMittal’s segments, in particular Europe and NAFTA, there are several months between raw material purchases and sales of steel products incorporating those materials, rendering them particularly susceptible to price-cost effect. For example, coking coal sourced from Australia takes several weeks to reach Europe (e.g. ~4 weeks sailing time, plus loading/unloading time at ports), creating a structural lag. Sudden spikes in raw materials, such as coking coal, have occurred in the past and may occur in the future. Because ArcelorMittal sources a substantial portion of its raw materials through long-term contracts with quarterly (or more frequent) formula-based or negotiated price adjustments and as a steel producer sells a substantial part of its steel products at spot prices, it faces the risk of adverse differentials between its own production costs, which are affected by global raw materials and scrap prices, on the one hand, and trends for steel prices in regional markets, on the other hand. In 2019, the significant decline in steel prices (due to lower demand and higher imports, among other things) and significant increase of iron ore prices among other trends due in part to supply shocks following the collapse of the Brumadinho dam owned by Vale in Brazil and a heavy cyclone season in Australia weighed heavily on the profitability of the Company’s steel business.

Another area of exposure to price volatility is transportation. Freight costs (i.e., shipping) are an important component of ArcelorMittal’s cost of goods sold. In particular, if freight costs were to increase before iron ore or steel prices or if transportation is significantly disrupted as a result of government measures implemented to limit the spread of COVID-19, this would directly and mechanically weigh on ArcelorMittal’s profitability (although it would make imports into its markets less competitive).

Excess capacity and oversupply in the steel industry and in the iron ore mining industry have in the past and may continue in the future to weigh on the profitability of steel producers, including ArcelorMittal.

The steel industry is affected by global and regional production capacity and fluctuations in steel imports and exports, which are themselves affected by the existence and amounts of tariffs and customer stocking and destocking cycles. The steel industry has historically suffered from structural overcapacity globally, and the current global steelmaking capacity exceeds the current global consumption of steel. This overcapacity is affected by global macroeconomic trends and amplified during periods of global or regional economic weakness due to weaker global or regional demand. In particular, China is both the largest global steel consumer and the largest global steel producer by a large margin, and the balance between its domestic production and consumption has been an important factor influencing global steel prices in recent years, such as in 2015, when Chinese domestic steel demand weakened resulting in a surge in Chinese steel exports. While the structural imbalance between Chinese supply and demand has been reduced by capacity eliminations in recent years, less strict capacity constraints and capacity creep may result in increasing overcapacity. In addition, a significant increase in Chinese capacity and/or a significant decrease in Chinese demand could lead to a renewed flood of Chinese steel exports. In the long-term, Chinese steel demand is expected to decline, as the economy slows, the need for large infrastructure projects wanes and pace of urbanization moderates. In addition, other developing markets (such as Brazil, Russia and Ukraine) continue to show structural overcapacity after experiencing decreased domestic demand as a result of weakening economic conditions, and developed Asia continues to exhibit overcapacity and the need to export significant volumes. Regional steel markets are also vulnerable at times of economic crisis in countries with significant steelmaking capacity. One such example is Turkey where a currency crisis caused domestic demand to decline sharply during the second half of 2018 and led to an increase in exports, particularly long steel products. The European steel market is particularly sensitive to decreases in demand as well as supply spikes from imports due to remaining structural overcapacity. For example, in response to a weak demand environment in Europe in the first half of 2019, the Company announced that it would temporarily reduce its European steelmaking capacity with total annualized production cuts of 4.2 million tonnes. Should demand not improve and/or exports be curtailed and/or supply increased, European steel market conditions could remain weak against the backdrop of continued structural overcapacity. Finally, in the United States, improved economic conditions and pricing support from the Section 232 tariffs led to new capacity being built and previously idled capacity being re-opened during 2018. However, apparent steel consumption (“ASC”) for flat products declined by over 4% in 2019, due not only to a downturn in real steel consumption (“RSC”) but also significant destocking at both stockists and end-users. The reduction in inventories was amplified by steel prices falling from high levels, meaning stockists reduced purchases to rebuild stocks at lower prices. Such was the impact of destocking that changes in inventories directly accounted for over 50% of the decline in flat products apparent demand in the United States and for almost 50% in the EU 28 last year. Although at the beginning of 2020 the Company had expected ASC to grow in 2020, as it became more closely aligned to RSC, steel demand has decreased substantially in response to the economic ramifications of the COVID-19 pandemic. In light of this, together with the current high level of uncertainty with respect to containment or remediation of the COVID-19 pandemic and the extent of the economic damage that will ultimately be attributable to it, the Company has withdrawn its ASC guidance for 2020. The level to which GDP and steel demand may rebound will be dependent on a number of factors beyond the Company’s control, including the nature and duration of restrictions in place, levels of unemployment, the fall in wider corporate profitability resulting from measures taken to contain the COVID-19 pandemic, and the level of fiscal policy support available, among others, and the lack of or a delayed rebound would materially and adversely affect the Company’s sales and profitability.

The overcapacity of steel production in the developing world and in China in particular has weighed on global steel prices at times over the past decade, as exports have surged to Europe and NAFTA, ArcelorMittal’s principal markets, often at low prices that may be at or below the cost of production, depressing steel prices in regional markets world-wide. See “Unfair trade practices, import tariffs and/or barriers to free trade could negatively affect steel prices and ArcelorMittal’s results of operations in various markets” in the 2019 Form 20-F (incorporated by reference in this prospectus supplement). If global demand continues to weaken, the effects of such a phenomenon could increase.

Finally, excess iron ore supply coupled with decreased demand in iron ore consuming industries, such as steel, led to a prolonged depression of iron ore prices at various points in recent years, for example in 2015, which in turn weighed on steel prices as iron ore is a principal raw material in steelmaking. While the iron ore supply/demand balance has been more favorable in the subsequent period and iron ore prices were strong in 2019, no assurance can be given that it will not deteriorate again, particularly if Chinese steel demand declines, worldwide capacity increases due to new construction or the restart of production or the current decline in steel demand due to the COVID-19 pandemic continues (the extent and duration of which are highly uncertain). A renewed phase of steel and iron ore oversupply would likely have a material adverse effect on ArcelorMittal’s results of operations and financial condition.

Unfair trade practices, import tariffs and/or barriers to free trade could negatively affect steel prices and ArcelorMittal’s results of operations in various markets.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidies to the steel industry remain widespread in certain countries, particularly those with centrally-controlled economies such as China. In periods of lower global demand for steel, there is an increased risk of additional volumes of unfairly-traded steel exports into various markets, including North America and Europe and other markets such as South Africa, in which ArcelorMittal produces and sells its products. Such imports have had and could in the future have the effect of further reducing prices and demand for ArcelorMittal’s products.

An increase in exports of low-cost steel products from developing countries, along with a lack of effective remedial trade policies, could depress steel prices in various markets globally, including in ArcelorMittal’s key markets. Conversely, ArcelorMittal is exposed to the effects of import tariffs, other trade barriers and protectionist policies more generally due to the global nature of its operations. Various countries have instituted, and may institute import tariffs and barriers that could, depending on the nature of the measures adopted, adversely affect ArcelorMittal’s business by limiting the Company’s access to or competitiveness in steel markets. While such protectionist measures can help the producers in the adopting country, they may be ineffective, raise the risk of exports being directed to markets where no such measures are in place or are less dissuasive and/or result in retaliatory measures. For example, the adoption of steel and aluminum tariffs in the United States in March 2018 under “Section 232” led to a surge of steel imports in other markets and consequently provoked retaliatory safeguard measures by other countries, including the European Union, Canada and Mexico. With regard to ArcelorMittal in particular, the positive effect of the Section 232 tariffs in the United States in 2018 on its U.S. sales was partially offset by the negative effects on ArcelorMittal’s exports from Canada and Mexico into the United States. While on May 17, 2019, the United States, Canada and Mexico reached an agreement to remove the 25% tariffs on aluminum and steel products, it remains unclear what impact these and other protectionist measures (including additional European import quotas adopted in August 2019) will have and whether they will be effective in increasing or maintaining steel prices in the adopting country or countries or adversely impact global macroeconomic conditions. While it is difficult to predict the effect of the economic ramifications of the COVID-19 pandemic on steel imports into ArcelorMittal’s principal markets, there is a risk of increased imports into Europe in the second quarter of 2020 to the extent that economic demand begins to recover, given that the current safeguard measures in place since 2019 allow an accumulation of unused quotas from the prior quarters in the current annual period. While the European Commission began a second review on February 14, 2020 to assess changes to current market circumstances and potential changes to existing safeguard measures applicable to imports of certain steel products in the European Union, any measures approved by the EU Council would only be subject to implementation as from July 1, 2020.

In February 2019, President Trump received from the U.S. Department of Commerce the findings of another Section 232 investigation into whether imported vehicles pose a national security threat to the United States. On May 15, 2019, the Trump administration announced its intention to defer a decision on whether to impose tariffs on cars and auto parts by up to six months, but no such decision has yet been taken. The imposition of such tariffs could weigh significantly on U.S. demand for imported vehicles (particularly from Europe) and could therefore impact demand for steel from European auto manufacturers who are among ArcelorMittal Europe’s principal clients. The overall adverse impact on ArcelorMittal would depend in part on the extent to which this decrease in demand is offset by an increase in demand from U.S. auto manufacturer clients (who would benefit from the protectionist tariffs) as well as from ones based in Canada and Mexico, all of which would benefit ArcelorMittal’s NAFTA operations.

More generally, the current state of trade relations globally with trade disputes leading to the imposition of tariffs and then retaliatory measures, as seen in the recent period in various markets (U.S./China, U.S./Europe, etc.) has and could continue to directly (in the case of tariffs) or indirectly (in the case of economic growth generally) have a significant adverse effect on demand for and the price of steel and hence on ArcelorMittal’s results of operations and financial condition.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition—in the form of established producers expanding in new markets, smaller producers increasing production in anticipation of demand increases or amid recoveries, or exporters selling excess capacity from markets such as China—could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing. For example, in NAFTA, competition in the form of significant new U.S. mini-mill capacity could impact pricing and in the CIS, as regional competitors improve operational efficiency and increase capacity, ArcelorMittal’s market share may be affected. Any of these developments could have a material adverse effect on its business, financial condition, results of operations or prospects.

Competition from other materials and alternative steel based technologies could reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flows and profitability.

In many applications, steel competes with other materials that may be used as substitutes, such as aluminum, concrete, composites, glass, plastic and wood. In particular, as a result of increasingly stringent regulatory requirements, as well as developments in alternative materials, designers, engineers and industrial manufacturers, especially those in the automotive industry have increased their use of lighter weight and alternative materials, such as aluminum and plastics in their products.

In the automotive area, ArcelorMittal has introduced new advanced high-strength steel products, such as Usibor® 2000, Ductibor® 1000 and Fortiform® a new 3rd generation advanced high strength steel for cold stamping, new engineering S-in motion® projects and a dedicated electric iCARe® range to respond to the shift toward electric cars. In the construction area, ArcelorMittal has launched Steligence®, a unique holistic commercial approach to serve this market with a complete set of products, services and solutions. See “Item 4.B—Information on the Company—Business overview—Competitive strengths—Research and development” in the 2019 Form 20-F (incorporated by reference in this prospectus supplement). Despite these product innovations, a loss of market share to substitute materials, increased government regulatory initiatives favoring the use of alternative materials, as well as the development of additional new substitutes for steel products could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flows and profitability.

In addition, new technologies such as carbon free steelmaking or additive manufacturing could result in a loss of market share if competitors develop and deploy this kind of technology before ArcelorMittal.

II. Risks Related to ArcelorMittal’s Operations

ArcelorMittal’s level of profitability and cash flow currently is and, depending on market and operating conditions, may in the future be, substantially affected by its ability to reduce costs and improve operating efficiency.

The steel industry has historically been cyclical, periodically experiencing difficult operating conditions. In light of this, ArcelorMittal has historically and increasingly in recent periods, taken initiatives to reduce its costs and increase its operating efficiency. These initiatives have included various asset optimization and other programs throughout the Company. The most recent of these programs is the Action 2020 plan announced in February 2016 that included, among other aspects, several volume-based and cost-based efficiency improvement initiatives, and the next phase of the Transformation Plan that was announced in March 2019 and targeting further gains through 2023 to be driven by digitalization and seeking to increase the Company’s performance gap compared to competitors in Europe for flat carbon. Given that 2019 market conditions frustrated the Company’s efforts to increase volumes by the Action 2020 target amount, it announced additional cost improvement plans in February 2020. In light of the challenging economic conditions caused by the COVID-19 pandemic, and in order to mitigate the effect of lower shipment volumes as production is reduced to align with decreased demand, the Company is now looking to temporarily reduce its fixed costs in line with lower production rates through temporary labor cost savings (including reductions in salaries of senior management and the members of the Board of Directors, utilization of available economic unemployment schemes, temporary layoffs, federal and state subsidy/grants, salary cuts, reduction/elimination of contractors and overtime reduction), and other costs (such as nonessential maintenance and SG&A). See the March 31, 2020 Earnings Release. While these measures are largely temporary, they also far exceed those planned under Action 2020 as updated by the cost improvement plans announced in February 2020. If and when demand recovers and activity levels begin to normalize, the Company will be able to focus on the variable cost improvements part of Action 2020 and to analyze whether structural changes to its fixed cost base are needed going forward. Failure to implement the Company’s announced cost-saving initiatives fully would prevent the attainment of announced profitability, cash flow improvement and deleveraging targets, and more generally could have a material adverse effect on the Company’s profitability and cash flow.

ArcelorMittal has incurred and may incur in the future operating costs when production capacity is idled or increased costs to resume production at idled facilities.

ArcelorMittal’s decisions about which facilities to operate and at which levels are made based upon customers’ orders for products as well as the capabilities and cost performance of the Company’s facilities. Considering temporary or structural overcapacity in the current market situation, production operations are concentrated at several plant locations and certain facilities are idled in response to customer demand, although operating costs are still incurred at such idled facilities. When idled facilities are restarted, ArcelorMittal incurs costs to replenish raw material inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities and prepare employees to return to work safely and resume production responsibilities. Such costs could have an adverse effect on its results of operations or financial condition. See “Item 4.A—Information on the Company—History and development of the Company—Key transactions and events in 2019” in the 2019 Form 20-F (incorporated by reference in this prospectus supplement) and “Recent Developments” below for information about actual and potential production cuts. In particular, given the significant deterioration in economic activity and steel market conditions since governmental and regulatory authorities worldwide introduced measures to contain the COVID-19 pandemic, the Company has reduced steel production significantly in recent weeks and is pursuing broad-based measures to reduce costs (both operating expenses and capital expenditures) in-line with exceptionally low capacity utilization levels (see the March 31, 2020 Earnings Release).

ArcelorMittal could experience labor disputes that may disrupt its operations and its relationships with its customers and its ability to rationalize operations and reduce labor costs in certain markets may be limited in practice or encounter implementation difficulties.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to, or during, negotiations preceding new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons, in particular in connection with any announced intentions to adapt the footprint. ArcelorMittal may experience strikes and work stoppages at various facilities. Prolonged strikes or work stoppages, which may increase in their severity and frequency, may have an adverse effect on the operations and financial results of ArcelorMittal. The risk of strikes and work stoppages is particularly acute during collective bargaining agreement negotiations. For example, in March 2019, industrial action was initiated in South Africa by NUMSA, the largest union operating at ArcelorMittal South Africa. They demanded the insourcing and/or the equalization of the remuneration and benefits of the employees of a service provider to ArcelorMittal South Africa, which led to a two-month strike from March to May 2019.

Faced with temporary or structural overcapacity in various markets, particularly developed ones, ArcelorMittal has in the past sought and may in the future seek to rationalize operations through temporary or permanent idling and/or closure of plants. For example, on May 6, 2019 and May 29, 2019, ArcelorMittal announced a series of temporary production cuts in steelmaking operations in Europe, totaling 4.2 million tonnes in annualized production for 2019. In a depressed economic environment in South Africa, ArcelorMittal South Africa initiated a Business Transformation project in 2018 and a strategic workforce planning process that started in January 2019 and led to the announcement of a workforce reorganization and reduction in July 2019. As a result, ArcelorMittal South Africa engaged in consultations with employee representatives which concluded in November 2019. In addition, ArcelorMittal South Africa announced in November 2019 its intention to cease operations at Saldanha which led to a consultation process with employee representatives that concluded on January 7, 2020. Most recently, in response to the economic ramifications of the COVID-19 pandemic, ArcelorMittal has reduced, and continues to reduce, production and has implemented, and continues to implement, cost reduction measures, including temporary workforce reductions (see the March 31, 2020 Earnings Release). Initiatives such as these have in the past and may in the future lead to protracted labor disputes and political controversy. While the Company has not experienced significant labor disputes in connection with measures associated with the COVID-19 pandemic, it cannot guarantee that no such disputes will arise in the future, in particular if the foregoing COVID-19-related measures are prolonged.

Disruptions to ArcelorMittal’s manufacturing processes caused for example by equipment failures, natural disasters, pandemics or extreme weather events could adversely affect its operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires, explosions, furnace breakdowns or as a result of natural disasters, pandemics or severe weather conditions. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events, one example being the collapse of the oxygen and nitrogen pipelines in November 2018 at ArcelorMittal Temirtau or the fire in a conveyor belt of the coke plant in ArcelorMittal Asturias in Aviles in October 2018. An electrical failure in the third quarter of 2019 resulted in a temporary stoppage of the concentrator at ArcelorMittal Mines and Infrastructure Canada, impacting iron ore production. To the extent that lost production as a result of such a disruption cannot be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and results of operations. Most recently, in response to the economic ramifications of the COVID-19 pandemic, ArcelorMittal has reduced, and continues to reduce, production (see the March 31, 2020 Earnings Release).

In addition, natural disasters and severe weather conditions could lead to significant damage at ArcelorMittal’s production facilities and general infrastructure. For example, ArcelorMittal Mexico’s production facilities located in Lázaro Cárdenas, Michoacán, Mexico are located in or close to areas prone to earthquakes. The Lázaro Cárdenas area has, in addition, been subject to a number of tsunamis in the past. The site of the joint venture AM/NS Calvert (“Calvert”) in the United States is located in an area subject to tornados and hurricanes. ArcelorMittal also has assets in locations subject to bush fires, specifically in Kazakhstan and South Africa, and to Arctic freeze. More generally, changing weather patterns and climatic conditions in recent years, possibly due to the phenomenon of global warming, have added to the unpredictability and frequency of natural disasters.

For example, on July 10, 2019 an extreme storm disabled a crane that unloads from ships iron ore used in the blast furnaces at the Taranto plant in Italy, causing a fatality and subsequently affecting a portion of its raw material supply. Severe weather conditions can also affect ArcelorMittal’s operations in particular due to the long supply chain for certain of its operations and the location of certain operations in areas subject to harsh winter conditions (i.e., the Great Lakes Region, Canada and Kazakhstan) or areas that are susceptible to droughts (i.e., South Africa, Brazil). Flooding has also affected ArcelorMittal’s operations, including at ArcelorMittal Asturias in Aviles, Spain in June 2018 and in Liberia in the third quarter of 2018, when heavy rains during the wet season caused handling and logistic constraints that impacted shipment volumes. Damage to ArcelorMittal production facilities due to natural disasters and severe weather conditions could, to the extent that lost production cannot be compensated for by unaffected facilities, adversely affect its business, results of operations or financial condition.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment in amounts believed to be consistent with industry practices, but it is not fully insured against all such risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis as arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under ArcelorMittal’s property and equipment policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered.

ArcelorMittal also purchases worldwide third-party public and product liability insurance coverage for all of its subsidiaries. Various other types of insurance are also maintained, such as comprehensive construction and contractor insurance for its greenfield and major capital expenditures projects, directors and officers liability, transport, and charterers’ liability, as well as other customary policies such as car insurance, travel assistance and medical insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers, subject to limits that it believes are consistent with those in the industry, in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal’s customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an event or series of events (such as, among others, a pandemic) that may result in losses in excess of limits specified under the relevant policy, or losses not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

ArcelorMittal’s operations depend on the secure and reliable performance of its information technology systems. An increasing number of companies, including ArcelorMittal, have recently experienced intrusion attempts or even breaches of their information technology security, some of which have involved sophisticated and highly targeted attacks on their computer networks. ArcelorMittal’s corporate website was the target of a hacking attack in January 2012, which brought the website down for several days, and phishing, ransomware and virus attacks have been increasing in more recent years through 2019, with WannaCry impacting the Company in March 2018. Implementation of digitalization, Industry 4.0 and Cloud computing result in new risks with increasing threats to ArcelorMittal’s operations and systems.

Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, the Company may be unable to anticipate these techniques or to implement in a timely manner effective and efficient countermeasures.

If unauthorized parties attempt or manage to bring down the Company’s website or force access into its information technology systems, they may be able to misappropriate confidential information, cause interruptions in the Company’s operations, damage its computers or process control systems or otherwise damage its reputation and business. In such circumstances, the Company could be held liable or be subject to regulatory or other actions for breaching confidentiality and personal data protection rules. Any compromise of the security of the Company’s information technology systems could result in a loss of confidence in the Company’s security measures and subject it to litigation, civil or criminal penalties, and adverse publicity that could adversely affect its reputation, financial condition and results of operations.

III. Risks Related to ArcelorMittal’s Mining Activities

ArcelorMittal’s mining operations are subject to risks associated with mining activities.

ArcelorMittal’s mining operations are subject to the hazards and risks usually associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, the hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions or difficulties associated with mining in extreme weather conditions;

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination; and

•	collapse of tailings ponds dams.

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	gas and coal outbursts;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence; and

•	blasting, removing, and processing material from an underground mine.

ArcelorMittal is exposed to all of these hazards. The occurrence of any of the events listed above could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation, both as a company focused on ensuring the health and safety of its employees and more generally.

ArcelorMittal’s reserve estimates may materially differ from mineral quantities that it may be able to actually recover; ArcelorMittal’s estimates of mine life may prove inaccurate; and market price fluctuations and changes in operating and capital costs may render certain ore reserves uneconomical to mine.

ArcelorMittal’s reported reserves are estimated quantities of the ore and metallurgical coal that it has determined can be economically mined and processed under present and anticipated conditions to extract their mineral content. There are numerous uncertainties inherent in estimating quantities of reserves and in projecting potential future rates of mineral production, including factors beyond ArcelorMittal’s control. The process of estimating reserves involves estimating deposits of minerals that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. As a result, no assurance can be given that the estimated amounts of ore or coal will be recovered or that it will be recovered at the anticipated rates. Estimates may vary, and results of mining and production subsequent to the date of an estimate may lead to revisions of estimates. Reserve estimates and estimates of mine life may require revisions based on actual market conditions, production experience and other factors. Fluctuations in the market prices of minerals and metals, reduced recovery rates or increased operating and capital costs due to inflation, exchange rates, mining duties, changes in regulatory requirements or other factors may render proven and probable reserves uneconomic to exploit and may ultimately result in a revision of reserves. In particular, a prolonged period of low prices or other indicators could lead to a review of the Group’s reserves. Such review would reflect the Company’s view based on estimates, assumptions and judgments and could result in a reduction in the Group’s reported reserves. The Group’s reserve estimates do not exceed the quantities that the Company estimates could be extracted economically if future prices were at similar levels to the average contracted price for the previous three years. As a result, if the average contracted prices decline in the subsequent period, including sharply (given the historical volatility and wide swings in iron ore prices), the Company’s estimates of its reserves at year-end may decline.

In addition, substantial time and expenditures are required to:

•	establish mineral reserves through drilling;

•	determine appropriate mining and metallurgical processes for optimizing the recovery of saleable product from iron ore and coal reserves;

•	obtain environmental and other licenses or securing surface rights with local communities;

•	construct mining and processing facilities and the infrastructure required for greenfield properties;

•	extract the saleable products from the mined iron ore or coal; and

•	maintain the appropriate blend of ore to ensure the final product qualities expected by the customer are achieved.

If a project proves not to be economically feasible by the time ArcelorMittal is able to exploit it, ArcelorMittal may incur substantial losses and be obliged to recognize impairments. In addition, potential changes or complications involving metallurgical and other technological processes that arise during the life of a project may result in delays and cost overruns that may render the project not economically feasible.

ArcelorMittal faces rising extraction costs over time as reserves deplete.

Reserves are gradually depleted in the ordinary course of a given mining operation. As mining progresses, distances to the primary crusher and to waste deposits become longer, pits become steeper and underground operations become deeper. As a result, ArcelorMittal usually experiences rising unit extraction costs over time with respect to each of its mines.

IV. Risks Related to ArcelorMittal’s Planned Acquisitions and Investments

ArcelorMittal has grown through acquisitions and may continue to do so. Failure to manage external growth and difficulties completing planned acquisitions or integrating acquired companies could harm ArcelorMittal’s future results of operations, financial condition and prospects.

The Company was formed and subsequently grew through mergers and acquisitions. After curtailing its large-scale M&A activity for several years following the 2008 financial crisis, it has made several large acquisitions in recent years, including its acquisition (via a joint venture) of Calvert in 2014, its acquisitions of Votorantim S.A.’s long steel business (renamed ArcelorMittal Sul Fluminense “AMSF”) and the businesses of Ilva (subsequently renamed ArcelorMittal Italia (“ArcelorMittal Italia”)) via a long-term lease and conditional purchase agreement in 2018 and Essar Steel India Limited (“ESIL”) (subsequently renamed AMNS India Limited (“AMNS India”)) via a joint venture in 2019.

To the extent ArcelorMittal continues to pursue significant acquisitions, financing of such acquisitions may (depending on the structure) result in increased debt, leverage and gearing. Acquisitions also entail increased operating costs, as well as greater allocation of management resources away from daily operations. Managing acquisitions requires the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations, the adoption of manufacturing best practices, handling any labor disruptions that may arise, attracting and retaining qualified management and personnel (particularly to work at more remote sites where there is a shortage of skilled personnel) as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to manage acquisitions could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal may fail to implement its strategy with respect to ArcelorMittal Italia or encounter further difficulties and incur further losses in connection with its integration.

The Company has encountered and may continue to encounter difficulties in integrating ArcelorMittal Italia or in implementing its strategy with respect to ArcelorMittal Italia. In particular, pursuant to the initial agreement for the lease and subsequent conditional purchase of the business, ArcelorMittal has been implementing major improvements involving substantial capital expenditures designed to bring ArcelorMittal Italia up to and beyond EU environmental standards, to improve its operational performance, to rebuild client confidence and to integrate personnel and apply the Company’s best practices and expertise. There is no guarantee that the Company will be successful in implementing its strategy or in realizing the expected benefits of this project in full or at all. Delays and cost overruns in the execution of the project are possible for various reasons, including the unexpected legal, regulatory and operational developments encountered in 2019 and as a result of the impact of the outbreak of the COVID-19 pandemic in Italy, which has led to a significant reduction in the Taranto plant’s production since mid-March 2020 and, more generally. severely reduced economic activity throughout the country since then. Any such delays are particularly costly as ArcelorMittal Italia has been and remains loss-making since its consolidation in ArcelorMittal’s results in November 2018, particularly in light of the recent and current market environment.

On November 4, 2019, AM InvestCo Italy S.p.A (ArcelorMittal’s subsidiary operating the ArcelorMittal Italia business; “AM InvestCo”) sent to the Commissioners governing the Ilva insolvency procedure (the “Commissioners”) a notice to withdraw from or terminate the agreement. This notice was based, among other things, on provisions of the agreement that allow withdrawal in the event that a new law affects AM InvestCo’s environmental plan for the Taranto plant in such a way that materially impairs the ability of AM InvestCo to operate the plant or implement its industrial plan; these provisions were triggered following the Italian Parliament’s removal, on November 3, 2019, of the legal protection necessary for AM InvestCo to implement its environmental plan without risk of criminal liability. In response, the Commissioners filed suit in Milan seeking an injunction to prevent AM InvestCo’s withdrawal and termination of the agreement. Following negotiation between the parties, on March 4, 2020, AM InvestCo and the Commissioners agreed to settle this ongoing litigation and signed an amendment to the agreement.

The amendment includes terms for investment by Italian state-sponsored and other private entities into AM InvestCo, a new industrial plan involving lower-carbon steelmaking technologies, a revised lease payment structure and certain revised commitments and additional conditions precedent related to the completion of the obligation to purchase. In the event that the investment agreement is not executed by November 30, 2020, AM InvestCo has a withdrawal right, subject to the payment of an agreed amount in cash (the bulk of which being payable as a condition for the withdrawal to become effective and the remainder potentially subject to certain settlement (or offsetting) mechanisms). While ArcelorMittal Italia continues to operate under the agreement as amended there can be no assurance that the investment agreement will be executed, that the conditions precedent to the completion of the obligation to purchase will be fulfilled or that further operational, financial, legal, regulatory, labor-related or political difficulties will not arise, potentially resulting in the failure to achieve the anticipated benefits of the project, further losses, payments of substantial amounts or other damages. For more information see “Item 4.A—Information on the Company—History and development of the Company—Key transactions and events in 2019”, note 9.3 to the consolidated financial statements for additional information and ”Recent Developments”.

ArcelorMittal faces risks associated with its acquisition, via a joint venture, of AMNS India.

As discussed in “Item 4.A—Information on the Company—History and development of the Company—Key transactions and events in 2019,” in the 2019 Form 20-F (incorporated by reference in this prospectus supplement), ArcelorMittal acquired, via a Luxembourg based joint venture with Nippon Steel Corporation (“NSC”), AMNS India on December 16, 2019, in a bankruptcy resolution process. The joint venture’s proposal, set out in a resolution plan (the “Resolution Plan”) that detailed among other things the amount to be paid to existing creditors and towards capital infusion (totaling $7.1 billion and including $417 million of guaranteed working capital adjustment) and the improvements and related capital expenditures (totaling $2.6 billion) to be made over the medium-term, was approved by the Indian Supreme Court on November 15, 2019. In connection with the execution of the Resolution Plan, the Company provided a $0.6 billion performance guarantee which terminated on December 31, 2019.

The implementation of the Resolution Plan subjects ArcelorMittal to various risks. On the operational front, the industrial project to turnaround AMNS India and further improve operational profitability is large-scale and ambitious. While ArcelorMittal has substantial experience in turnaround situations, the scale of this one is particularly large and it is the Company’s inaugural large-scale acquisition in India, an emerging market. In addition, AMNS India’s assets do not include certain assets that are ancillary to the steel plant, such as the slurry pipeline, power plants and port facilities and certain mines. While AMNS India has taken steps to acquire certain ancillary assets (see the March 31, 2020 Earnings Release) in a manner not expected to require additional shareholder funding, it is possible that the joint venture may make additional acquisitions financed in a manner similar to that of the AMNS India acquisition and subject the Company to similar risks. Capital expenditure in excess of budgeted amounts, delays and difficulties in achieving commercial objectives therefore cannot be ruled out. The risks in this respect are compounded to an extent by the fact that AMNS India is emerging from bankruptcy (meaning, among other things, that maintenance capital expenditures were deferred) and is owned and operated by a joint venture with attendant risks around strategic alignment, potential discord and deadlock. On the financial front, ArcelorMittal is exposed to the extent of its guarantees of the financings of the joint venture. ArcelorMittal and NSC financed the joint venture for the acquisition of AMNS India through an initial combination of partnership equity of $2,253 million and debt of $3,679 million, including $2,204 million drawn (and guaranteed by ArcelorMittal) under a $7 billion term facility agreement (or “bridge financing”) by AMNS Luxembourg Holding S.A. (“AMNS Luxembourg”), the parent company of the joint venture, which was outstanding on December 31, 2019 (see note 6.1.2 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement)) and a $1,475 million shareholder loan from NSC. On February 10, 2020, in order to complete the $840 million follow-on equity funding of AMNS India, NSC provided a $325 million shareholder loan and an additional $475 million was drawn under the bridge financing by AMNS Luxembourg (and guaranteed by the Company); the outstanding amount under the bridge financing as of such date was $3,046 million. On March 16, 2020, AMNS Luxembourg entered into a $5.146 billion ten-year term loan agreement with Japan Bank for International Cooperation and other Japanese banks. The proceeds of the term loan (which is guaranteed by ArcelorMittal and NSC in proportion to their interests in the joint venture, being 60% by ArcelorMittal and 40% by NSC) have been used to refinance in full the amounts borrowed by AMNS Luxembourg in connection with the acquisition of AMNS India, including the amounts borrowed under the bridge financing guaranteed by ArcelorMittal.

ArcelorMittal’s greenfield, brownfield and other investment projects are subject to financing, execution and completion risks.

The Company has announced a number of greenfield or brownfield development projects, in addition to ArcelorMittal Italia and AMNS India, as well as other significant investment projects which are capital intensive. See “Item 4.D—Information on the Company—Property, plant and equipment—Capital expenditure projects—Updates on previously announced investment projects” of the 2019 Form 20-F (incorporated by reference in this prospectus supplement) for further information on projects the Company has announced. To the extent these projects go forward, they would entail substantial capital expenditures, and their timely completion and successful operation may be affected by factors beyond the control of ArcelorMittal, including delays related to COVID-19 and measures related to COVID-19. These factors include receiving financing on reasonable terms, obtaining or renewing required regulatory approvals and licenses, securing and maintaining adequate property rights to land and mineral resources, local opposition to land acquisition or project development, managing relationships with or obtaining consents from other shareholders, revision of economic viability projections, demand for the Company’s products, local environmental or health-related conditions, and general economic conditions. Any of these factors may cause the Company to delay, modify or forego some or all aspects of its development projects. For investment projects that the Company expects to fund primarily through internal sources, these sources may prove insufficient depending on the amount of internally generated cash flows and other uses of cash, and the Company may need to choose between incurring external financing or foregoing the investment. The Company cannot guarantee that it will be able to execute its greenfield, brownfield or other investment projects, and to the extent that they proceed, that it will be able to complete them on schedule, within budget, or achieve an adequate return on its investment. Conversely, should the Company decide to postpone or cancel development projects, it could incur various negative consequences such as litigation or impairment charges.

ArcelorMittal faces risks associated with its investments in joint ventures and associates.

ArcelorMittal has investments in various joint ventures and associates. See note 2.4 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement). Joint ventures and associates may be controlled and managed by joint venture or controlling partners that may not fully comply with ArcelorMittal’s standards, controls and procedures, including ArcelorMittal’s health, safety, environment and community standards, which could lead to higher costs, reduced production or environmental, health and safety incidents or accidents, which could adversely affect ArcelorMittal’s results and reputation. Joint ventures are also subject to the risk of dead-lock and/or coordination issues affecting the implementation of strategy.

In addition, certain of these joint ventures and associates are currently experiencing, or may in the future experience, difficult operating conditions and/or incur losses. Difficult operating conditions in joint ventures and associates in which ArcelorMittal has invested may expose it to loss of its investment, requirements for additional investments or calls on guarantees. For example, ArcelorMittal’s joint venture Al Jubail’s financial situation has been negatively impacted by a slower than expected ramp-up of operations and required further funding in 2018 and 2019 and may require additional funding in the future. ArcelorMittal has provided shareholder loans to assist with funding and additional equity funding from the other partners was completed in the fourth quarter of 2019. ArcelorMittal’s loans and receivables to the joint venture were $131 million at December 31, 2019. The Company has also guaranteed $346 million of Al Jubail’s external debt (including shareholder loan). Due to the failure of other shareholders to provide requisite equity funding by December 31, 2018, the joint venture’s indebtedness became technically in default as of such date, and as of December 31, 2019, such default continued pending completion of formalities even though the joint venture had implemented the actions necessary to clear the default, including the capital increase, prior to year-end. The relevant formalities were completed in April 2020; accordingly, the default is no longer continuing. As of December 31,

2019, ArcelorMittal had given $3.8 billion in guarantees on behalf of associates and joint ventures including $2.6 billion issued on behalf of AMNS India ($3.1 billion as from February 2020 following the completion of the follow-on funding of AMNS India (which involved both equity contributions and debt), $288 million issued on behalf of Calvert and the above- mentioned Al Jubail guarantee. See notes 2.4.1, 2.4.2 and 9.4 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement).

ArcelorMittal’s investments in joint ventures and associates may also result in impairments. For example, in May 2018, the Company announced the sale of its 50% shareholding in its joint venture investment in Macsteel Holdings Luxembourg S.à r.l and recorded an impairment of $132 million to adjust the carrying amount of the investment to the expected sale proceeds. As of December 31, 2019, ArcelorMittal’s investments accounted for under the equity method had a book value of $6.5 billion, including AMNS India ($1.5 billion), DHS Group ($965 million), China Oriental ($999 million), Gonvarri ($547 million), Calvert ($575 million) and Baffinland ($348 million).

V. Risks Related to ArcelorMittal’s Financial Position and Organizational Structure

Changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in the impairment of such assets, including intangible assets such as goodwill.

At each reporting date, in accordance with the Company’s accounting policy described in note 5.3 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement), ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (goodwill is reviewed annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset (or cash generating unit) is reviewed in order to determine the amount of the impairment, if any.

If certain of management’s estimates change during a given period, such as the discount rate, capital expenditures, expected changes to average selling prices, growth rates, shipments and direct costs, the estimate of the recoverable amount of goodwill or the asset could fall significantly and result in impairment. While impairment does not affect reported cash flows, the decrease of the estimated recoverable amount and the related non-cash charge in the consolidated statements of operations could have a material adverse effect on ArcelorMittal’s results of operations. For example, in 2017, the Company recorded impairment charges as a result of the annual impairment test of $160 million related to tangible assets in the ACIS segment. In 2019, the Company recognized $1.3 billion of impairments on the fixed assets of AcerlorMittal USA ($600 million in the first half and $700 million in the second half) and a $75 million in impairment at ArcelorMittal South Africa following downward revisions of cash flow projections. The Company also recognizes impairment in connection with intended sales, when the carrying amount of the disposal group is higher than the fair value less cost to sell. In this context, the Company recognized a total impairment charge of $994 million (including $888 million in connection with the intended sale of the ArcelorMittal Italia remedies and $86 million in relation to the sale of the Votorantim remedies) in 2018 and additional impairment of $497 million in 2019 related to the remedy asset sales for the ArcelorMittal Italia acquisition. Following these impairment charges, substantial amounts of goodwill, tangible and intangible assets remain recorded on the Company’s balance sheet. As of December 31, 2019, the Company’s balance sheet included $5.1 billion of goodwill. As of the same date, the Company’s balance sheet also included $6.0 billion and $3.8 billion of tangible assets and $2.2 billion and $1.0 billion of goodwill for NAFTA and ACIS, respectively. The Company considered the impact of the COVID-19 pandemic as an impairment indicator as of the first quarter of 2020 for its main steel operations and accordingly updated future cash flow projections to reflect the latest forecasts available for the second and third quarters of 2020. While the Company concluded that no impairment charge was required as of March 31, 2020 (other than $92 million related to the permanent closure of the coke plant in Florange (France), at the end of April 2020), its assessment may change in the future. Accordingly, and more generally, no assurance can be given as to the absence of significant further impairment losses in future periods, particularly if market conditions deteriorate further. In particular, changes in the key assumptions (sales volumes, prices and discount rates) utilized in the impairment test would cause an additional impairment loss to be recognized in respect of the NAFTA and ACIS segments. The COVID-19 pandemic and its impact on macroeconomic conditions (including steel demand and steel prices) may result in changes in the key assumptions used in the Group’s impairment tests.

ArcelorMittal has a substantial amount of indebtedness, which could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business and the market’s perception of ArcelorMittal’s leverage may affect its share price.

As of December 31, 2019, ArcelorMittal had total debt outstanding of $14.3 billion, including $2.9 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and $11.5 billion of long-term indebtedness. As of December 31, 2019, ArcelorMittal had $5.0 billion of cash and cash equivalents, including restricted cash of $0.1 billion, and $5.5 billion available to be drawn under existing credit facilities. The Company also relies on its true sale of receivables programs ($4.4 billion of trade receivables sold and outstanding at December 31, 2019), as a way to manage its working capital cycle. On May 5, 2020, ArcelorMittal and a syndicate of banks entered into the New Credit Facility with tranches of $0.7 billion and €2.1 billion (see “Recent Developments”).

An increase in ArcelorMittal’s level of debt outstanding could have adverse consequences, including impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions. Substantial increases in the Company’s gearing could affect its ability to, and the conditions under which it might, access financial markets to refinance maturing debt on acceptable terms. ArcelorMittal’s access to financial markets for refinancing also depends on the conditions in the global capital and credit markets, which are volatile.

Moreover, ArcelorMittal could, in order to increase its financial flexibility and strengthen its balance sheet, implement capital raising measures such as equity offerings (as was done in May 2009, January 2013, April 2016, this offering and the Concurrent Share Offering), which could (depending on how they are structured) dilute the interests of existing shareholders or require them to invest further funds to avoid such dilution. In addition, ArcelorMittal has undertaken and may undertake further asset disposals in order to reduce debt. For example, ArcelorMittal announced in August 2019 that it has identified opportunities to unlock up to $2 billion in value from its asset portfolio over the next two years. These asset disposals are subject to execution risk and may fail to materialize, and the proceeds received from such disposals may not reflect values that management believes are achievable and/or cause substantial accounting losses (particularly if the disposals are done in difficult market conditions). In addition, to the extent that the asset disposals include the sale of all or part of core assets (including through an increase in the share of non-controlling interests), this could reduce ArcelorMittal’s consolidated cash flows and/or the economic interest of ArcelorMittal shareholders in such assets, which may be cash-generative and profitable ones.

In addition, credit rating agencies could downgrade ArcelorMittal’s ratings either due to factors specific to ArcelorMittal, a prolonged cyclical downturn in the steel industry and mining industries, macroeconomic trends (such as global or regional recessions or economic shocks such as that resulting from the COVID-19 pandemic) or trends in credit and capital markets more generally, and any future downgrades could lead to an increase in its cost of borrowing. The margin under ArcelorMittal’s principal credit facilities and certain of its outstanding bonds is subject to adjustment in the event of a change in its long-term credit ratings, and downgrades that occurred in 2012 and 2015 resulted in increased interest expense. In October 2019, S&P Global Ratings changed the outlook of ArcelorMittal’s long-term issuer credit rating from stable to negative while affirming its rating of BBB-; S&P cited as the basis for its change deteriorating conditions in the European steel market and the effects of recent and proposed acquisitions as weighing heavily on ArcelorMittal’s profitability and credit metrics in 2019, and noted that a downgrade could be triggered by further deteriorated credit metrics resulting, among other things, from prolonged very weak steel market conditions and inability to deleverage. In November 2019, Moody’s Investors Service and Fitch Ratings also changed the outlook of ArcelorMittal’s long-term issuer credit rating from stable to negative while Moody’s affirmed its rating of Baa3 and Fitch affirmed its rating of BBB-; Moody’s cited the Group’s sharp earnings decline in 2019 in the context of sluggish end-market demand and deteriorating steel spreads, and noted that a downgrade could be triggered by further deteriorated credit metrics resulting, among other things, from longer than anticipated market weakness leaving the group’s initiated self-help measures insufficient to restore credit metrics. Fitch cited worsening steel market conditions amid decreasing industrial production, weak automotive demand, trade tensions and pressures from elevated raw material costs and lower steel prices leading to a squeeze of ArcelorMittal’s margins as the basis for its change, and noted that a downgrade could be triggered by further deteriorated credit metrics resulting, among other things, from the Group’s failure to carry out planned debt reduction measures due to large debt-funded mergers and acquisitions activity, aggressive capital expenditures or increased shareholder distributions. In April 2020 Fitch Ratings changed its long-term issuer credit rating from BBB- to BB+. Fitch cited the negative impact of the

COVID-19 pandemic on steel market conditions (expected decreases in demand and prices and continued margin pressure), noting in particular its base case assumption that steel consuming industries will remain under pressure from the pandemic’s economic ramifications through most of 2021; Fitch noted similar factors as in its November 2019 release that could lead to a further downgrade. In May 2020, Moody’s changed its long-term issuer credit rating from Baa3 to Ba1, with stable outlook. It cited, among other points, the negative impact of the COVID-19 pandemic (observing that the steel sector is one of those most strongly affected by the shock given its sensitivity to consumer demand and sentiment) and the Company’s exposure to cyclical end-markets such as the automotive, machinery and construction industries; it noted in this respect its expectation of a substantial decline in the Company’s steel shipments in 2020 and compressing margins and cash flows in the coming months. In light of the current highly adverse market environment resulting from the COVID-19 pandemic and its economic ramifications as well as uncertainty around the pandemic’s remaining course and the continued duration and extent of its economic ramifications in general and adverse effect on the steel industry in particular, further negative announcements and actions by the ratings agencies cannot be ruled out.

ArcelorMittal’s principal credit facilities contain restrictive covenants. These covenants limit, inter alia, encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and the ability of ArcelorMittal and its subsidiaries to dispose of assets in certain circumstances. ArcelorMittal’s principal credit facilities also include the following financial covenant: ArcelorMittal must ensure that the “Leverage Ratio”, being the ratio of “Consolidated Total Net Borrowings” (consolidated total borrowings less consolidated cash and cash equivalents) to “Consolidated EBITDA” (the consolidated net pre-taxation profits of the ArcelorMittal group for a Measurement Period, subject to certain adjustments as defined in the facilities), at the end of each “Measurement Period” (each period of 12 months ending on the last day of a financial half-year or a financial year of ArcelorMittal), is not greater than a ratio of 4.25 to one. As of December 31, 2019, the Company was in compliance with the Leverage Ratio.

These restrictive and financial covenants could limit ArcelorMittal’s operating and financial flexibility. Failure to comply with any covenant would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under the credit facilities. Any invocation of these cross-acceleration clauses could cause some or all of the other debt to accelerate, creating liquidity pressures. In addition, the mere market perception of a potential breach of any financial covenant could have a negative impact on ArcelorMittal’s ability to refinance its indebtedness on acceptable conditions.

Furthermore, some of ArcelorMittal’s debt is subject to floating rates of interest and thereby exposes ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its floating rate indebtedness would increase). Depending on market conditions, ArcelorMittal from time to time uses interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or from floating to fixed. ArcelorMittal had exposure to 88% of its long-term debt at fixed interest rates and 12% at floating rates as of December 31, 2019.

In addition to the foregoing specific risks relating to ArcelorMittal’s indebtedness, its share price is affected by the markets’ perception of its leverage. Announcements relating to growth or expansion initiatives, depending in part on their financing structure, could affect this perception and hence weigh on ArcelorMittal’s share price.

For further information on ArcelorMittal’s indebtedness see “Item 5.B—Operating and financial review and prospects—Liquidity and capital resources” in the 2019 Form 20-F (incorporated by reference in this prospectus supplement), 6.1.2 to the consolidated financial statements 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement) and the March 31, 2020 Earnings Release.

ArcelorMittal’s ability to fully utilize its recognized deferred tax assets depends on its profitability and future cash flows.

At December 31, 2019, ArcelorMittal had $8.7 billion recorded as deferred tax assets on its consolidated statement of financial position, of which $0.6 billion was recorded in 2019 and $1.4 billion was recorded in 2018 primarily due to the expectation of higher future profits mainly in Luxembourg, including the impact of the share capital conversion in 2018. Following the approval of the extraordinary general meeting held on May 16, 2018 to change the share capital of ArcelorMittal S.A. from euro to U.S. dollar, the parent company files consolidated tax returns in U.S. dollars for the main Luxembourg tax integration going forward, and the related euro denominated tax losses and deferred tax asset were translated into U.S. dollars effective as of January 1, 2018. The deferred tax assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration. At December 31, 2019, the amount of future income required to recover ArcelorMittal’s deferred tax assets of $8.7 billion was at least $34 billion at certain operating subsidiaries.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced. In addition, assumptions regarding the future recoverability of deferred tax assets depend on management’s estimates of future taxable income in accordance with the tax laws applicable to ArcelorMittal’s subsidiaries in the countries in which they operate. If in the course of its assessments management determines that the carrying amount of any of its deferred tax assets may not be recoverable pursuant to such prevailing tax laws, the recoverable amount of such deferred tax assets may be impaired.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries could require the Company to make substantial cash contributions to pension plans or to pay for employee healthcare, which may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, South Africa and the United States provide defined benefit pension and other post-retirement benefit plans to their employees. Some of these plans are currently underfunded, see note 8.2 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement) for the total value of plan assets and any deficit.

ArcelorMittal’s funding obligations depend upon future asset performance, which is tied to equity and debt markets to a substantial extent, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation. Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than current estimates. Increases in the general life expectancy assumption have contributed to increases in the defined benefit obligation. ArcelorMittal also makes contributions to a multi-employer pension plan in the U.S. (the Steelworkers Pension Trust) for which it is one of the largest employers. If the other contributors were to default on their obligations, ArcelorMittal would become liable for the plan. In these circumstances, funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal’s results of operations could be affected by fluctuations in foreign exchange rates, particularly the euro to U.S. dollar exchange rate, as well as by exchange controls imposed by governmental authorities in the countries where it operates.

ArcelorMittal operates and sells products globally and as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. A substantial portion of ArcelorMittal’s assets, liabilities, operating costs, sales and earnings are denominated in currencies other than the U.S. dollar (ArcelorMittal’s reporting currency). Accordingly, its results of operations are subject to translation risk (i.e., the USD value of the revenues and profits generated in other currencies and its debt denominated in other currencies) and transaction risk (i.e., a mismatch between the currency of costs and revenues). Foreign exchange gains for the year ended December 31, 2019 were $4.0 million, while foreign exchange losses for the year ended December 31, 2018 were $235 million. The losses in 2018 were primarily related to the effect of the depreciation of the U.S. dollar against the euro on the Company’s euro denominated debt in the first quarter of 2018. As of April 1, 2018, the Company’s statement of operations no longer includes foreign exchange exposure on the euro denominated debt following the designation of the euro denominated debt as a hedge of certain euro denominated net investments in foreign operations. See note 6.3 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement).

Moreover, ArcelorMittal operates in several countries whose currencies are, or have in the past been, subject to limitations imposed by those countries’ central banks, or which have experienced sudden and significant devaluations. In emerging countries where ArcelorMittal has operations and/or generates substantial revenue, such as Argentina, Brazil, Venezuela, Kazakhstan and Ukraine, the risk of significant currency devaluation is high. For example, the Argentinian peso substantially depreciated during the third quarter of 2018 versus the U.S dollar. and the three-year cumulative inflation rate has exceeded 100% causing Argentina to be now considered as a hyperinflationary economy. The peso continued to depreciate significantly in 2019 and, in September 2019, the Argentine government enacted a series of currency controls which require central bank permission to exchange pesos for foreign currency and make transfers abroad in response to the economic situation.

Currency devaluations, the imposition of new exchange controls or other similar restrictions on currency convertibility, or the tightening of existing controls in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects. See “Item 4.B—Information on the Company—Business overview—Government regulations—Key currency regulations and exchange controls” and “Item 5—Operating and Financial Review and Prospects—Impact of Exchange Rate Movements” of the 2019 Form 20-F (incorporated by reference in this prospectus supplement).

The Significant Shareholder has the ability to exercise significant influence over the outcome of shareholder votes.

As of March 31, 2020, a trust (HSBC Trustee (C.I.) Limited, as trustee), of which Mr. Lakshmi N. Mittal, Mrs. Usha Mittal and their children are the beneficiaries (referred to as the “Significant Shareholder”), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) shares amounting (when aggregated with ordinary shares of ArcelorMittal and options to acquire ordinary shares held directly by Mr. and Mrs. Mittal) to 382,277,751 shares, representing 37.77% of ArcelorMittal’s outstanding shares (i.e., not including shares held by the Company in treasury). Following the completion of this offering and the Concurrent Share Offering, the Significant Shareholder will own         % of our outstanding shares; assuming conversion of all Notes this percentage would be         % (assuming conversion of all Notes at the Maximum Conversion Ratio) or         % (assuming conversion of all Notes at the Minimum Conversion Ratio). As a result, the Significant Shareholder has the ability to significantly influence the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. The Significant Shareholder also has the ability to significantly influence a change of control of ArcelorMittal. For further information on the Company’s major shareholders, see “Item 7.A—Major shareholders and related party transactions—Major shareholders” in the 2019 Form 20-F (incorporated by reference in this prospectus supplement).

The loss or diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal could have an adverse effect on its business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal, Mr. Lakshmi N. Mittal, has for over 30 years contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer could have an adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key person life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions, and loss-making subsidiaries may drain cash flow necessary for such needs or distributions.

As a holding company, ArcelorMittal is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its ordinary shares or conduct share buy-backs. Significant cash or cash equivalent balances may be held from time to time at the Company’s international subsidiaries, including in particular those in France and the United States, where the Company maintains cash management systems under which most of its cash and cash equivalents are centralized, and in Brazil, Canada, Kazakhstan, South Africa and Ukraine. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions on such operating subsidiaries’ ability to pay dividends, but such restrictions are not significant in the context of ArcelorMittal’s overall liquidity. These subsidiaries may also experience operating difficulties that impact their cash flows. For example, ArcelorMittal South Africa, has been experiencing significant difficulties in recent years. In order to decrease its significant outstanding debt, in January 2016, ArcelorMittal South Africa conducted a rights offering entirely underwritten by ArcelorMittal that resulted, via the repayment of an intragroup loan of R3.2 billion (R4.2 billion or $0.3 billion outstanding as of December 31, 2019 following an increase in the fourth quarter of 2019) and an additional cash injection by ArcelorMittal of R0.5 billion, in ArcelorMittal’s shareholding in ArcelorMittal South Africa increasing from 52% to 71%. For additional information on current ownership, see note 2.2.1 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement). The report of ArcelorMittal South Africa’s auditors as of and for the year ended December 31, 2019 includes a material uncertainty related to going concern together with an emphasis of matter relating to the impact of the COVID-19 pandemic. In this respect, ArcelorMittal South Africa’s 2019 financial statements noted that factors which are outside the control of management have a significant impact on the business, specifically, market demand, supply chain interruptions and commodity and steel prices as well as the volatility in the rand/U.S. dollar exchange rate and the unpredictable effects of the COVID-19 pandemic and national lockdown in South Africa.

Repatriation of funds from operating subsidiaries may also be affected by tax and foreign exchange policies in place from time to time in the various countries where the Company operates, though none of these policies are currently significant in the context of ArcelorMittal’s overall liquidity. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions through income from industrial franchise fees or to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If the earnings and cash flows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals.

VI. Legal and Regulatory Risks

ArcelorMittal is subject to strict environmental, health and safety laws and regulations that could give rise to a significant increase in costs and liabilities.

ArcelorMittal is subject to a broad range of environmental, health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations impose increasingly stringent standards regarding general health and safety, air emissions, wastewater storage, treatment and discharges, the use, handling and transportation of hazardous, toxic or dangerous materials, waste disposal practices and the remediation of environmental contamination, and health and safety matters, among other things. The costs of complying with, and the imposition of liabilities pursuant to these laws and regulations can be significant, and compliance with new and more stringent obligations may require additional capital expenditures or modifications in operating practices. Failure to comply can result in civil and or criminal penalties being imposed, the suspension of permits, requirements to curtail or suspend operations and lawsuits by third parties.

Despite ArcelorMittal’s efforts to comply with environmental, health and safety laws and regulations, and monitor and reduce accidents at its facilities, health, safety and environmental incidents or accidents do occur, some of which may result in costs and liabilities and negatively impact the Company’s reputation or the operations of the affected facility. Such accidents could include explosions or gas leaks, fires or collapses in underground mining operations, vehicular accidents, and other accidents involving mobile equipment, or exposure to radioactive or other potentially hazardous, toxic or dangerous materials, which could have significant adverse consequences for the Company’s workers and facilities, as well as the environment. Such accidents could lead to production stoppages, loss of key personnel, the loss of key assets, or put at risk employees (and those of sub-contractors and suppliers) or persons living near affected sites.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites, and in its mining activities, those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities in respect of divested assets and past activities. This may also be the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of the acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances. For example, the failure of a tailings ponds dam at ArcelorMittal’s mines could cause significant damage, including death, injury and environmental harm. While the Company carries out assessments of its facilities, it cannot guarantee that failures or breaches of a tailings ponds dam will not occur in the future. In February 2019, the Company decided as a precautionary measure to implement its plan to evacuate the community situated downstream of its dormant Serra Azul tailing dam with a 5.8Mm3 tailings volume in Brazil. The decision was based on an updated site-based assessment following recent incidents in the Brazilian mining sector pending further testing and implementation of any necessary mitigation measures. In August 2019, ArcelorMittal Burns Harbor experienced a failure at the pump station for the blast furnace process water recycle system, which is believed to have contributed to the reported exceedances of Ammonia-N and cyanide at two outfalls and impacted aquatic wildlife near those outfalls. See “Item 4.B—Information on the Company—Business overview—Sustainable development—Management Theme #4: Environment—Responsible water use” in the 2019 Form 20-F (incorporated by reference in this prospectus supplement).

ArcelorMittal’s operations may also be located in areas where individuals or communities could regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such individuals or communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country. For further information, see “Item 4.B—Information on the Company—Business overview—Government regulations—Health and safety laws and regulations” and “Item 4.B—Information on the Company—Business overview—Government regulations—Environmental laws and regulations” of the 2019 Form 20-F (incorporated by reference in this prospectus supplement) and note 9.3 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement).

Laws and regulations restricting emissions of greenhouse gases could force ArcelorMittal to incur increased capital and operating costs and could have a material adverse effect on ArcelorMittal’s results of operations, financial condition and reputation.

Compliance with new and more stringent environmental obligations relating to greenhouse gas emissions may require additional capital expenditures or modifications in operating practices, as well as additional reporting obligations. The integrated steel process involves carbon and creates carbon dioxide (“CO2”), which distinguishes integrated steel producers from mini-mills and many other industries where CO2 generation is primarily linked to energy use. The EU has established greenhouse gas regulations and has revised its emission trading system for the period after 2020 in a manner that may require ArcelorMittal to incur additional costs to acquire emissions allowances. Delegated regulations in this regard are expected. Other jurisdictions have also started to enact similar regulations, including South Africa, where a CO2 tax system was introduced in 2019 and in Kazakhstan, where the Emission Trading Scheme restarted operation on January 1, 2018 with new trading procedures and allocation methods supported by an online platform for monitoring, reporting and verifying emission sources and greenhouse gases (GHG). In the United States, reporting of greenhouse gas emissions from certain large sources has been required since 2011.

Although the current administration is seeking to delay further regulation of greenhouse gas emissions at the federal level, emissions trading regimes and other initiatives are continuing to be pursued in various states. Other regulations have been implemented in Argentina, Ukraine and Canada and additional measures may be enacted in the future in other jurisdictions, further increasing the complexity of compliance with environmental laws and regulations.

Following the international agreement reached by the United Nations Framework Convention on Climate Change in December 2015 with the aim to implement the necessary drivers to achieve drastic reductions of carbon emissions (the “Paris Agreement”), the environmental regulatory system has become more complex worldwide and the Company has taken steps to reduce its emission footprint, which in 2018 totaled approximately 203 million tonnes through various research and development initiatives. Whether in the form of a national or international cap-and-trade emissions permit system, a carbon tax or acquisition of emission rights at market prices, emissions controls, reporting requirements, or other regulatory initiatives, such environmental regulations could have a negative effect on ArcelorMittal’s production levels, income and cash flows. These laws could also negatively affect the Company’s suppliers and customers, which could translate into higher costs and lower sales. In particular, the EU Commission’s decision to further reduce the allocation of CO2 emission rights to companies could negatively impact the global steel industry, as the amount of such rights is currently at the edge of covering technically achievable operating conditions. CO2 emissions regulations have already resulted in increased costs in Europe, and ArcelorMittal expects costs will continue to increase with the implementation of Phase IV of the European Union’s Emission Trading Scheme (“ETS”) starting in 2021.

Furthermore, many developing nations have not yet instituted significant greenhouse gas regulations, and the Paris Agreement specifically recognizes that greenhouse gas emissions will peak later in developing countries. As the Intended Nationally Determined Contributions (“INDC”) for developing nations under the Paris Agreement may be less stringent than for developed nations in light of different national circumstances, ArcelorMittal may be at a competitive disadvantage relative to steelmakers having more or all of their production in developing countries. Depending on the extent of the difference between the requirements in developed regions (such as Europe) and developing regions (such as China or the CIS), this competitive disadvantage could be severe and render production in the developed region structurally unprofitable. High carbon costs in combination with weakening demand, rising imports, high energy costs and high iron ore prices was one of the factors underlying the Company’s decision to implement production cuts in Europe in 2019. To address the resulting competitive disadvantage compared to imports, which is expected to increase in the future absent government intervention, the Company has lobbied the European Commission to introduce a carbon border adjustment to the safeguard measures on steel imports in order to ensure that imports into Europe face the same carbon costs as producers in Europe.

In addition, as regulators and investors increasingly focus on climate change issues, the Company is exposed to the risk of frameworks and regulations being adopted that are ill-adapted to its operations. For example, the most established framework for carbon pricing and emissions trading schemes is currently the European Union’s ETS discussed above. As mentioned above, the Company has highlighted the importance that a carbon border adjustment be included in this system in order to avoid competitive distortions such as European steel becoming overpriced due to European carbon policy, prompting the market to outsource its steel from other regions where carbon is less expensive. With respect to investors, the European Union has reached a political agreement on a package of measures to implement key actions with respect to its sustainable finance plan, including a proposed regulation to create a unified classification system (“taxonomy”) on what can be considered an environmentally sustainable economic activity, as a step in the efforts to channel investments into sustainable activities. If the metrics adopted in the taxonomy are not appropriate for the Company or if investors, financial institutions or other stakeholders, including the public, begin to view investments in steel and mining as undesirable, it may become more difficult and/or more expensive for the Company to obtain financing. While the Company has taken significant steps and continues to adapt its operations in light of climate change and the need for sustainability, such steps may not be in line with future frameworks or regulations or market views of investment suitability.

For further information on environmental laws and regulations and how they affect the Company’s operations, see “Item 4.B—Information on the Company—Business overview—Government regulations—Environmental laws and regulations” of the 2019 Form 20-F (incorporated by reference in this prospectus supplement) and note 9.3 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement).

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes, mining taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and national or local government budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See note 10 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement).

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on the Company’s financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

ArcelorMittal is subject to economic policy, political, social and legal risks and uncertainties in the emerging markets in which it operates or proposes to operate, and these uncertainties may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a large number of emerging markets. In recent years, many of these countries have implemented measures aimed at improving the business environment and providing a stable platform for economic development. ArcelorMittal’s business strategy has been developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure will continue, but this cannot be guaranteed. Any slowdown in the development of these economies could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects, as could insufficient investment by government agencies or the private sector in physical infrastructure. For example, the failure of a country to develop reliable electricity and natural gas supplies and networks, and any resulting shortages or rationing, could lead to disruptions in ArcelorMittal’s production.

Moreover, some of the countries in which ArcelorMittal operates have been undergoing substantial political transformations from centrally-controlled command economies to market-oriented systems or from authoritarian regimes to democratically-elected governments and vice-versa. Political, economic and legal reforms necessary to complete such transformation may not progress sufficiently. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. The political systems in these countries are vulnerable to their populations’ dissatisfaction with their government, reforms or the lack thereof, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries. For example, in Ukraine, political unrest and intermittent combats between the Ukrainian army and pro-Russian rebels in the Donbass region have occurred since Russia’s purported annexation of Crimea in March 2014. In addition, certain of ArcelorMittal’s operations are also located in areas where acute drug-related violence (including executions and kidnappings of non-gang civilians) occurs and the largest drug cartels operate, such as the states of Michoacan, Sinaloa and Sonora in Mexico.

Certain emerging markets where ArcelorMittal has operations have experienced or are experiencing particularly difficult operating conditions. Brazil, for example, is emerging from a period of severe recession and political uncertainty. South Africa entered a recession in the second quarter of 2018, and prior to this recession, the South African steel and mining industries have been subject to a challenging operating environment characterized by lower local demand, increased cheap imports and higher costs, resulting in losses in recent years for ArcelorMittal South Africa. Many emerging markets are also at risk of economic crises (be it external debt, currency, domestic corporate, household or public debt crises) usually brought on by an economic or political shock which can exacerbate existing domestic structural imbalances. Crises in Argentina and Turkey in 2018/19 were examples and had negative impacts on the Company’s core markets in Brazil and the EU, respectively. Other countries at risk of further economic crises include, for example, South Africa (in relation to its public debt), Ukraine (in relation to its external debt) and to a lesser extent India (in relation to its public debt).

In addition, epidemics and/or pandemics may affect ArcelorMittal’s operations in certain regions and, in some cases, globally. For example, ArcelorMittal operates in Liberia, which underwent an Ebola virus disease epidemic in 2014 and 2015; its operations and projects in the country were substantially affected. Currently, the COVID-19 pandemic has been and continues to affect many regions of the world with differing degrees of severity and viral peaks likely still to come in many emerging market regions, and its economic ramifications have provoked regional and global recessions. The COVID-19 pandemic is having, and future epidemics or pandemics, may have, a material adverse effect on ArcelorMittal’s operations, production targets and expansion plans in the markets in which it operates and, more generally, on its results of operation and financial condition.

In addition, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to the independence of the judiciary, property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security for foreign investment than in more developed countries. ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates because, among other reasons, those countries may not be parties to treaties that recognize the mutual enforcement of court judgments. Assets in certain countries where ArcelorMittal operates could also be at risk of expropriation or nationalization, and compensation for such assets may be below fair value. For example, the Venezuelan government has implemented a number of selective nationalizations of companies operating in the country to date. Although ArcelorMittal believes that the long-term growth potential in emerging markets is strong, and intends them to be the focus of the majority of its near-term growth capital expenditures, legal obstacles could have a material adverse effect on the implementation of ArcelorMittal’s growth plans and its operations in such countries.

ArcelorMittal is subject to an extensive, complex and evolving regulatory framework which may expose it and its subsidiaries, joint ventures and associates to investigations by governmental authorities, litigation and fines, in relation, among other things, to antitrust and compliance matters. The resolution of such matters could negatively affect the Company’s profitability and cash flows in a particular period or harm its reputation.

ArcelorMittal’s business encompasses multiple jurisdictions and complex regulatory frameworks, including in relation to antitrust and economic sanctions, anti-corruption and anti-money laundering matters. Laws and regulations in these areas are complex and constantly evolving and enforcement of them continues to increase. ArcelorMittal may as a result become subject to increasing limitations on its business activities and to the risk of fines or other sanctions for non-compliance.

As a result of its position in the steel industry and its historical growth through acquisitions, ArcelorMittal could be subject to governmental investigations and lawsuits by private parties based on antitrust laws. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects. ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. See note 9.3 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement). Antitrust proceedings, investigations and follow-on claims involving ArcelorMittal subsidiaries are also currently pending in various countries including Brazil and Germany. Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, the nature of the resolutions of such proceedings are difficult to forecast but negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages.

ArcelorMittal’s governance and compliance processes, which include the review of internal controls over financial reporting as well as a Code of Business Conduct and other rules and protocols for the conduct of business, may not prevent breaches of laws and regulations or internal policies relating to compliance matters at ArcelorMittal or its subsidiaries, as well as to instances of non-compliant behavior by its employees, contractors or other agents. This risk is also present at ArcelorMittal’s joint ventures and associates where ArcelorMittal has a non-controlling stake and does not control governance practices or accounting and reporting procedures.

Unfavorable outcomes in current and potential future litigation and investigations relating to anti-trust and compliance matters could reduce ArcelorMittal’s liquidity and negatively affect its profitability, cash flows, results of operations and financial condition, as well as harm its reputation.

ArcelorMittal is currently and in the future may be subject to legal proceedings or product liability claims, the resolution of which could negatively affect the Company’s profitability and cash flows in a particular period.

ArcelorMittal’s profitability or cash flows in a particular period could be affected by adverse rulings in current and future legal proceedings against the Company. See note 9.3 to the 2019 Financial Statements (included in the 2019 Form 20-F and incorporated by reference in this prospectus supplement).

In addition, ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products, including products used in certain safety-critical applications, such as, for example, pipes used in gas or oil pipelines and in automotive applications. ArcelorMittal also from time to time offers advice to these manufacturers. There could be significant consequential damages resulting from the use of or defects in such products. While ArcelorMittal has a limited amount of product liability insurance coverage, a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products, could leave ArcelorMittal uninsured against a portion or the entirety of such an award and materially harm its financial condition and future operating results.

Changes to global data privacy laws and cross-border personal data transfer requirements could adversely affect ArcelorMittal’s business and operations.

ArcelorMittal’s business depends on the transfer of data between its affiliated entities, to and from its business partners, and with third-party service providers, which may be subject to global data privacy laws and cross-border transfer restrictions. While ArcelorMittal takes steps to comply with these legal requirements, the volatility and changes to the applicability of those laws, as well as evolving standards and judicial and regulatory interpretations of such laws may impact ArcelorMittal’s ability to effectively transfer data across borders in support of its business operations and lead to possible administrative, civil, or criminal liability, as well as reputational harm to the Company and its employees. ArcelorMittal has taken actions necessary to comply with the European Union’s General Data Protection Regulation (“GDPR”), which became enforceable in May 2018. The GDPR creates a range of compliance obligations for subject companies and increases financial penalties for non-compliance. Other countries in which ArcelorMittal operates or has a presence such as Brazil, India and South Africa have or are in the process of adopting similar legislation for the protection of personal information. Ensuring compliance will require investments to improve business processes, IT solutions and security solutions. The costs of compliance with GDPR and similar legislation for the protection of personal data and the potential for fines and penalties in the event of a breach of these laws may have an adverse effect on ArcelorMittal’s business and operations.

VII. Risks Related to an Investment in the Notes

In this section, unless the context indicates otherwise, the terms “we,” “our”, “the Company” and “ArcelorMittal” refer to ArcelorMittal alone. Unless otherwise defined in this prospectus supplement, defined terms used in “Risk Factors” have the same meanings as in “Description of the Notes.”

The Issuer is not required to repay principal on the Notes.

Although the Notes are a form of subordinated debt securities, the Issuer is never required to repay the principal amount at maturity. Instead, on the Maturity Date, the Notes will be mandatorily redeemed for the Issuer’s Shares, which may have a market value significantly less than the principal amount of the Notes. Accordingly, holders are exposed to fluctuation in the value of the Shares into which the Notes will be converted upon maturity.

In the event of the Issuer’s bankruptcy, holders may not make a claim for the principal amount of the Notes.

In the event of the Issuer’s bankruptcy, dissolution, liquidation or similar events, holders will not have the ability under the terms of the Notes to make a claim against the Issuer for the principal amount of their Notes. Instead (except in the case of such an event occurring for the purposes of or pursuant to a merger, amalgamation, reorganization, division or restructuring while solvent), each holder will be entitled to declare its Notes due and demand immediate redemption at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments (if any). The Redemption Amount is the Current Market Value multiplied by the Maximum Conversion Ratio, and will very likely be less than the principal amount of the Notes. In addition, under the terms of the Notes, a claim for the Redemption Amount will be subordinated to certain of the Issuer’s other liabilities as described below.

In the event of the Issuer’s bankruptcy, the terms of the Notes limit the rights of the trustee and the holders in related proceedings.

Under the terms of the Notes, neither the trustee nor any holder may take any action in respect of an Enforcement Event other than those described under “Description of the Notes—Enforcement Events” and, in particular, may not take any other action that would influence the outcome of a bankruptcy proceeding or restructuring outside bankruptcy.

Subject to mandatory provisions of Luxembourg law, holders of Notes will, under the terms of the Notes, be prevented from participating in creditor consultations and votes, inter alia, in composition proposals in a bankruptcy (faillite) or moratorium (concordat préventif de faillite) or on a reorganization plan in a controlled management (gestion contrôlée), or from appealing decisions by the receiver or other appointed official in the context of the relevant insolvency proceedings, or decisions of the relevant court, which may adversely affect the rights of the holders of the Notes.

The Issuer’s obligations under the Notes are subordinated to certain of the Issuer’s liabilities.

Under the terms of the Notes, the Issuer will be required to make deliveries of Shares upon a conversion of the Notes. In addition, in the event of the Issuer’s bankruptcy, dissolution, liquidation or similar events (except in the case of such an event occurring for the purposes of or pursuant to a merger, amalgamation, reorganization, division or restructuring while solvent), holders will be entitled to declare the Notes due and demand immediate redemption at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments (if any). However, the Issuer’s obligations to make payments or deliveries are unsecured and subordinated and will rank junior in priority of payment to the rights and claims against the Issuer of the Issuer’s senior creditors, including those to whom the Issuer has granted guarantees of obligations of one or more of its subsidiaries. You may lose all or some of your investment if the Issuer or potentially one or more of its subsidiaries whose obligations it has guaranteed become subject to insolvency proceedings. In addition, such obligations would be structurally subordinated to the liabilities of the Issuer’s subsidiaries.

Interest payments under the Notes may be deferred.

The Issuer may defer the payment of interest on the Notes indefinitely, unless and until a Compulsory Payment Event occurs, or if the Issuer makes a payment of interest on the Notes, redeems the Notes, fails to pay any amount due under the Notes other than pursuant to a permitted interest deferral election, or in certain bankruptcy, insolvency or liquidation events. For further information, see the definition of “Mandatory Interest Payment Date” in “Description of the Notes—Certain Defined Terms.”

In no event will holders of Notes be able to accelerate their Notes as a result of such deferral; such holders will have claims only for amounts then due and payable on their Notes. After the Issuer has fully paid all deferred interest on the Notes, future interest payments on any Notes that remain outstanding will be subject to further deferral as described above.

Any deferral of interest payments is likely to have an adverse effect on the market price of the Notes. In addition, as a result of the interest deferral provision of the Notes, the market price of the Notes may be more volatile than the market prices of other debt securities in respect of which original issue discount or interest accruals are not subject to such deferrals and may be more sensitive generally to adverse changes in the Issuer’s financial condition.

Since the Issuer conducts its operations through subsidiaries, your right to receive payments on the Notes is effectively subordinated to the other liabilities of the Issuer’s subsidiaries.

The Issuer is a holding company which is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to meet its debt servicing obligations. In addition, the Issuer’s subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Claims of the creditors of the Issuer’s subsidiaries have priority as to the assets of such subsidiaries over the claims of the Issuer’s creditors. Consequently, holders of the Notes are in effect structurally subordinated, on insolvency, to the prior claims of the creditors of the Issuer’s subsidiaries. There is no limitation under the Notes on the ability of the Issuer’s subsidiaries to incur debt. As of March 31, 2020, The Issuer’s total debt, which includes long-term debt and short-term debt, was $13.796 billion ($1.665 billion of which was consolidated subsidiary level debt). In addition, ArcelorMittal USA, a subsidiary of the Issuer, has entered into a five-year senior secured asset-based revolving credit facility of up to $1 billion, which was fully available as of March 31, 2020. This facility is secured by inventory and certain other working capital and related assets of ArcelorMittal USA and certain of its subsidiaries in the United States. ArcelorMittal South Africa, a subsidiary of the Issuer, has entered into a revolving borrowing base finance facility of up to ZAR 4.5 billion. Any borrowings under this facility are secured by certain eligible inventory and receivables, as well as certain other working capital and related assets of ArcelorMittal South Africa. As of March 31, 2020, ZAR 2.1 billion ($117 million) had been drawn. The Issuer has also guaranteed $3.088 billion borrowed by AMNS Luxembourg Holding S.A. (“AMNS”) under a term loan agreement entered into to refinance the amounts borrowed under the $7 billion term facilities agreement in connection with the acquisition of ArcelorMittal Nippon Steel Limited (formerly known as Essar Steel India Limited). Lenders under these facilities are accordingly senior to holders of the Notes. On May 5, 2020 ArcelorMittal and a syndicate of banks entered into the New Credit Facility with tranches of $0.7 billion and €2.1 billion. No assurance can be given that the Issuer will not enter into further secured financing arrangements in the future, either directly or through subsidiaries.

The Issuer’s ability to make debt service payments depends on its ability to transfer income and dividends from its subsidiaries.

The Issuer is a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which it conducts operations. A number of the Issuer’s subsidiaries are located in countries that may impose regulations restricting the transfer of dividends and other income outside of the country through exchange control regulations.

Furthermore, the continued transfer to the Issuer of dividends and other income from its subsidiaries are in some cases limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. If in the future these restrictions are increased or if the Issuer is otherwise unable to ensure the continued transfer of dividends and other income to it from these subsidiaries, its ability to make debt payments (including on the Notes) will be impaired. The Notes do not restrict the Issuer or its subsidiaries from incurring additional debt or guaranteeing additional debt in the future.

Since the Notes are unsecured, your right to receive payments will be structurally subordinated to the secured indebtedness of the Issuer.

The Notes will be unsecured. There is no limitation under the Notes on the Issuer’s ability to incur secured debt. As of March 31, 2020, the Issuer had approximately $1,234 million of consolidated secured indebtedness outstanding. If the Issuer defaults on the Notes, or after the bankruptcy, liquidation or reorganization of the Issuer, then, to the extent the obligor has granted security over its assets, the assets that secure debts owed to that creditor will be used to satisfy the obligations under that secured debt before the obligor can make payment on the Notes, as applicable. There may only be limited assets available to make payments on the Notes in the event of an acceleration of the Notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the creditors of the remaining amount of secured debt would share equally with all unsubordinated unsecured indebtedness (save for certain mandatory exceptions provided by Luxembourg law).

The Notes do not contain any financial covenants, and the Issuer may incur additional indebtedness or engage in other transactions that could increase the risks associated with its already substantial indebtedness.

As of March 31, 2020, the Issuer had $5.5 billion available to be drawn under its existing unsecured revolving credit facility, ArcelorMittal USA had $1.0 billion available to be drawn under its existing senior secured asset-based revolving credit facility and ArcelorMittal South Africa had a ZAR 4.5 billion borrowing base facility, under which ZAR 2.1 billion ($117 million) had been drawn, all of which is or would be secured. The Issuer has also guaranteed $3.088 billion borrowed by AMNS under a term loan agreement entered into to refinance the amounts borrowed under the $7 billion term facilities agreement in connection with the acquisition of ArcelorMittal Nippon Steel Limited (formerly known as Essar Steel India Limited). Although the terms of the Issuer’s $5.5 billion revolving credit facility dated December 19, 2018 includes a financial covenant that may limit the Issuer’s ability to draw down on the facility or to incur additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances the amount of additional indebtedness that may be drawn down or incurred in compliance with these restrictions could be substantial. In addition, the terms of the Notes place no restrictions on the Issuer’s ability to incur additional debt. On May 5, 2020 the Issuer and a syndicate of banks entered into the New Credit Facility. The Issuer’s subsidiaries may also be able to incur substantial additional indebtedness in the future. If the Issuer incurs additional indebtedness, the related risks that the Issuer now faces could intensify. See “—Risks Related to ArcelorMittal—Risks Related to ArcelorMittal’s Financial Position and Organizational Structure— ArcelorMittal has a substantial amount of indebtedness, which could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business and the market’s perception of ArcelorMittal’s leverage may affect its share price.”

Additionally, except as provided otherwise under “Description of the Notes—Voluntary Conversion upon the Occurrence of a Relevant Event,” holders of the Notes will not be protected under the terms of the Notes or the Indenture in the event of a highly leveraged transaction, a reorganization or a restructuring, merger or similar transaction that may adversely affect holders of the Notes.

The Issuer is not restricted in its ability to dispose of its assets by the terms of the Notes.

The Issuer is permitted to sell or otherwise dispose of its assets to another corporation or other entity under the terms of the Notes. The Issuer is also generally permitted to create security over its assets to secure other securities or debt instruments. If the Issuer were to decide to dispose of its assets, holders of the Notes will not be entitled to declare an acceleration of the Notes, and those assets will no longer be available to support payments on the Notes (although holders will have limited remedies under certain circumstances in a liquidation context. See “Description of the Notes—Enforcement Events”).

There are no events of default, acceleration or similar events under the Notes.

Holders may not at any time demand repayment or redemption of their Notes for cash, except for the Redemption Amount upon the Issuer’s bankruptcy, dissolution, liquidation or similar events (other than in the case of such an event occurring for the purposes of or pursuant to a merger, amalgamation, reorganization, division or restructuring while solvent). In addition, the trustee, on behalf of the holders of the Notes may, at its discretion, or shall at the direction of the holders of 25% of the aggregate principal amount of the outstanding Notes, enforce the payment of interest and delivery of shares otherwise due as described in this prospectus supplement, subject to any applicable laws, by instituting proceedings for the bankruptcy of the Issuer and/or proving in any bankruptcy (or other insolvency proceedings) of the Issuer any payment obligations of the Issuer arising under the Notes, but may take no other action in respect of non-payment.

There are limitations on the remedies available to investors and the trustee should the Issuer fail to pay amounts due on the Notes.

In the case of an Enforcement Event for non-payment (as described herein), the trustee, on behalf of the holders of the Notes, may, at its discretion, or shall at the direction of holders of 25% of the aggregate principal amount of outstanding Notes, subject to any applicable laws, institute proceedings for the bankruptcy of the Issuer and/or prove in any bankruptcy (or other insolvency proceedings) of the Issuer in respect of any payment or delivery, as the case may be, obligations of the Issuer arising under the Notes. However, neither the trustee nor any holder of a Note may take any other action in respect of such an Enforcement Event, and in particular may not take any other action that would influence the outcome of a bankruptcy proceeding or restructuring outside bankruptcy. See “Description of the Notes—Enforcement Events.”

A downgrade in the Issuer’s credit rating or arbitrage trading could adversely affect the trading prices of the Notes.

The trading prices for the Notes are directly affected by the Issuer’s credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including the Issuer. Any ratings downgrade could adversely affect the trading prices of the Notes or the trading markets for the Notes to the extent trading markets for the Notes develop. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative values of the Notes. Any trading by arbitrageurs could, in turn, affect the trading prices of the Notes.

Credit ratings may not reflect all risks.

One or more independent credit rating agencies may assign credit ratings to the Notes. The ratings may not reflect the potential impact of all risks related to the structure, market and additional factors discussed above, and other factors that may affect the value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

There may not be liquid trading markets for the Notes.

The Notes are new securities with no established trading market, and while the Issuer will apply to list the Notes on the NYSE, subject to satisfaction of the NYSE’s minimum equity listing standards with respect to the Notes, there is no guarantee that such requirement will be satisfied and that the Notes will ultimately be listed on a national securities exchange or any other organized trading market or quoted on any automated quotation system. The underwriters have advised the Issuer that they intend to make a market in the Notes, but they will not be obligated to do so and may discontinue any market-making in the Notes at any time, at their sole discretion. As a result, the Issuer cannot assure you as to the liquidity of any trading market for the Notes. If active markets for the Notes do not develop, the prices of the debt securities and the ability of a holder of Notes to find a ready buyer will be adversely affected.

The market value of the Notes will be affected by the creditworthiness of the Issuer and the Group and a number of additional factors, including market interest and yield rates.

The value of the Notes depends on a number of interrelated factors, including the market price for the Shares and economic, financial and political events in the countries or regions where the Issuer has significant operations, including factors affecting capital markets generally and the stock exchange on which the Notes are traded, if any. These factors also include the creditworthiness and credit ratings of the Issuer and the Group (see “—A downgrade in the Issuer’s credit rating or arbitrage trading could adversely affect the trading prices of the Notes” and “—The Notes do not contain any financial covenants, and the Issuer may incur additional indebtedness or engage in other transactions that could increase the risks associated with its already substantial indebtedness.” above). The price at which a holder will be able to sell the Notes may be at a discount, which could be substantial, from the issue price or the purchase price paid by such purchaser.

The market price of the Notes could be significantly affected by the market price of the Shares, which may fluctuate significantly.

The Issuer expects that the market price of the Notes will be significantly affected by the market price of the Shares. This may result in greater volatility in the trading value for the Notes than would be expected for nonconvertible debt securities that the Issuer may issue. Factors that could affect the Share price include the following:

•	actual or anticipated fluctuations in ArcelorMittal’s business, results of operations and financial condition;

•	changes in the estimates of ArcelorMittal’s results of operations and financial condition by securities analysts;

•	potential or actual sales of blocks of Shares in the market or short selling of Shares;

•	volatility in the market as a whole or investor perception of ArcelorMittal’s industries and competitors;

•	announcements by ArcelorMittal or its competitors of significant acquisitions, divestitures, joint ventures, capital commitments or commercial developments;

•	additions or departures of key personnel;

•	future issues of Shares by ArcelorMittal or sales of Shares by ArcelorMittal or existing shareholders;

•	new government regulations;

•	changes to ArcelorMittal’s credit ratings;

•	general, economic, financial and political conditions; and

•	the risk factors in relation to ArcelorMittal and its industry set out above.

In recent periods, stock markets, including the NYSE and the European exchanges on which the Shares are listed, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of the Shares and the Notes.

Future sales of the Shares in the public market or the issuance by the Issuer of securities senior to the Shares could adversely affect the trading price of the Shares and the value of the Notes and the Issuer’s ability to raise funds in new stock offerings.

Future sales of substantial amounts of the Shares or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of the Shares and the value of the Notes and could impair the Issuer’s ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of the Shares or the availability of the Shares for future sale will have on the trading price of the Shares or the value of the Notes.

The price of the Shares could be affected by possible sales of the Shares by investors who view the Notes as a more attractive means of equity participation in the Issuer and by hedging or arbitrage trading activity, including as part of the Concurrent Share Offering contemplated herein, that the Issuer expects to develop involving the Shares. The hedging or arbitrage could, in turn, affect the trading price of the Notes.

The trading market for securities such as the Notes and the Shares may be volatile and may be adversely impacted by many events.

The market for securities issued by issuers such as the Issuer, such as the Notes and the Shares, is influenced by economic and market conditions and, to varying degrees, market conditions, interest rates, currency exchange rates and inflation rates in other European and other industrialized countries. There can be no assurance that events in the Grand Duchy of Luxembourg, Europe, the United States or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the Notes or the Shares or that economic and market conditions will not have any other adverse effect. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Notes or the Shares. Any trading by arbitrageurs could, in turn, affect the trading prices of the Notes or the Shares.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Notes.

We expect that many investors in, and potential purchasers of, the Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Notes. Investors would typically implement such a strategy by selling short the Shares underlying the Notes and dynamically adjusting their short position while continuing to hold the Notes. Investors may also implement this type of strategy by entering into swaps on the Shares in lieu of or in addition to short selling the Shares.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including the Shares) and securities convertible or exchangeable for equity securities (including the Notes). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Notes to effect short sales of our common stock, borrow the Shares or enter into swaps on the Shares could adversely affect the trading price and the liquidity of the Notes.

Interest on Optionally Deferred Payments may not be enforceable under Luxembourg law.

Subject to certain non-relevant exceptions, the accrual of interest on interest is prohibited by article 1154 of the Luxembourg Civil Code. Based on then identical provisions of the French Civil Code, French courts have ruled that a valid foreign law governed interest on interest clause is enforceable in France. Relevant legal literature is generally supportive of this position, but Luxembourg courts do not appear to have ruled on this point. The provision of the Notes providing for the accrual of interest on Optionally Deferred Payments is valid and enforceable as a matter of New York law. While the Issuer’s position is that this provision, or a New York court order enforcing this provision, will be enforceable in Luxembourg, it cannot be ruled out that a Luxembourg court may refuse such enforcement.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the Notes.

The Issuer is a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the Notes to effect a restructuring of the Company or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under Luxembourg law (it should be noted that a draft bill (projet de loi) with the purpose of reforming the current insolvency regimes under Luxembourg law was introduced in the Luxembourg Parliament on February 1, 2013 under number N°6539 and that such draft bill, as modified in the course of the legislative process, may adversely affect the rights of recovery of the holders of the Notes once it enters into full force and effect).

Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Three formal corporate rescue procedures exist: controlled management (gestion contrôlée), which involves one or several commissioners (commissaires à la gestion contrôlée) preparing a plan of reorganization or a plan for the realization and distribution of the assets; moratorium (concordat préventif de faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors; and the suspension of payments (sursis de paiement), whereby one or more commissioners is/are appointed by the court to oversee the management of the company during the suspension of payments period.

A judgment in bankruptcy proceedings (faillite) has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or nonprivileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges on certain types of assets. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce its security interest if an event of default has occurred under the security agreement. Further, in a bankruptcy proceeding (faillite), the debtor has the right to make composition (concordat) proposals which are inter alia subject to approval by creditors representing at least 75% of all admitted unsecured claims. The ratification of a composition in a bankruptcy proceeding (faillite) or in a moratorium (concordat préventif de faillite) will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims. Equally, the procedure of suspension of payments (sursis de paiement) once approved has no effect on secured creditors.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the Notes to effect a restructuring of the Company and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors and their ranking, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the Notes whose rights will, in addition, be subordinated to those of unsecured senior creditors. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be resubmitted to the Company’s receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause holders of the Notes to recover less than the principal amount of their Notes or less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the Notes to be delayed compared with holders of undisputed claims.

You may have to pay taxes if we adjust the Conversion Ratio of the Notes in certain circumstances, even though you would not receive any cash.

The Issuer will adjust the Conversion Ratio of the Notes for certain events that affect our capital structure (see “Description of the Notes—Conversion Ratio Adjustments”). Upon certain adjustments to (or certain failures to make adjustments to) the Conversion Ratio if you are a U.S. Holder (as defined under “Tax Considerations”), you may be treated as having received a constructive distribution from the Issuer, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the adjustment to (or failure to adjust) the Conversion Ratio. Please consult your tax advisor and read “Tax Considerations—United States Federal Income Tax Considerations—Constructive Distributions.”

The law governing the Notes, or the official application or interpretation of such law, may change.

The Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York. No assurance can be given as to the impact of any possible judicial decision or change in New York law or the official application or interpretation of New York law after the date of this prospectus supplement.

A change of law may subject holders of the Notes to withholding tax or other taxes.

No assurance can be given as to the impact of any possible judicial decision or change to Luxembourg or U.S. or other jurisdictions’ tax laws or any applicable law or administrative practice (including, for example, any future implementation of a withholding tax or financial transaction tax) after the date on which the Notes issued in relation to the offering of the Notes. If a change in law leads to a mandatory imposition of a withholding tax or any other tax relating to the sale, transfer or disposition or any other transaction related to the Notes and/or the Shares, the value of the Notes may decline.

The circumstances triggering an Accelerated Mandatory Conversion Event may be unpredictable.

The Notes will be mandatorily converted into Shares prior to the Maturity Date upon an Accelerated Mandatory Conversion Event. One of the triggers for an Accelerated Mandatory Conversion Event is a downgrade of the Issuer’s credit rating by specified credit rating agencies by more than a specified amount (as described herein). The Issuer’s credit rating may be unpredictable and depends on a number of factors, many of which are outside of the Issuer’s control.

Because of the uncertainty regarding whether an Accelerated Mandatory Conversion Event may occur, trading behavior in respect of the Notes may differ from typical trading behavior associated with other types of convertible or exchangeable securities. Any indication that an Accelerated Mandatory Conversion Event may occur can be expected to have an adverse effect on the market price of the Notes and on the price of the Shares.

The Notes will not be redeemed for cash and holders of the Notes are exposed to fluctuation in the value of the Shares that they will receive upon conversion.

The Notes will not be redeemed for cash. Upon conversion, holders will only receive a number of Shares calculated by applying the Relevant Conversion Ratio, the Relevant Event Conversion Ratio, the Minimum Conversion Ratio or the Maximum Conversion Ratio, as the case may be, together with any Make-whole Amount, any Optionally Outstanding Payments, and any other accrued and unpaid interest to, but excluding, the Settlement Date, as the case may be. Holders will therefore bear the risk of any fluctuation in the value of the Shares.

At the time the Notes are acquired by investors (i) the price of the Shares at the time they are delivered upon conversion of the Notes, (ii) the number of Shares to be received upon conversion of the Notes and (iii) other than with respect to mandatory conversion on the Maturity Date, the date on which the Notes will be converted into Shares will not be ascertainable.

Moreover, upon the occurrence of an Accelerated Mandatory Conversion Event or an early mandatory conversion at the option of the Issuer, the Notes will be mandatorily converted into Shares. An Accelerated Mandatory Conversion Event would likely occur following a significant deterioration of the Issuer’s financial position and results of operations and will likely be accompanied by a prior deterioration in the market price of the Shares, which may be expected to continue after an Accelerated Mandatory Conversion Event.

Therefore, if there were an Accelerated Mandatory Conversion Event, the prevailing market price of the Shares may be below the Minimum Conversion Price, and upon conversion investors would receive Shares at a time when the market price of the Shares is diminished. In addition, there may be a delay between an Accelerated Mandatory Conversion Event and holders receiving their Shares, during which time the market price of the Shares may further decline. As a result, the value of the Shares received upon an Accelerated Mandatory Conversion Event could be lower than the price paid for the Notes at the time of their purchase.

As a result, an investor in the Notes faces almost the same risk of loss as an investor in the Shares since the investor will receive Shares in case of conversion upon an Accelerated Mandatory Conversion Event or early mandatory conversion at the option of the Issuer, or, unless previously converted or purchased and canceled, at maturity of the Notes.

The Issuer may mandatorily convert all of the Notes prior to the Maturity Date.

Subject to restrictions as to timing contained in “Description of the Notes—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer,” the Issuer may mandatorily convert all of the Notes at the Maximum Conversion Ratio. It is not possible to predict whether or not the Issuer will exercise its right to early mandatory conversion prior to the Maturity Date. There can be no assurance that, in the event of any such early mandatory conversion, the value of the Shares received will be equal to the return of the Notes if they could be held until maturity. In addition, the early mandatory conversion feature of the Notes may limit their market value.

The Issuer may be unable to deliver Shares upon conversion of the Notes.

The Issuer may become legally barred from delivering or otherwise be unable to deliver Shares upon conversion of the Notes. In such a case, the rights and claims that the holders of the Notes would otherwise have against the Issuer to convert their Notes into Shares will be suspended for the time in which the Issuer is unable to deliver Shares. While the Notes will continue to bear interest for any period that the Issuer is unable to deliver Shares, the price of the Shares may fall during such a period, which would negatively impact the value of the Notes. If as a result of a liquidation event occurring in relation to the Issuer, the Issuer is unable to deliver Settlement Shares to the holders at all, the claims of each holder for the delivery of Settlement Shares will be converted into a subordinated monetary claim against the Issuer. You will not otherwise be entitled to compensation for any losses that you may incur as a result of such suspension and your inability to convert your Notes during such time.

You do not have the right to require the Issuer to repurchase the Notes, and some significant restructuring transactions may not constitute an event that gives you a special right to convert Notes into Shares.

Although holders have a voluntary right to convert Notes into Shares at any time during the Conversion Period and pursuant to a special conversion period in case of a Relevant Event, as described in “Description of the Notes—Voluntary Conversion,” holders cannot require the Issuer to repurchase the Notes for cash. In addition, the definition of Relevant Event is limited to only certain transactions or events. Therefore, the provisions relating to the occurrence of a Relevant Event will not afford protection to holders of the Notes in the event of other transactions which do not meet the definition of a Relevant Event, but that could nevertheless adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a Relevant Event, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect the Issuer’s capital structure or any credit ratings or otherwise adversely affect the value of the Notes.

The Make-whole Amount due upon certain conversions may not adequately compensate you for the lost option time value of your Notes as a result of any such conversion.

Under an Accelerated Mandatory Conversion Event, early mandatory conversion at the option of the Issuer or conversion at the option of the holders during a Special Voluntary Conversion Period, the Issuer will be required to pay a Make-whole Amount as described under “Description of the Notes—Mandatory Conversion—Accelerated Mandatory Conversion.” That adjustment is based on a fixed amount and may not adequately compensate you for the lost option time value of your Notes. In addition, the Issuer’s obligation to deliver the Make-whole Amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

As a holder of Notes, you will not be entitled to any rights with respect to the Shares, but you will be subject to all changes made with respect to the Shares.

If you hold Notes, you will not be entitled to any rights with respect to the Shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Issuer’s ordinary shares), but you will be subject to all changes affecting the Shares. You will have rights with respect to the Shares only if and when the Issuer delivers Shares to you upon conversion of your Notes and, in limited cases, under the Conversion Ratio adjustments applicable to the Notes. For example, in the event that an amendment is proposed to the Issuer’s articles of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of Shares to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of the Shares.

The Conversion Price and Conversion Ratio of the Notes will not be adjusted for all dilutive events that may occur.

The Conversion Price and Conversion Ratio of the Notes are subject to adjustment for certain events including, but not limited to, cash dividends, certain financial transactions, increases in share capital, the distribution of reserves or share premia, absorption, merger, spin-off, division, buy-backs of the Shares as described under “Description of the Notes—Conversion Ratio Adjustments.” The Conversion Price and Conversion Ratio will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the Notes or the Shares. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the Conversion Price and Conversion Ratio, will not occur.

Conversion of the Notes may dilute the ownership interest of existing shareholders, including holders who have previously converted their Notes.

The conversion of some or all of the Notes may dilute the ownership interests of existing shareholders. Any sales in the public market of the Shares issuable upon such conversion could adversely affect prevailing market prices of the Shares. In addition, the anticipated conversion of the Notes into Shares, as well as the offering and short sales of Shares in connection with the Concurrent Share Offering discussed herein, could depress or further depress the price of the Shares.

Any short sales of Shares to hedge the Notes may have a negative effect on the market price of our Shares.

Buyers of the Notes may decide to hedge the price risk related to the ownership of the Notes by short selling Shares in the market. The establishment of any such short positions by the buyers of the Notes could have the effect of causing the market price of the Shares to be lower than it would have been absent such selling.

Provisions in the Indenture could delay or prevent an otherwise beneficial takeover of us.

The right of holders of the Notes to convert their Notes on special terms in connection with a Relevant Event could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then noteholders will have the right to convert Notes into Shares at any time during the Special Voluntary Conversion Period at the Relevant Event Conversion Ratio in case of a Relevant Event. In addition, we will be required to pay the Make-whole Amount and accrued and unpaid interest through to (but excluding) the relevant settlement date. In such case, and in other cases, our obligations under the Notes and the Indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us, including in a transaction that noteholders or holders of the Shares may view as favorable.

Your investment in the Notes may be terminated early if the Shareholder Resolution is not passed by the Resolution Deadline.

It is anticipated that ArcelorMittal will not initially have sufficient Shares available through standing corporate authorization and Shares in treasury available to satisfy all its Share delivery obligations upon conversion of the Notes after giving effect to the Concurrent Share Offering and other outstanding Share delivery obligations. ArcelorMittal intends to convene a general meeting of shareholders where the Shareholder Resolution will be proposed to approve sufficient authorized capital for the issuance of the maximum number of Shares potentially deliverable upon conversion of the Notes.

If the Shareholder Resolution is not passed by the Resolution Deadline of July 28, 2020, we may, by giving the Shareholder Event Notice not later than the 10th Trading Day after the Resolution Deadline, elect to redeem all but not some only of the Notes at the greater of (i) 102% of the principal amount of the Notes, together with accrued interest and (ii) 102% of the Fair Note Value of the Notes together with accrued interest, whereupon the Notes will be redeemed, on the day falling three (3) Trading Days after the end of the Fair Note Value Calculation Period. If the Shareholder Resolution is not passed by the Resolution Deadline, the Initial Non-Conversion Period will be automatically extended through (1) the expiration of the Shareholder Event Notice Period, or (2) the redemption of the Notes, if we exercise such right.

Upon any such redemption, your investment would be terminated earlier than would otherwise have occurred. There can be no assurance that a comparable investment will be available at that time.

Any future capital increases by the Company could have a negative impact on the price of the Notes.

The Company may in the future increase its share capital against cash or contributions in kind for various reasons including to finance any future acquisition or other investment or to strengthen its balance sheet. In connection with such transactions, the Company may, subject to certain conditions, limit or cancel the preferential subscription rights of the existing shareholders otherwise applicable to capital increases through contributions in cash, and no preferential subscription rights apply to capital increases through contributions in kind. Such transactions could therefore dilute the stakes in the Company’s share capital held by the shareholders at that time and could have a negative impact on the share price, earnings per share and net asset value per share.

The ability of the Company to distribute dividends is dependent on a variety of factors and no assurance can be given as to any future dividend payments.

The Company may only distribute dividends if it has sufficient funds available for distribution as determined pursuant to the Luxembourg company law. The annual dividend proposal to the general meeting of the shareholders of the Company is dependent on the development of its business and must be made under consideration of the capital base required for growth measures and current business prospects. Against the backdrop of significant cost saving measures being taken across the Company’s business, the Board of Directors decided at its meeting on May 5, 2020 to suspend dividend payments in respect of the year ended December 31, 2019 until such time as the operating environment normalizes. A dividend distribution of $0.20 and $0.10 per share was made in respect of the 2018 and 2017 fiscal years, respectively. No assurance can be given as to the existence or amount of dividend distributions in the future.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following reports filed or furnished by us to the SEC and available on the SEC’s website:

•	2019 Form 20-F;

•	Report on Form 6-K furnished on May 11, 2020, incorporating ArcelorMittal’s earnings release on its results as of and for the three months ended March 31, 2020 (the “March 31, 2020 Earnings Release”).

We also incorporate by reference into this prospectus supplement and the accompanying prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act, before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or a later document incorporated by reference herein modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. All information appearing in this prospectus supplement and the accompanying prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

The SEC maintains an internet site at www.sec.gov that contains reports and other information regarding issuers, including ArcelorMittal, that file electronically with the SEC. ArcelorMittal’s website address is www.arcelormittal.com. Any other information contained on any website referenced in this prospectus supplement is not incorporated by reference in this prospectus supplement.

Upon request, we will provide to each person, including any beneficial owner of a Note, to whom the prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement and the accompanying prospectus but not delivered with the prospectus supplement and the accompanying prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal Limited, 7th Floor, Berkeley Square House, Berkeley Square, London W1J 6DA, England, Attention: Mr. Daniel Fairclough, Investor Relations, telephone number: +44 207 543 1128.

USE OF PROCEEDS

The net proceeds of the offering, after deduction of the underwriting discount and commissions and expenses of approximately $                 million, amount to approximately $                 million.

ArcelorMittal intends to use the proceeds of this offering, together with the approximately $                 million net proceeds of the Concurrent Share Offering, for general corporate purposes, to deleverage and to enhance liquidity. In addition, following the closing of this offering and the Concurrent Share Offering, the commitments which remain available under the New Credit Facility will, in accordance with its terms, be cancelled in an amount equal to the proceeds of this offering and the Concurrent Share Offering, less certain expenses and tax costs that may, pursuant to the terms of the New Credit Facility, be deducted from the amount to be cancelled. The New Credit Facility matures on May 5, 2021.

DIVIDENDS AND DIVIDEND POLICY

Subject to certain limitations set out by Luxembourg law, each ArcelorMittal Share is entitled to participate equally in dividends when and if declared by the annual ordinary general meeting of shareholders out of funds legally available for such purposes. ArcelorMittal’s Articles of Association provide that the annual ordinary general meeting of shareholders may declare a dividend and ArcelorMittal’s Board of Directors may declare interim dividends within the limits permitted by Luxembourg law.

Declared and unpaid dividends held by ArcelorMittal for the account of its shareholders do not bear interest. Under Luxembourg law, claims for dividends will lapse in favor of ArcelorMittal five years after the date on which such dividends are declared.

Against the backdrop of significant cost saving measures being taken across the Company’s business, the Board of Directors decided at its meeting on May 5, 2020 to suspend dividend payments in respect of the year ended December 31, 2019 until such a time as the operating environment normalizes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2020:

•	on an actual basis;

•

and on an as adjusted basis to give effect to (i) the issuance and sale of $             aggregate principal amount of the Notes in this offering, and (ii) the issuance and sale of              ordinary shares in the Concurrent Share Offering, and the application of the net proceeds of each offering, after deducting the estimated underwriting discount and offering expenses of each offering, as described under “Use of Proceeds.”

You should read this table together with the ArcelorMittal Consolidated Financial Statements and the notes thereto and the March 31, 2020 Earnings Release, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2020
(amounts in U.S.$ millions)	Actual	As Adjusted
Short-term borrowings, including current portion of long-term debt	3,147
Secured and Unguaranteed	373
Guaranteed and Unsecured	89
Secured and Guaranteed	0
Unsecured/Unguaranteed	2,685
Long-term borrowings, net of current portion	10,650
Secured and Unguaranteed	861
Guaranteed and Unsecured	148
Secured and Guaranteed	0
Unsecured/Unguaranteed(1)	9,641
Non-controlling interests	1,774
Equity attributable to the equity holders of the parent(1)	34,249
Subscribed capital(1)	364
Additional paid-in capital(1)	34,829
Treasury shares	(600)
Reserves	(3,150)
Currency translation adjustments	(18,953)
Retained earnings	21,759
Total shareholders’ equity	36,023
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	49,820

(1)

The principal amount of the Notes issued will be allocated according to IAS 32.31 between financial liabilities and equity taking into consideration transaction costs. The amount shown for the Notes in the table above represents their principal amount and does not reflect such allocation. In case of the conversion of any Note there will be a transfer between additional paid-in capital and share capital in the amount of the notional value of the issued shares.

Except as disclosed herein, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since March 31, 2020.

As of March 31, 2020, ArcelorMittal had guaranteed approximately $237 million of debt of its operating subsidiaries and approximately $4.3 billion of debt of its associates and joint ventures. ArcelorMittal has also guaranteed $3.088 billion borrowed by AMNS under a term loan agreement entered into to refinance the amounts borrowed under the $7 billion term facilities agreement to finance the acquisition of ArcelorMittal Nippon Steel Limited (formerly known as Essar Steel India Limited).

As of March 31, 2020, ArcelorMittal had approximately $1,234 million of consolidated secured indebtedness outstanding.

As of March 31, 2020, ArcelorMittal had $5.5 billion of indebtedness available to be drawn under a revolving credit facility, all of which would be unsecured, ArcelorMittal USA had $1 billion of indebtedness available to be drawn under an asset-based revolving credit facility, all of which would be secured and ArcelorMittal South Africa had a ZAR 4.5 billion borrowing base facility, under which ZAR 2.1 billion ($117 million) had been drawn, all of which is or would be secured. On May 5, 2020 the Issuer and a syndicate of banks entered into the New Credit Facility which will, in accordance with its terms, be cancelled in an amount equal to the proceeds of this offering and the Concurrent Share Offering, less certain expenses and tax costs that may pursuant to the terms of the credit facility be deducted from the amount to be cancelled (see “Recent Developments” and “Use of Proceeds”).

DILUTION

As of March 31, 2020, the book value of ArcelorMittal’s shareholders’ equity attributable to the equity holders of the parent was $34,249 million or $33.84 per Share, based on 1,012,185,767 ArcelorMittal Shares outstanding (excluding the shares held in treasury by the Group). Based on the foregoing and after adjustment to take into account the issuance of                new Shares at the offering price in the Concurrent Share Offering and assuming the issuance of new shares for conversion of all Notes at (i) the Maximum Conversion Ratio or (ii) at the Minimum Conversion Ratio, and after deducting the costs of the Offerings estimated at $                million, the book value of ArcelorMittal’s shareholders’ equity attributable to the equity holders of the parent recorded in the statement of financial position under IFRS as of March 31, 2020 would have been $                million or $                per Share (in the case of (i)) or $                million or $                per Share (in the case of (ii)). This corresponds to a dilution in ArcelorMittal’s share capital by $                or        % per Share for existing shareholders (in the case of (i)) or $                million or $                per Share (in the case of (ii)).

RECENT DEVELOPMENTS

First Quarter Results

On May 7, 2020, ArcelorMittal announced its results for the three month period ended March 31, 2020. See the March 31, 2020 Earnings Release and incorporated by reference herein for more information.

New credit facility

On May 5, 2020 ArcelorMittal and a syndicate of banks entered into the New Credit Facility with tranches of $0.7 billion and €2.1 billion. The New Credit Facility has a maturity of 12 months and can be used for general corporate purposes. While the Company has no immediate need to draw on this New Credit Facility, it provides additional financial flexibility in the current extraordinary circumstances. The New Credit Facility contains restrictive covenants in line with those included in ArcelorMittal’s $5.5 billion revolving credit facility dated December 19, 2018, including the financial covenant which provides that ArcelorMittal must ensure that the “Leverage Ratio”, being the ratio of “Consolidated Total Net Borrowings” (consolidated total borrowings less consolidated cash and cash equivalents) to “Consolidated EBITDA” (the consolidated net pre-taxation profits of the ArcelorMittal group for a Measurement Period, subject to certain adjustments as defined in the facilities), at the end of each “Measurement Period” (each period of 12 months ending on the last day of a financial half-year or a financial year of ArcelorMittal), is not greater than a ratio of 4.25 to one. The terms of the New Credit Facility provide that it will be prepaid or cancelled to the extent of the receipt by the Group of the proceeds of, among other transactions, certain debt and equity capital markets transactions, including the issuance of shares or instruments convertible into shares in the capital of ArcelorMittal (such as those being offered in the Offerings, see “Use of Proceeds”).

Annual General Shareholders’ Meeting

In order to ensure the safety and wellbeing of our employees, shareholders and stakeholders, the annual general shareholders’ meeting that was scheduled to be held on May 5, 2020 has been postponed.

AMNS Luxembourg Holding S.A. $5.146 billion ten-year term loan

On March 17, 2020, ArcelorMittal announced that AMNS Luxembourg Holding S.A. (“AMNS Luxembourg”) had entered into a $5.146 billion ten-year term loan agreement with Japan Bank for International Cooperation, MUFG Bank LTD., Sumitomo Mitsui Banking Corporation, Mizuho Bank Europe N.V., and Sumitomo Mitsui Trust Bank, Limited (London Branch). The proceeds of the loan were used to refinance in full the amounts borrowed by AMNS Luxembourg in connection with the acquisition of ArcelorMittal Nippon Steel India Limited (formerly known as Essar Steel India Limited), including the amounts borrowed under the $7 billion bridge term facilities agreement guaranteed by ArcelorMittal. The obligations of AMNS Luxembourg under the term loan agreement are guaranteed by ArcelorMittal and NSC in proportion to their interests in the joint venture, being 60% by ArcelorMittal and 40% by NSC. The guarantee provided by ArcelorMittal in respect of the loan includes the same “Leverage Ratio” financial covenant as that included in ArcelorMittal’s $5.5 billion revolving credit facility dated December 19, 2018 and in the New Credit Facility, each as described above under “—New credit facility.”

AM InvestCo signs an amendment agreement with Ilva Commissioners

On March 4, 2020 ArcelorMittal announced that AM InvestCo and the Ilva Commissioners had executed an amendment (the “Amendment Agreement”) to the original lease agreement with a conditional obligation to purchase the Ilva business (the “Ilva Agreement”). The Amendment Agreement outlines the terms for a significant investment by Italian state-sponsored entities into AM InvestCo that is to be made pursuant to the terms of an agreement (the “Investment Agreement”) to be executed by November 30, 2020. The investment will be for a percentage of the AM InvestCo equity to be determined by third party valuation and in an amount at least equal to AM InvestCo’s remaining liabilities against the original purchase price for Ilva. The Amendment Agreement also provides for a 50% reduction in the quarterly rental payments payable by AM InvestCo.

The Amendment Agreement is structured around a new industrial plan for Ilva, which involves investment in lower-carbon steelmaking technologies. The core of the new industrial plan is the construction of a direct reduced iron (DRI) facility to be funded and operated by third party investors and an electric arc furnace (EAF) to be constructed by AM InvestCo. The new industrial plan contemplates reaching 8 million tons in total capacity by 2025 (as opposed to 2024 under the original industrial plan). The new industrial plan includes total outstanding industrial capital expenditures of €1.6 billion and approximately €800 million of environmental capital expenditures (of which €352 million is being funded by Ilva and €464 million is being funded by AM InvestCo).

Simultaneously, AM InvestCo and the Ilva Commissioners entered into a separate settlement agreement whereby AM InvestCo agreed to revoke its notice to withdraw from the original Ilva Agreement and the Ilva Commissioners agreed to withdraw their request for an injunction, which was scheduled to be heard in the Civil Court of Milan on March 6, 2020.

In the event that the Investment Agreement is not executed by November 30, 2020, AM InvestCo has a withdrawal right, subject to the payment of €500 million (€350 million being payable by December 31, 2020 as a condition for the withdrawal to become effective and the remainder potentially subject to certain settlement (or offsetting) mechanisms).

The Amendment Agreement brought forward the date for the completion of all conditions precedent and closing of the obligation to purchase from August 2023 to May 2022 and modified the conditions precedent, which now include, in particular, the closing of the Investment Agreement; the amendment of the existing environmental plan to account for changes in the new industrial plan; the lifting of all criminal seizures on the Taranto plant; the absence of restrictive measures—in the context of criminal proceedings where Ilva is a defendant—being imposed against AM InvestCo; and a new agreement with trade unions.

Suspension of Taranto potential shutdown order

In February 2020, the Mayor of Taranto issued an order to ArcelorMittal Italia related to certain emissions events that appear to have occurred in August 2019 and February 22 and 23, 2020 and that allegedly concern the Taranto plant. The order required ArcelorMittal Italia to identify the responsible installations in 30 days, eliminate any anomalies in 60 days or if necessary shut down certain installations relating to such emissions events. The Mayor of Taranto further alleged that adequate responses concerning such emissions were not received from the Ministry of the Environment. In response to this order, ArcelorMittal Italia filed an application for interim measures with the Lecce Court. In April 2020, the court upheld ArcelorMittal Italia’s application and suspended the Mayor of Taranto’s order until a further hearing in October 2020. The interim order further requires the Ministry of the Environment to file reports concerning the emission events which served as the basis for the Mayor of Taranto’s order.

Legal Proceedings updates

Appeal filed by Engie Thermique France with the Appeals Court of Versailles

Certain subsidiaries of the ArcelorMittal group are parties to proceedings, dating from 2010, against Engie and Engie Thermique France which claim damages in the amount of $153 million or alternatively $162 million for an alleged wrongful termination of a contract for the transformation of steel production gas into electricity. The ArcelorMittal subsidiaries have filed a counterclaim in the amount of $137 million. The contract had been entered into in 2006 for a term of 20 years. ArcelorMittal Méditerranée terminated it in July 2010 on the basis that Engie was solely responsible for the delay in the commissioning of the power plant (which suffered from significant malfunctions) constructed for the transformation of steel production gas into electricity. Engie claims that ArcelorMittal was in breach of the contract at the time of the termination due to certain alleged issues with the furnishing and quality of its steel production gas, and therefore unable to terminate the contract based on the sole breaches of Engie. The case was heard before the Commercial Court of Nanterre. In November 2019, the Appeals Court of Versailles determined (having been asked to decide whether a decision by the Commercial Court of Nanterre was in fact an official, formal judgment) that the earlier decision of the Commercial Court of Nanterre was the official first instance decision of the court. As a result, ArcelorMittal is ordered to pay damages of $3 million plus interest. On February 28, 2020, Engie filed an appeal.

Minority shareholder litigation

On January 8, 2008, ArcelorMittal received a writ of summons on behalf of four hedge fund shareholders of Arcelor to appear before the civil court of Luxembourg. The summons was also served on all natural persons sitting on the Board of Directors of ArcelorMittal at the time of the merger and including Mr. Lakshmi Mittal, as well as on Mrs. Usha Mittal, among other parties. The plaintiffs alleged in particular that, based on Mittal Steel’s and Arcelor’s disclosure and public statements, investors had a legitimate expectation that the exchange ratio in the second-step merger would be the same as that of the secondary exchange offer component of Mittal Steel’s June 2006 tender offer for Arcelor (i.e., 11 Mittal Steel shares for 7 Arcelor shares), and that the second-step merger did not comply with certain provisions of Luxembourg company law. They claimed, inter alia, the cancellation of certain resolutions (of the Board of Directors and of the Shareholders meeting) in connection with the merger, the grant of additional shares, or damages in an amount of 180 million euros. By judgment dated November 30, 2011, the Luxembourg civil court declared all of the plaintiffs’ claims inadmissible and dismissed them. The judgment was appealed in May 2012. By judgment dated February 15, 2017, the Luxembourg Court of Appeal declared all but one of the plaintiffs’ claims inadmissible, remanded the proceedings on the merits to the lower court with respect to the admissible claimant and dismissed all other claims. In June 2017, the plaintiffs filed an appeal of this decision to the Court of Cassation. The Court of Cassation confirmed the Court of Appeal’s judgment on May 18, 2018. The proceedings remain pending before the lower court with the admissible claimant who claims inter alia, the cancellation of certain resolutions (of the Board of Directors and of the Shareholders meeting) in connection with the merger, the grant of additional shares, or damages in an amount of 22 million euros.

On May 15, 2012, ArcelorMittal received a writ of summons on behalf of Association Actionnaires d’Arcelor (“AAA”), a French association of former minority shareholders of Arcelor, to appear before the civil court of Paris. In such writ of summons, AAA claimed inter alia damages in a nominal amount and reserved the right to seek additional remedies including the cancellation of the merger. The proceedings before the civil court of Paris had been stayed, pursuant to a ruling of such court on July 4, 2013, pending a preparatory investigation (instruction préparatoire) by a criminal judge magistrate (juge d’instruction) triggered by the complaints (plainte avec constitution de partie civile) of AAA and several hedge funds, including those who filed the claims before the Luxembourg courts described (and quantified) above. The dismissal of charges (non-lieu) ending the preparatory investigation became final in March 2018. On March 8, 2020 AAA revived its claim before the civil court of Paris on grounds similar to those of the Luxembourg civil claims summarized above, on its behalf and on behalf of the hedge funds who had also filed a criminal complaint, as well as two new plaintiffs. The complaint filed by AAA quantifies the total damages claimed at 390 million euros (including the claims before the Luxembourg courts described above).

DESCRIPTION OF THE NOTES

The Notes will be issued under a base indenture dated as of January 16, 2013 among the Issuer, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, as supplemented by a supplemental indenture to be entered into with respect to the Notes. In this section, the base indenture (the “Base Indenture”), as supplemented by that supplemental indenture (the “Supplemental Indenture”), is referred to collectively as the “Indenture.” The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Copies of the form of Indenture and Notes will be made available to prospective investors in the Notes upon request to the Issuer. The Issuer has summarized portions of the Indenture and the Notes below. This summary is not complete. The Issuer urges you to read the Indenture and the Notes because those documents, and not this description, define your rights as a holder of the Notes. The following description of the particular terms of the Notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the Notes is inconsistent with that general description in the accompanying prospectus, the following description replaces that in the accompanying prospectus.

In this section, “the Company,” “the Issuer,” “we,” “our” and “us” each refers only to ArcelorMittal and not to any of its existing or future subsidiaries, unless expressly stated otherwise.

Principal and Denomination

The Issuer is issuing an aggregate principal amount of $            of its        % Mandatorily Convertible Subordinated Notes due 2023 (the “Notes” and each a “Note”). The             Notes thus issued will be issued at an issue price of $25 per Note and in denominations of $25 principal amount and integral multiples thereof.

Ranking

The obligations of the Issuer under the Notes constitute its direct, unsecured and subordinated obligations and will rank at all times pari passu without any preference or priority among themselves and will (subject to such exceptions as are from time to time mandatory under Luxembourg law) rank (a) in priority only to the rights and claims against the Issuer of the holders of Junior Securities; (b) pari passu with the rights and claims against the Issuer of the holders of any Parity Securities; and (c) junior to the rights and claims against the Issuer of the Issuer’s Senior Creditors.

No security of whatever kind securing the obligations of the Issuer under the Notes is, or will at any time be, provided by the Issuer or any other person to the holders. The Notes will not benefit from a negative pledge covenant.

No holder may set off any claims arising under the Notes against any claims that the Issuer may have against it. The Issuer may not set off any claims it may have against any holder against any of its obligations under the Notes.

“Senior Creditors” means all of the Issuer’s:

(i)	unsubordinated obligations;

(ii)	subordinated obligations except for Parity Securities and Junior Securities; and

(iii)	subordinated obligations required to be preferred by law.

“Junior Securities” means (i) the Shares, (ii) any other shares of any class of the Issuer (if any) ranking pari passu among themselves and pari passu with the Shares, (iii) any other securities or other instruments issued directly by the Issuer and which rank or are expressed to rank junior to the Issuer’s obligations under the Notes or (iv) any guarantees or support agreements entered into by the Issuer which (x) rank or are expressed to rank junior to the Issuer’s obligations under the Notes and (y) benefit the terms of any other securities or other instruments issued by any Subsidiary of the Issuer.

“Parity Securities” means (i) any securities or other instruments issued directly by the Issuer and which rank or are expressed to rank pari passu with the Issuer’s obligations under the Notes or (ii) any guarantees or support agreements entered into by the Issuer which (x) rank or are expressed to rank pari passu with the Issuer’s obligations under the Notes and (y) benefit the terms of any other securities or other instruments issued by any Subsidiary of the Issuer.

As of the Issue Date, there are no Parity Securities, and the only Junior Securities are the Shares.

Interest

Interest Rate

The Notes will bear interest from the most recent date on which interest has been paid or, if none,                , 2020 (the “Issue Date”) at a rate of        % per annum on the stated principal amount, payable quarterly in arrears on each                ,                ,                 and                in each year (each, an “Interest Payment Date”) commencing on                , 2020, subject to deferral as described below. The regular record dates for the payment of interest will be                , in the case of the                Interest Payment Date,                , in the case of the                Interest Payment Date,                , in the case of the                Interest Payment Date, and                , in the case of the                Interest Payment Date.

Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Except as otherwise provided herein, in the event of a voluntary early conversion with respect to a Note prior to maturity by the holder other than during a Special Voluntary Conversion Period (as defined under “—Voluntary Conversion upon the Occurrence of a Relevant Event”) such Note will cease to bear interest from, and including, the Interest Payment Date immediately preceding the relevant Conversion Date or, if the Conversion Date occurs prior to the first Interest Payment Date, the Issue Date.

Optional Deferral of Interest Payments

Interest will be due and payable on each Interest Payment Date unless the Issuer elects not to pay such interest on such Interest Payment Date (which it may elect to do on any Interest Payment Date unless such Interest Payment Date is a Mandatory Interest Payment Date). Any such election not to pay interest will not constitute a default of the Issuer, an Enforcement Event or any other breach of obligations under the Indenture or the Notes or for any other purpose. If the Issuer elects not to pay the interest on an Interest Payment Date, the Issuer will notify the Agents and the holders in accordance with the Indenture not less than ten and not more than 15 Business Days prior to the relevant Interest Payment Date.

Any interest not paid because of such an election of the Issuer will constitute “Optionally Deferred Payments.” Optionally Deferred Payments will themselves bear interest at the same interest rate borne by the Notes (the “Additional Interest Amount”). Additional Interest Amounts will accrue from the Interest Payment Date on which such amounts were initially deferred, and will be compounded on subsequent Interest Payment Dates, quarterly, at the then-applicable interest rate on the Notes.

The nominal amount of any Optionally Deferred Payments together with any Additional Interest Amount will constitute “Optionally Outstanding Payments.”

The Issuer may pay outstanding Optionally Outstanding Payments (in whole but not in part) at any time upon giving not less than ten and not more than 15 Business Days’ notice to the holders in accordance with the Indenture (which notice will be irrevocable and will constitute an obligation of the Issuer to pay the relevant Optionally Outstanding Payments on the payment date specified in such notice). All outstanding Optionally Outstanding Payments will become due and payable (in whole but not in part) on any Mandatory Interest Payment Date.

Taxation; Additional Amounts

All payments of principal of, premium (if any), interest and any other payment or delivery on the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by any jurisdiction in which the Issuer is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Issuer or any successor entity, as the case may be, will make such deduction or withholding, will make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a)	for or on account of:

(i)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the holder or beneficial owner of such Note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder;

(B)

the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(C)

the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D)	the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(ii)	any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii)	any withholding or deduction imposed or levied on a payment pursuant to the December 2005 Law (as defined under “Tax Considerations—Luxembourg Taxation”); or

(iv)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or

(b)

with respect to any payment of the principal of, or premium, if any, or interest on, such Note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Mandatory Conversion

Mandatory Conversion on the Maturity Date

Unless converted, or purchased and cancelled, each $25 principal amount of Notes will be mandatorily converted on the Maturity Date into a number of Settlement Shares equal to the Relevant Conversion Ratio. Fractions of Settlement Shares for the aggregate number of converted Notes of a holder will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash. The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.

On the Maturity Date, the Issuer will, in addition, pay any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Maturity Date.

For the purposes of this “Description of the Notes”:

“Relevant Conversion Ratio” or “RelCR” means the arithmetic average (rounded to five decimal places with 0.000005 being rounded upwards) of the Daily Relevant Conversion Ratios on each Trading Day during the relevant Calculation Period (subject to adjustment until the Settlement Date as set out in “—Conversion Ratio Adjustments”), all as determined by the Calculation Agent.

“Daily Relevant Conversion Ratio” means the conversion ratio calculated by the Calculation Agent for each Trading Day of the relevant Calculation Period as follows:

(i)

if the Adjusted Share Price on such Trading Day is less than or equal to the Minimum Conversion Price on such Trading Day, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Maximum Conversion Ratio on such Trading Day;

(ii)

if the Adjusted Share Price on such Trading Day is greater than or equal to the Maximum Conversion Price on such Trading Day, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Minimum Conversion Ratio on such Trading Day; and

(iii)

if the Adjusted Share Price on such Trading Day is greater than the Minimum Conversion Price on such Trading Day but less than the Maximum Conversion Price on such Trading Day, the Daily Relevant Conversion Ratio for such Trading Day will be equal to $25 divided by the Adjusted Share Price on such Trading Day, provided that if any Adjustment Date occurs after the first day, and on or before the last day, of the relevant Calculation Period, then the Daily Relevant Conversion Ratio on each Trading Day falling prior to such Adjustment Date will be adjusted by multiplying the result of the calculation performed in accordance with clauses (i), (ii) or (iii) above, as the case may be, in respect of such Trading Day by a fraction, the numerator of which is the Minimum Conversion Ratio as so adjusted and the denominator of which is the Minimum Conversion Ratio in effect immediately prior to such adjustment.

“Adjusted Share Price” means, in respect of any Trading Day, (i) the Share Price on such Trading Day, or (ii) if such Trading Day falls on or after the Ex-Date in respect of (a) any Adjustment Event but before the relevant Adjustment Date or (b) any other like event which Record Date falls on or after the Settlement Date, the Share Price on such Trading Day increased by an amount equal to the value as at the relevant Ex-Date (converted if necessary into U.S. dollars at the Prevailing Rate on such Ex-Date) of the relevant dividend, distribution or other entitlement per Share (as determined by (where the dividend, distribution or other entitlement per Share comprises solely cash) the Calculation Agent or (in any other case) an Independent Adviser).

Accelerated Mandatory Conversion

Following the Initial Non-conversion Period, if an Accelerated Mandatory Conversion Event occurs prior to the 25th Scheduled Trading Day preceding the Maturity Date, the Issuer will give notice thereof to the holders, the trustee and the securities administrator in accordance with the Indenture without undue delay.

In this case, each $25 principal amount of Notes will be mandatorily converted on the Accelerated Mandatory Conversion Date into such number of Settlement Shares as is equal to the Maximum Conversion Ratio on the date on which the notice pursuant to this “—Mandatory Conversion—Accelerated Mandatory Conversion” is published (subject to adjustment until the Settlement Date as set out in “—Conversion Ratio Adjustments”). Fractions of Settlement Shares for the aggregate number of converted Notes of a holder will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash. The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.

On the Settlement Date, the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

For the purposes of this “Description of the Notes”:

The “Make-whole Amount” or “M” per Note will be calculated by the Calculation Agent and will be equal to the approximate value of the embedded option right that has not yet been compensated for up to the Settlement Date, calculated (and rounded to the nearest whole multiple of $0.01, with $0.005 being rounded upwards) pursuant to the following formula:

M	=	A ×	c
t

where:

•	A = $ ;

•	c = the number of days from, and including, the relevant Settlement Date to, but excluding, the Maturity Date; and

•	t = the number of days from, and including, the Issue Date to, but excluding, the Maturity Date.

“Accelerated Mandatory Conversion Date” means the sixth Business Day following the date on which the notice pursuant to this “—Mandatory Conversion—Accelerated Mandatory Conversion” is published.

An “Accelerated Mandatory Conversion Event” will occur if:

(i)	a Rating Event occurs;

(ii)	the Issuer fails to pay any amount or deliver any Shares under the Notes within 30 days from the relevant due date; or

(iii)

the Issuer fails duly to perform any other obligation arising under the terms of the Notes which failure is not capable of remedy or, if such failure is capable of remedy, such failure continues for more than 60 days following notice thereof to the Issuer by the trustee or the holders of 25% of the aggregate principal amount of outstanding Notes.

A “Rating Event” occurs if the corporate credit rating of the Issuer from each of Moody’s Investors Service Limited (“Moody’s”), Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Fitch Ratings (“Fitch”), or any of their respective successors (each a “Rating Agency”):

(i)

falls below B1 (in the case of Moody’s), BB- (in the case of S&P) and B+ (in the case of Fitch), as applicable, and the Issuer does not within a 30 day period subsequently receive a rating of B1/BB-/B+ (or higher), respectively, by at least one of the Rating Agencies; or

(ii)

is withdrawn by all of the Rating Agencies, and is not reinstated to a rating of B1/BB-/B+ (or higher), respectively, by at least one of the Rating Agencies within a 30 day period subsequent to such withdrawal.

If the rating designations employed by any Rating Agency are changed from that which is described above, the Issuer will determine, with the agreement of the Principal Conversion Agent, the new rating designations of such Rating Agency as are most equivalent to the prior rating designations of such Rating Agency.

Early Mandatory Conversion at the Option of the Issuer

Subject to a period of at least 30 days’ and not more than 60 days’ prior notice to the holders in accordance with the Indenture, the Issuer may, at any time during the Conversion Period, mandatorily convert the outstanding Notes, in whole but not in part, on the date of conversion fixed by the Issuer in the notice (the “Optional Mandatory Conversion Date”).

In this case, each $25 principal amount of Notes will be mandatorily converted on the Optional Mandatory Conversion Date into such number of Settlement Shares as is equal to the Maximum Conversion Ratio on the date on which the notice pursuant to this “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer” is published (subject to adjustment until the Settlement Date as set out in “—Conversion Ratio Adjustments”). Fractions of Settlement Shares for the aggregate number of converted Notes of a holder will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash. The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.

On the Settlement Date, the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

Initial Non-conversion Period

Notwithstanding any other provision described in this prospectus supplement, the Notes will not be convertible under any circumstances prior to July 28, 2020.

Voluntary Conversion

Voluntary Conversion at the Option of the Holder

Each holder has the right (the “Voluntary Conversion Right”) to convert each of its Notes in whole or in part in accordance with the provisions described in this “—Voluntary Conversion at the Option of the Holder” and in “—Conversion Procedures—Voluntary Conversion Procedures” below on any Business Day during the Conversion Period.

In the event a holder exercises its Voluntary Conversion Right, the number of Settlement Shares to be issued and delivered by the Issuer per $25 principal amount of Notes upon conversion will be equal to the Minimum Conversion Ratio on the Voluntary Conversion Date (subject to adjustment until the Settlement Date as set out in “—Conversion Ratio Adjustments”). Fractions of Settlement Shares for the aggregate number of Notes delivered by a holder for conversion will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash. The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.

On the Settlement Date, the Issuer will, in addition, pay any Optionally Outstanding Payments in respect of the Notes being converted. Accrued and unpaid interest from, and including, the preceding Interest Payment Date, if any, to, but excluding, the conversion date will be deemed to have been paid in full rather than canceled, extinguished or forfeited.

The Voluntary Conversion Right may not be exercised by a holder if such holder has terminated its Notes in accordance with “—Termination Rights of the Holders.”

No holder may exercise its Voluntary Conversion Right during any Excluded Period.

Notwithstanding anything to the contrary herein, if a holder submits a Conversion Notice (or, in the case of a conversion of a beneficial interest in a Global Note initiated by the holder), the Issuer shall have the right within one Business Day to issue a notice of mandatory conversion for all outstanding Notes, in whole but not in part. In that case, all outstanding Notes (including such Notes submitted for voluntary conversion) will be converted into Settlement Shares at the Maximum Conversion Ratio, and the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest, all as described under “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer.”

In addition, and notwithstanding anything to the contrary herein, if the Issuer delivers a notice of mandatory conversion as described under “—Mandatory Conversion—Accelerated Mandatory Conversion” or “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer,” no holder may convert its Notes pursuant to the Voluntary Conversion Right.

If the Conversion Notice is submitted by a holder during a Special Voluntary Conversion Period, it will be considered as an exercise of a voluntary conversion pursuant to the provisions described under “—Voluntary Conversion upon the Occurrence of a Relevant Event” below.

Voluntary Conversion upon the Occurrence of a Relevant Event

If a Relevant Event occurs after the Initial Non-conversion Period and prior to the 25th Scheduled Trading Day preceding the Maturity Date, the Issuer will give notice to the holders, the trustee and the securities administrator in accordance with the Indenture as soon as practicable after becoming aware thereof.

Each holder who exercises its Voluntary Conversion Right during a Special Voluntary Conversion Period has the right to convert its Notes in whole or in part into Settlement Shares at the Relevant Event Conversion Ratio, as described below.

In the event of a voluntary conversion during the Special Voluntary Conversion Period, the number of Settlement Shares to be issued and delivered by the Issuer per $25 principal amount of Notes upon conversion will be equal to the Relevant Event Conversion Ratio.

Fractions of Settlement Shares for the aggregate number of Notes delivered by a holder for conversion will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash.

The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.

In the event of a voluntary conversion during a Special Voluntary Conversion Period, on the Settlement Date, the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date, in each case in respect of the Notes being converted.

The “Relevant Event Conversion Ratio” or “RelEvCR” will be determined by the Calculation Agent in accordance with the following formula:

ReIEvCR = RelCR + (MaxCR – RelCR) ×	c
t

where “c” means the number of days from, and including, the relevant Make-whole Reference Date to, but excluding, the Maturity Date, “t” has the meaning set forth in the definition of the term “Make-whole Amount” in “—Mandatory Conversion—Accelerated Mandatory Conversion”, “MaxCR” means the Maximum Conversion Ratio on the last day of the relevant Calculation Period (subject to adjustment until the relevant Settlement Date as set out in “—Conversion Ratio Adjustments”) and “RelCR” has the meaning set forth in “—Certain Defined Terms.”

Otherwise the conditions set forth in “—Voluntary Conversion—Voluntary Conversion at the Option of the Holder” apply.

For the purposes of this “Description of the Notes”:

“Special Voluntary Conversion Period” means the period from the occurrence of such Relevant Event to, and including, the date that is the earlier of (i) 20 Business Days after the occurrence of such Relevant Event (or, if later, the date that is 20 Business Days after the date on which notice of occurrence of the Relevant Event is given by the Issuer to the holders, the trustee and the securities administrator in accordance with the Indenture) and (ii) the last day of the Conversion Period.

“Relevant Event” means:

(i)	the occurrence of a Public Offer;

(ii)	the occurrence of a Change of Control;

(iii)	the public announcement by the Issuer of any transaction or event which resulted in a Free-Float Event or any agreement or understanding which would, if consummated, result in a Free-Float Event; or

(iv)	the public announcement by any member or affiliate of the Mittal Family of any tender or exchange offer which would, if consummated, result in a Free-Float Event,

provided that any transaction or series of transactions including a transaction described in clause (ii) of the definition of “Change of Control” pursuant to which 90% or more of the consideration into which the Shares are converted or exchanged consists of securities that are listed on a United States national securities exchange will not constitute a Change of Control or Public Offer,

“Change of Control” means:

(i)

one or more individuals or corporate entities (other than the Mittal Family), acting alone or in concert, acquiring the control of the Issuer, with “control” meaning the holding (directly or indirectly via companies controlled by the relevant person(s)), of:

(a)	the majority of the voting rights of the Shares; or

(b)

more than 33 1/3% of such voting rights if no other shareholder of the Issuer (including for the avoidance of doubt the Mittal Family), acting alone or in concert, holds (directly or indirectly via companies controlled by such shareholder) more than 35% of the voting rights attached to the Shares; or

(ii)

consummation of any recapitalization, reclassification, share exchange, consolidation, merger or any other transaction or event, or series of transactions or events, pursuant to which all or substantially all of the Shares are exchanged for or converted into cash, securities or other property;

“Public Offer” means a public tender or exchange offer for the Shares according to the loi du 19 mai 2006 concernant les offres publiques d’acquisition (Luxembourg takeover law) made in circumstances in which (i) such offer has become or been declared unconditional with respect to acceptances and (ii) the aggregate of the voting rights in the Issuer attaching to Shares already held by the offeror and persons acting in concert with it and Shares tendered into the offer, reach (a) the majority of the voting rights of the Shares; or (b) more than 33 1/3% of such voting rights if no other shareholder of the Issuer (including for the avoidance of doubt the Mittal Family), acting alone or in concert, holds (directly or indirectly via companies controlled by such shareholder) more than 35% of the voting rights attached to the Shares.

A “Free-Float Event” will occur if at any time the Free Float is less than 30% of the issued and outstanding Shares on each Trading Day in a period of not less than 20 consecutive Trading Days, and where “Free Float” means all issued and outstanding Shares less the aggregate of those Shares held by the Mittal Family acting alone or in concert with others. If a Free-Float Event occurs prior to the 25th Scheduled Trading Day immediately preceding the Maturity Date, the Issuer will give notice thereof to the holders, the trustee and the securities administrator in accordance with the Indenture without undue delay.

Conversion Procedures

Mandatory Conversion Procedures

The issue and/or delivery of Settlement Shares by the Issuer upon mandatory conversion is made in lieu of any payment of principal of the Notes and will constitute a discharge of the Issuer from its corresponding obligation to repay the principal amount of the Notes in cash. Accordingly, except as otherwise described herein, as from the Settlement Date a holder will not have any rights in relation to the Notes other than the right to have Settlement Shares issued and/or delivered, together with the payment of the Make-whole Amount, if applicable, any Optionally Outstanding Payments and any other accrued and unpaid interest. The mandatory conversion will not apply to (i) Notes that have been declared due by a holder in accordance with “—Termination Rights of the Holders” and (ii) Notes held by the Issuer. Notes held by the Issuer will be cancelled upon mandatory conversion.

For purposes of the mandatory conversion, the Notes mandatorily converted will be converted in accordance with DTC’s procedures for mandatory conversion of a beneficial interest in a Global Note.

Upon mandatory conversion, the Settlement Shares will be delivered to the holders on the Settlement Date. The Issuer will deliver the Settlement Shares to the Principal Conversion Agent for delivery to DTC or to its order for credit to the accounts of the relevant account holders of DTC. The Issuer will be discharged by delivery to, or to the order of, DTC to the extent of the number of Settlement Shares so delivered.

Upon mandatory conversion of the Notes, Settlement Shares will be ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor); provided that a holder may elect through the securities administrator’s procedures to instead receive ArcelorMittal European Registry Shares, which are held through Euroclear and held in Euroclear Netherlands with BNP Paribas Securities Services (or its successor) acting as agent on behalf of the Company or held directly on the Company’s Luxembourg shareholders’ register. If a holder does not validly elect European Registry Shares, New York Registry Shares will be delivered.

The Issuer will pay any documentary, stamp or similar issue or transfer tax due or fees payable to Citibank, N.A. (or its successor) upon delivery of New York Registry Shares or to BNP Paribas Securities Services (or its successor) upon delivery of European Registry Shares unless the tax or fee is due because the holder requests any Settlement Shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax or fee.

Voluntary Conversion Procedures

If a holder holds a beneficial interest in a Global Note, to exercise the Voluntary Conversion Right the holder must comply with DTC’s procedures for converting a beneficial interest in a Global Note.

To exercise the Voluntary Conversion Right with respect to a certificated Note, the holder must:

(i)	complete in all particulars and manually sign the conversion notice on the back of the Note (the “Conversion Notice”), or a facsimile of the Conversion Notice;

(ii)	deliver the Conversion Notice, which is irrevocable, and the Note to the Principal Conversion Agent by 4:00 p.m. (New York time) on the last day of the Conversion Period; and

(iii)	if required, furnish appropriate endorsements and transfer documents.

Upon fulfillment of all requirements specified above for the exercise of the Voluntary Conversion Right, the Principal Conversion Agent will verify whether the number of Notes delivered to the Principal Conversion Agent exceeds or falls short of the number of Notes specified in the Conversion Notice. In the event of any such excess or shortfall, the Principal Conversion Agent will arrange to deliver to the holder the lower of (i) such total number of Settlement Shares which corresponds to the number of Notes set forth in the Conversion Notice, or (ii) such total number of Settlement Shares which corresponds to the number of Notes in fact delivered. Any Notes delivered in excess of the number of Notes specified in the Conversion Notice will be redelivered to the holder at its cost. The Principal Conversion Agent will act in accordance with the regulations of DTC in respect of any Global Note.

The holder will be deemed the record owner of Settlement Shares as at 5:00 p.m., New York City time, on the Settlement Date. Until such time, the holder will not be entitled to any of the rights of a record holder of Shares.

In its Conversion Notice, the holder must specify whether it wishes to receive (i) ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), or (ii) ArcelorMittal European Registry Shares, which are held through Euroclear and held in Euroclear Netherlands with BNP Paribas Securities Services (or its successor) acting as agent on behalf of the Company or held directly on the Company’s Luxembourg shareholders’ register. If no preference is specified, New York Registry Shares will be delivered.

“Voluntary Conversion Date” means the Business Day on which the Voluntary Conversion Right has been exercised in accordance with the provisions above. If such day falls after the Conversion Period, the Voluntary Conversion Right will not have been validly exercised.

Upon any exercise of the Voluntary Conversion Right the Settlement Shares to be delivered will be transferred on the Settlement Date to a securities account of the holder specified in the Voluntary Conversion Notice.

The Issuer will pay any documentary, stamp or similar issue or transfer tax due or fees payable to Citibank, N.A. (or its successor) upon delivery of New York Registry Shares or to BNP Paribas Securities Services (or its successor) upon delivery of European Registry Shares unless the tax or fee is due because the holder requests any Settlement Shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax or fee.

Procurement of Settlement Shares

General

The Shares to be delivered upon conversion (the “Settlement Shares”) will be subject to all provisions of the articles of association of the Issuer, will be fully fungible with the other existing Shares of the Issuer and will carry all rights attached to such Shares as from the relevant Settlement Date, it being understood that, in the event a Record Date should occur before the relevant Settlement Date, holders will not have the right to receive or to be indemnified for the dividend or any other distribution or allocation with respect to the Shares related to such Record Date (without prejudice to the right to adjustment of the Conversion Ratio described in this “Description of the Notes”).

The Issuer will deliver the Settlement Shares upon conversion in accordance with the terms and conditions of the Notes as described under this “Description of the Notes.” All Settlement Shares will be, at the option of the holder, either (i) ArcelorMittal New York Registry Shares, which are registered in a New York shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), or (ii) ArcelorMittal European Registry Shares, which are held through Euroclear and held in Euroclear Netherlands with BNP Paribas Securities Services (or its successor) acting as agent on behalf of the Company or held directly on the Company’s Luxembourg shareholders’ register.

The Issuer will procure delivery of the Settlement Shares through the Principal Conversion Agent.

Redemption upon a Shareholder Event

While ArcelorMittal holds 11.8 million Shares in treasury, and has a standing corporate authorization to issue up to an additional 129,673,298 Shares, it is anticipated that ArcelorMittal will not initially have sufficient Shares available through standing corporate authorization and Shares in treasury available to satisfy all its Share delivery obligations upon conversion of the Notes after giving effect to the Concurrent Share Offering and other outstanding Share delivery obligations. ArcelorMittal intends to convene a general meeting of shareholders where a resolution (the “Shareholder Resolution”) will be proposed to approve sufficient authorized capital for the issuance of the maximum number of Shares potentially deliverable upon conversion of the Notes.

If the Shareholder Resolution is not passed by July 28, 2020 (the “Resolution Deadline”), the Issuer may, by giving notice (the “Shareholder Event Notice”) not later than the 10th Trading Day after the Resolution Deadline (the “Shareholder Event Notice Period”), elect to redeem all but not some only of the Notes at a price per Note equal to the greater of (i) 102% of the principal amount of a Note, together with accrued interest to (but excluding) the Shareholder Event Redemption Date and (ii) 102% of the Fair Note Value together with accrued interest to (but excluding) the Shareholder Event Redemption Date, whereupon the Notes will be redeemed on the Shareholder Event Redemption Date.

“Shareholder Event Redemption Date” means the day falling three (3) Business Days after the end of the Fair Note Value Calculation Period.

The “Fair Note Value” means, per Note, the average (rounded to the nearest whole multiple of $0.01, with $0.005 being rounded upwards) of the fair mid-market values of a Note at the close of business on each Trading Day during the Fair Note Value Calculation Period, all as determined in good faith to be appropriate by an Independent Adviser.

The “Fair Note Value Calculation Period” means the period of five (5) consecutive Trading Days commencing on the Trading Day following the date of the Shareholder Event Notice.

“Independent Adviser” means an independent adviser with appropriate expertise, which may be the Calculation Agent, appointed by the Issuer at its own expense.

Inability to Deliver Settlement Shares

Should the Issuer become legally barred from delivering or otherwise be unable to deliver Shares upon conversion of the Notes, the rights and claims that the holders would otherwise have to convert their Notes into Shares will be suspended for the duration of such inability of the Issuer to deliver Shares; provided that the Notes will continue to bear interest in accordance with “—Interest.” Such suspension shall not constitute a default of the Issuer, or any other breach of obligations under the Notes (without prejudice to holders’ rights upon a non-delivery as described under “—Enforcement Events”) and shall not affect any other claim or right of the holders pursuant to terms of the Notes as described in this “Description of the Notes.”

If as a result of an event described in “—Termination Rights of the Holders” having occurred in relation to the Issuer, the Issuer is unable to deliver Settlement Shares to the holders, the claims of each holder against the Issuer for the delivery of Settlement Shares will be converted into a subordinated monetary claim against the Issuer equal to the Redemption Amount per Note.

“Redemption Amount” means the product (rounded to the nearest whole multiple of $0.01, with $0.005 being rounded upwards) of (x) the Current Market Value and (y) the Maximum Conversion Ratio (without rounding, including fractions of shares) on the last day of the 30 consecutive Trading Days’ period referred to in the definition of “Current Market Value” (subject to adjustment until the Settlement Date as set out in “—Conversion Ratio Adjustments”).

“Current Market Value” means in respect of one Settlement Share the value of such Settlement Share, determined on the basis of the simple arithmetic average of the Share Prices during a period of 30 consecutive Trading Days ending on the second Trading Day prior to the day on which the event described in “—Termination Rights of the Holders” occurs, provided that, if, in the reasonable determination of the Issuer any doubt shall arise as the appropriate determination of the Current Market Value to give the intended result, the Current Market Value shall be determined in such manner as is determined in good faith to be appropriate by an Independent Adviser to give the intended result.

The Redemption Amount will be determined by the Calculation Agent. No interest will be payable with respect to the Redemption Amount.

The Redemption Amount will fall due for payment not later than on the Business Day prior to the day on which the insolvency event occurs.

Conversion Ratio Adjustments

If any of the following events (each, an “Adjustment Event”) occur after the Issue Date:

(i)	financial transactions conferring a listed preferential subscription right or by way of free allocation of warrants to shareholders;

(ii)

increase in share capital by capitalization of reserves, profits or share premia and by distribution of bonus Shares, or reduction in share capital by decrease in the number of Shares, or a Share split or reverse Share split;

(iii)	non-cash distribution to shareholders of reserves or of share premia;

(iv)	allotment to shareholders of any bonus financial instruments of the Issuer other than Shares;

(v)	absorption, merger, spin-off, division (scission);

(vi)	buy-back of the Issuer’s Shares;

(vii)	modification of allocation of the profits of the Issuer through issuance of voting or non-voting preference Shares or other preferred equity instruments; or

(viii)	distribution to shareholders of a Cash Dividend,

in each case the Record Date of which falls prior to the relevant Settlement Date, the rights of the holders will be preserved until the relevant Settlement Date by adjusting each Conversion Ratio on the relevant Adjustment Date in accordance with the following provisions. Upon any adjustment to any Conversion Ratio, and with effect from the relevant Adjustment Date, each Conversion Price will be adjusted by multiplying each Conversion Price in effect immediately prior to such adjustment by a fraction, the numerator of which is the Minimum Conversion Ratio in effect immediately prior to such adjustment to the Conversion Ratio as aforesaid and the denominator of which is the Minimum Conversion Ratio as so adjusted.

In the event of an adjustment carried out in accordance with clauses (i) to (viii) above, each adjusted Conversion Ratio and each Conversion Price will be rounded to the nearest one-hundred thousandth (0.000005 being rounded upwards). Any subsequent adjustments to any Conversion Ratio (or, as the case may be, Conversion Price) will be carried out on the basis of such adjusted Conversion Ratio (or, as the case may be, Conversion Price) so rounded.

Any such adjustments will be calculated by the Calculation Agent (unless otherwise specified).

(i)

In the event of a financial transaction conferring to shareholders as a class a preferential subscription right which is admitted to trading on the Share Stock Exchange, the adjusted Conversion Ratio will be determined by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Share price ex-subscription right plus the price of the subscription right
Share price ex-subscription right

For the purposes of calculating this formula, the “Share price ex-subscription right” and the “price of the subscription right” will be equal to the arithmetic average of the Share Prices and the Daily VWAPs (on the Share Stock Exchange) of the preferential subscription right (respectively) on each Trading Day falling on after the relevant Ex-Date and on which the subscription right is so traded.

In the event of a financial transaction conferring to shareholders as a class a preferential subscription right which is admitted to trading on any market or exchange other than the Share Stock Exchange, the “price of the subscription right” will be such price as is determined in good faith to be appropriate by an Independent Adviser.

(ii)

In the event of an increase in share capital by capitalization of reserves, profits or share premia which is carried out by distribution of bonus Shares to shareholders as a class, or in the event of a reduction in share capital which is carried out by a reduction in the number of Shares held by shareholders as a class, or in the event of a Share split or reverse Share split, the adjusted Conversion Ratio will be determined by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Number of Shares existing after the transaction
Number of Shares existing before the transaction

For the avoidance of doubt, in the event of an increase or a decrease in share capital as aforesaid, the rights attached to any Share to be delivered to holders upon conversion of the Notes in accordance with the Indenture will be modified accordingly (including without limitation, where the Issuer has previously assigned a nominal value the Shares and the relevant increase of decrease in share capital results in an increase of decrease in such nominal value).

(iii)

In case of a distribution of securities or assets made out of reserves or of premiums (in each case other than any Cash Dividend as referred to in clause (viii) below) to shareholders as a class, the adjusted Conversion Ratio will be determined by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Value of the Share prior to the date on which the Shares are traded ex-distribution
Value of the Share prior to the date on which the Shares are traded ex-distribution minus the value of the securities or assets distributed per Share

For the purpose of calculating this formula:

(a)

the “value of the Share prior to the date on which the Shares are traded ex-distribution” will be equal to the arithmetic average of the Share Prices on each of the three consecutive Trading Days ending on (and including) the Trading Day immediately preceding the relevant Ex-Date;

(b)	the “value of the securities or assets distributed per Share”:

(1)

if such securities or assets are traded on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) on each of the three consecutive Trading Days preceding the relevant Ex-Date: will be equal to the arithmetic average of the Daily VWAPs of such securities or assets on each of the three consecutive Trading Days immediately preceding the relevant Ex-Date; or

(2)

if such securities or assets are not traded on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) on each of the three consecutive Trading Days preceding the relevant Ex-Date and:

(A)

if such securities or assets are admitted to trading on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) within 20 Trading Days of the relevant Ex-Date: will be equal to the arithmetic average of the Daily VWAPs of such securities or assets on each of the first three Trading Days (on which such securities or assets are so traded) comprised in such period of 20 Trading Days as aforesaid commencing on (and including) the relevant Ex-Date (or, if such securities or assets are not so traded on such Ex-Date, the immediately following Trading Day on which such securities or assets are so traded), or such lesser number of Trading Days on which such securities or assets are so traded, provided that if such number is less than 2 or if the “value of the securities or assets distributed per Share” cannot be so determined, the “value of the Share prior to the date on which the Shares are traded ex-distribution” and the “value of the securities or assets distributed per Share” shall be such values as are determined in good faith to be appropriate by an Independent Adviser; or

(B)	if such securities or assets are not admitted to trading on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) within

20 Trading Days of the relevant Ex-Date: will be equal to such value as is determined in good faith to be appropriate by an Independent Adviser.

(iv)

In the event of an allotment to shareholders as a class of bonus financial instruments of the Issuer (other than Shares, any preferential subscription rights as referred to in clause (i) above, any distribution as referred to in clause (iii) above or any Cash Dividend as referred to in clause (viii) below), the adjusted Conversion Ratio will be determined:

(a)

if the right to receive such financial instruments is admitted to trading on the Share Stock Exchange within 20 Trading Days of the relevant Ex-Date: by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Share price ex-right plus the price of the right to receive financial instruments
Share price ex-right

For the purposes of calculating this formula, the “Share price ex-right” and the “price of the right to receive financial instruments” will be equal to the arithmetic average of the Share Prices and the Daily VWAPs of the right to receive financial instruments (respectively) on each of the three consecutive Trading Days (on which the right to receive financial instruments is so traded) comprised in such period of 20 Trading Days as aforesaid commencing on (and including) the relevant Ex-Date (or, if the right to receive financial instruments is not traded, as described above, on such Ex-Date, the immediately following Trading Day on which such right is so traded), or such lesser number of Trading Days on which such right is so traded, provided that, if such number is less than 2 or if the “price of the right to receive financial instruments” cannot be so determined, the “Share price ex-right” and the “price of the right to receive financial instruments” shall be such prices as are determined in good faith to be appropriate by an Independent Adviser.

(b)

if the right to receive financial instruments is not admitted to trading on the Share Stock Exchange within 20 Trading Days of the relevant Ex-Date: by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Share price ex-right plus the value of the financial instruments allocated to each Share
Share price ex-right

For the purposes of calculating this formula, the “Share price ex-right” and the “value of the financial instruments allocated to each Share” and:

(1)

if such instruments are admitted to trading on a regulated market in the European Union (or its equivalent in a non- European Union jurisdiction) within 20 Trading Days of the relevant Ex-Date: will be equal to the arithmetic average of the Share Prices and the Daily VWAPs of such instruments (respectively) on each of the three consecutive Trading Days (on which such instruments are so traded) comprised in such period of 20 Trading Days as aforesaid commencing on (and including) the relevant Ex-Date (or, if such instruments are not traded on such Ex-Date, the immediately following Trading Day on which such instruments are so traded), or such lesser number of Trading Days on which such instruments are so traded, provided that, if such number is less than two (2) or if such “value of the financial instruments allocated to each Share” cannot be so determined, the “Share price ex-right” and the “value of the financial instruments allocated to each Share” shall be such values as are determined in good faith to be appropriate by an Independent Adviser; and

(2)

if such financial instruments allocated are not traded on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) within 20 Trading Days of the relevant Ex-Date: will be equal to such values as are determined in good faith to be appropriate by an Independent Adviser.

(v)	In the case of:

(a)	any recapitalization, reclassification or change of the Shares (other than as referred to in clause (ii) above);

(b)	any consolidation, merger or combination involving us;

(c)	any division (scission) or transfert d’universalité, transfert du patrimoine professionnel or other spin-off involving us; or

(d)	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety;

in each case, as a result of which Shares would be converted into, or exchanged for, equity instruments, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, references to the Shares for purposes of determining the consideration receivable on conversion of Notes will instead refer to the kind and amount of shares of equity instruments, other securities or other property or assets (including cash or any combination thereof) that a holder of Shares immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction, all as determined in good faith to be appropriate by an Independent Adviser.

We will execute a supplemental indenture in connection with any such transaction providing that the Notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Ratio Adjustments” above.

(vi)

In the event that the Issuer makes an offer to shareholders as a class to buy back its own Shares at a price that is higher than the Market Price the adjusted Conversion Ratio will be determined by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Market Price multiplied by (1 minus Pc percent)
Market Price minus (Pc percent multiplied by Buy-back Price)

For the purposes of calculating this formula:

(a)

“Market Price” means the arithmetic average of the Share Prices on each of the 3 consecutive Trading Days ending on (and including) the last Trading Day on which the Shares are traded cum- the right for the Shares to be tendered into such buyback offer;

(b)	“Pc percent” means the percentage of the share capital that has been bought back; and

(c)	“Buy-back Price” means the price of Shares that are bought back.

(vii)

In the event of a modification of allocation of the profits of the Issuer through issuance of voting or non-voting preference shares or other preferred equity instruments, an Independent Adviser will determine in good faith the fair and reasonable adjustment (if any) to be made to the Conversion Ratio in respect thereof, taking into account, among other things, the value of the Shares prior to the change in the Issuer’s profit allocation, the modifications made to the allocation of the profits of the Issuer, the terms and conditions of the non-voting preference shares or other preferred equity instruments and the terms of the offering of such shares or instruments, provided that if such shares or instruments are offered through preferential subscription rights or by way of a free allocation, the Conversion Ratio will be adjusted only pursuant to clauses (i) or (iv) above.

(viii)

In the event of a dividend or other distribution to shareholders as a class which is paid in cash (including any dividend or distribution which is payable either in cash or in kind (including but not limited to Shares) at the option of the shareholders) (any such dividend or distribution, a “Cash Dividend”), the adjusted Conversion Ratio will be determined according to the following formula:

NCR = CR ×	SP
SP – D

where:

(a)	“NCR” means the adjusted Conversion Ratio;

(b)	“CR” means the Conversion Ratio in effect immediately prior to the Adjustment Date;

(c)

“D” means the amount (prior to any withholdings and without taking into account any applicable deductions) of such Cash Dividend (converted, if necessary, in U.S. dollars at the Prevailing Rate on the relevant Ex-Date), provided that in the case of a Cash Dividend which is a dividend or other distribution payable either in cash or in kind (including but not limited to Shares) at the option of the shareholders, the amount of such Cash Dividend shall be equal to the amount of such cash (prior to any withholdings and without taking into account any applicable deductions) as is payable per Share (i.e. disregarding the value of the in-kind property payable in lieu of such cash amount at the option of the shareholders as aforesaid); and

(d)	“SP” means the arithmetic average of the Share Prices on each of the three consecutive Trading Days ending on (and including) the Trading Day immediately preceding the relevant Ex-Date.

In the event that the Issuer carries out any transaction in respect of which an adjustment would not be made as specified in clauses (i) to (viii) above and if any future law or regulation should provide for an adjustment, the Issuer will make such adjustment in accordance with the applicable laws and regulations and with the practices used in the markets on which the Notes are traded.

If any doubt shall arise as to whether an adjustment falls to be made to the Conversion Ratio or as to the appropriate adjustment to the Conversion Ratio, and following consultation between the Issuer, the Calculation Agent and an Independent Adviser, a written opinion of such Independent Adviser in respect thereof shall be conclusive and binding on the Issuer, the trustee and the holders, save in the case of manifest error.

In the event of an adjustment to the Conversion Ratio, the Issuer will give notice of the adjusted Conversion Ratio (and consequently to the Conversion Price) to the holders, the trustee and the securities administrator in accordance with the Indenture within 5 Business Days following the final determination of the adjustment.

Termination Rights of the Holders

Each holder will be entitled to declare its Notes due and demand immediate redemption thereof (subject to the subordination described under “—Ranking”) at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments, if any, in the event that the Issuer goes into liquidation unless this is done in connection with a merger, or other form of combination with another company and such company assumes all obligations contracted by the Issuer in connection with the Notes.

Any notice, including any notice declaring Notes due, in accordance with the above will be made by means of a written declaration in the English language delivered by hand or registered mail to the specified office of the Principal Paying Agent together with proof that such holder at the time of such notice is a holder of the relevant Notes by means of a certificate of its Custodian or in other appropriate manner.

If any Note is declared due for early redemption by holders pursuant to the provisions described in this “—Termination Rights of the Holders,” the Voluntary Conversion Right pursuant to “—Voluntary Conversion” in respect of such Note may no longer be exercised by such holder from the time of receipt of the notice of termination by the Principal Paying Agent pursuant to the immediately preceding sentence.

Paying Agents, Transfer Agent, Conversion Agents, Calculation Agent and Independent Adviser

The securities administrator will be the principal paying agent (the “Principal Paying Agent,” and together with any additional paying agent appointed by the Issuer in accordance with the below, the “Paying Agents”), the transfer agent (the “Transfer Agent”) and the principal conversion agent (the “Principal Conversion Agent,” and together with any additional conversion agent appointed by the Issuer in accordance with the below, the “Conversion Agents”). Conv-Ex Advisors Limited will be the calculation agent (the “Calculation Agent” and together with the Paying Agents, the Conversion Agents, and the Transfer Agent, the “Agents”).

The Issuer maintains banking relationships in the ordinary course of business with the trustee, the securities administrator and their affiliates.

The Issuer will procure that there will at all times be a Principal Paying Agent, a Principal Conversion Agent and a Calculation Agent. The Issuer is entitled to appoint other banks of international standing as Agents, or, in the case of the Calculation Agent only, the Issuer may appoint a financial advisor with appropriate expertise. Furthermore, the Issuer is entitled to terminate the appointment of any Agent. In the event of such termination or such Agent being unable or unwilling to continue to act as Agent in the relevant capacity, the Issuer will appoint another bank of international standing, or, in the case of the Calculation Agent only, another financial advisor with appropriate expertise as Agent in the relevant capacity. Such appointment or termination will be published without undue delay in accordance with the Indenture, or, should this not be possible, be published in another appropriate manner.

Adjustments to the Conversion Ratio calculated by the Calculation Agent or, where applicable, an Independent Adviser and any other determinations made by the Calculation Agent or, where applicable, an Independent Adviser, or an opinion of an Independent Adviser, pursuant to the Indenture shall in each case be made in good faith and shall be final and binding (in the absence of manifest error) on the Issuer, the holders, the Calculation Agent (in the case of a determination by an Independent Adviser), the trustee and the securities administrator.

The Calculation Agent is acting exclusively as an agent for, and upon request from, the Issuer. Neither the Calculation Agent (acting in such capacity) nor any Independent Adviser appointed in connection with the Bonds (acting in such capacity), shall have any relationship of agency or trust with, nor shall the Calculation Agent (acting in such capacity) nor any Independent Adviser appointed as aforesaid shall (to the fullest extent permissible by law) be liable nor shall they incur any liability as against, the holders, the trustee or the securities administrator.

The Calculation Agent may, subject to the provisions of the calculation agency agreement to be entered into between the Issuer and the Calculation Agent at the latest on the Issue Date, consult on any matter (including but not limited to, any legal matter), with any legal or other professional adviser and it shall be able to rely upon, and it shall not be liable and shall incur no liability as against the Issuer, the holders, the trustee or the securities administrator in respect of anything done, or omitted to be done, relating to that matter in good faith in accordance with that adviser’s opinion.

Notices

As long as Notes in global form are outstanding, notices to be given to holders of the Notes will be given to DTC, in accordance with its applicable procedures from time to time. Otherwise, notices to the holders will be provided to the addresses that appear on the security register of the Notes. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Issue of Additional Notes

The Issuer reserves the right from time to time without the consent of the holders to issue additional Notes with identical terms (save for inter alia the issue date), so that the same will be consolidated, form a single issue with and increase the aggregate principal amount of these Notes; provided that if such additional Notes are not fungible with the original Notes for United States federal income tax purposes, the additional Notes will have a CUSIP, ISIN, or other identifying number that differs from that of the original Notes. The term “Notes” will, in the event of such increase, also comprise such additionally issued Notes. The Issuer will provide notice of any such issue.

Consolidation, Merger, Conveyance or Transfer

Notwithstanding anything in the accompanying prospectus to the contrary, so long as any of the Notes are outstanding, the Issuer will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer all or substantially all of its properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i)

the Person formed by such consolidation or into which the Issuer is merged, or the Person which acquired all or substantially all of the Issuer’s properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the Indenture the due and punctual payment of interest on and delivery of the consideration due upon conversion of the Notes and the performance or observance of every covenant of the Indenture on the Issuer’s part to be performed or observed;

(ii)	immediately after giving effect to such transaction, no Enforcement Event has occurred and is continuing; and

(iii)

the Person formed by such consolidation or into which the Issuer is merged, or the Person which acquired all or substantially all of the Issuer’s properties and assets, delivers to the trustee and the securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture referenced in clause (i) above comply with the Indenture and that all conditions precedent in the Indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no Enforcement Event has occurred and is continuing, except that such certificate and opinion will not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over the Issuer, its properties and its assets.

Modification and Amendment

The Indenture may be modified and amended as described in “Description of Subordinated Debt Securities—Amendments and Waivers” in the accompanying prospectus. Notwithstanding the foregoing provision, in addition to the other limitations described in “Description of Subordinated Debt Securities— Amendments and Waivers,” no supplemental indenture may, without the consent of each holder of an outstanding Note affected by such supplemental indenture:

(1)	make any change that adversely affects the conversion rights of any of the Notes; or

(2)

reduce the Redemption Amount of any Note or amend or modify in any manner adverse to the holders of Notes the Company’s obligation to make such redemption, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

In addition to the other permitted amendments described in “Description of Subordinated Debt Securities— Amendments and Waivers” in the accompanying prospectus, the Company, the trustee and the securities administrator may amend or supplement the Indenture or the Notes without notice to or the consent of any holder to:

(1)	add guarantees with respect to the Notes; or

(2)	conform the provisions of the Indenture to the “Description of the Notes” section in this prospectus supplement.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it will be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, the Issuer will give to the holders affected by such amendment, supplement or waiver a notice in accordance with the Indenture briefly describing such amendment, supplement or waiver. The Issuer will mail supplemental indentures to holders upon request. Any failure of the Issuer to mail such notice, or any defect in such notice, will not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Enforcement Events

The provisions of the Base Indenture with respect to events of default will not apply to the Notes. Each of the events described in clauses (i) and (ii) below is an “Enforcement Event.”

(i)

Non-payment: If (a) any amount of interest on (including Optionally Outstanding Payments) or any other payment due in respect of any Note will not be paid on the due date thereof (without prejudice to the Issuer’s right to defer payment of interest) and such non-payment is not remedied within a period of 20 days or (b) any Settlement Shares are not delivered on the relevant Settlement Date (or the Settlement Date that would have occurred without regard to the Issuer’s right to suspend conversion during periods when it is unable to deliver Settlement Shares as described under “Inability of the Issuer to Deliver Shares”) and such non-delivery is not remedied within a period of 60 days, then, in the case of (a) or (b), the trustee, on behalf of the holders of the Notes, may, at its discretion, or shall at the direction of holders of 25% of the aggregate principal amount of outstanding Notes, subject to any applicable laws, institute proceedings for the bankruptcy of the Issuer and/or prove in any bankruptcy (or other insolvency proceedings) of the Issuer in respect of any payment or delivery, as the case may be, obligations of the Issuer arising under the Notes, but may take no other action in respect of such non-payment.

(ii)

Bankruptcy, Dissolution or Liquidation: If a judgment is issued for the bankruptcy (faillite), dissolution or liquidation (liquidation judiciaire) of the Issuer or the Issuer is wound-up, dissolved or liquidated for any other reason, in each case, other than for the purposes of or pursuant to a merger, amalgamation, reorganization, division or restructuring while solvent, where the (or a) continuing entity assumes substantially all of the assets and obligations of the Issuer (including, for the avoidance of doubt, the Notes), each holder will be entitled to declare its Notes due and demand immediate redemption thereof at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments (if any).

However, neither the trustee nor any holder of a Note may take any other action in respect of an Enforcement Event, and in particular may not take any other action that would influence the outcome of a bankruptcy proceeding or restructuring outside bankruptcy.

In addition, following a judgment for bankruptcy, dissolution or liquidation of the Issuer, if such judgment that would otherwise constitute an Enforcement Event is overturned on appeal or otherwise validly nullified, then such judgment will be deemed to have never constituted an Enforcement Event and the Notes will be deemed to have not become due and repayable as a result thereof.

Satisfaction and Discharge

The provisions of the Base Indenture with respect to satisfaction and discharge will not apply to the Notes. Instead, the Issuer may satisfy and discharge its obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the securities administrator or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and (in the case of conversion) Shares, if applicable, sufficient to pay or convert all of the outstanding Notes and paying all other sums payable under the Indenture by the Issuer. Such discharge is subject to terms contained in the Indenture.

Form; Clearance and Settlement

The Notes will be evidenced by one or more global Notes (each a “Global Note”) deposited with the securities administrator as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the Global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the Global Notes, Cede & Co. for all purposes will be considered the sole holder of the Global Notes. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer or pledge a beneficial interest in the Global Notes to such persons may be limited.

The Issuer will wire, through the facilities of the securities administrator, any payments on the Global Notes to Cede & Co., the nominee for DTC, as the registered owner of the Global Notes. The Issuer, the trustee, the securities administrator and any paying agent will have no responsibility or liability for paying amounts due on the Global Notes to owners of beneficial interests in the Global Notes.

It is DTC’s current practice, upon receipt of any payment of principal of, and interest on the Global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the Global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert Notes into Shares pursuant to the terms of the Notes, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Notes represented by Global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

None of the Issuer, the trustee, or the securities administrator (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the Global Notes are credited and only for the principal amount of the Notes for which directions have been given.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will cause Notes to be issued in definitive registered form in exchange for the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. None of the Issuer, the trustee, the securities administrator or any of the Issuer’s, the trustee’s or the securities administrator’s respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Any Note that is exchangeable pursuant to the second preceding sentence is exchangeable for Notes registered in the names which DTC will instruct the securities administrator. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that Global Note. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

None of the securities administrator, the trustee or any conversion agent shall at any time be under any duty or responsibility to any holder of Notes to determine or calculate currency conversion rates, to determine whether any facts exist which may require any adjustment of a conversion rate, or to confirm the accuracy of any such adjustment when made or the appropriateness of the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. None of the securities administrator, the trustee or any conversion agent shall be accountable with respect to the validity or value (or the kind or amount) of any shares of stock or of any other securities or property that may at any time be issued or delivered upon the conversion of any Notes; and none of the securities administrator, the trustee or any conversion agent make any representations with respect thereto. None of the securities administrator, the trustee or any conversion agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of stock or stock certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in the Indenture. The rights, privileges, protections, immunities and benefits given to the securities administrator or the trustee, including without limitation each of their rights to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the securities administrator or the trustee in each of its capacities hereunder, including its capacity as a conversion agent.

Other Provisions

The form and content of the Notes and the rights and duties of the holders and the Issuer will in all respects be governed by the laws of the State of New York.

The provisions of Articles 470-7 to 470-19 of the Luxembourg law concerning commercial companies of 10th August 1915, as amended (regarding the representation of holders and holder meetings), will not apply to the Notes.

The Issuer undertakes, so long as any Notes are outstanding, not to repay its share capital, nor to alter its articles of association with respect to the distribution of profits to shareholders. For the avoidance of doubt, the Issuer may create voting or non-voting preference shares or other preferred equity instruments, pursuant to the provisions of the law of August 10, 1915 relating to commercial companies, provided that the rights of the holders of Notes are protected as described under “—Conversion Ratio Adjustments.”

Any holder may in any proceedings against the Issuer or to which the holder and the Issuer are parties protect and enforce in its own name its rights arising under its Notes on the basis of:

(i)

a certificate issued by its Custodian (a) stating the full name and address of the holder, (b) specifying the aggregate principal amount of Notes credited on the date of such statement to such holder’s securities account(s) maintained with its Custodian and (c) confirming that its Custodian has given a written notice to the Clearing System and the Principal Paying Agent containing the information specified in (a) and (b) and bearing acknowledgements of the Clearing System and the relevant account holder in the Clearing System; and

(ii)	a copy of the Global Note, certified as being a true copy by a duly authorized officer of the Clearing System or the Principal Paying Agent and the Principal Conversion Agent; or

(iii)	any other means of proof permitted in legal proceedings in the country of enforcement.

Certain Defined Terms

In this “Description of the Notes” the following terms have the following meanings:

“Accelerated Mandatory Conversion Date” has the meaning set out in “—Mandatory Conversion— Accelerated Mandatory Conversion.”

“Accelerated Mandatory Conversion Event” has the meaning set out in “—Mandatory Conversion— Accelerated Mandatory Conversion.”

“Additional Amounts” has the meaning set out in “—Taxation; Additional Amounts.”

“Additional Interest Amount” has the meaning set out in “—Interest—Optional Deferral of Interest Payments.”

“Adjustment Date” means the Ex-Date in respect of the relevant Adjustment Event, or, if later, the first date on which the adjustment is capable of being determined in accordance with the provisions set out in “—Conversion Ratio Adjustments.”

“Agents” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted by the European Union, as amended from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York, Paris, Luxembourg or Amsterdam or a place of payment (which will have been notified in writing to the trustee and the securities administrator) are generally closed for business.

“Calculation Agent” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Calculation Period” means:

(i)

in the case of mandatory conversion of the Notes pursuant to “—Mandatory Conversion—Mandatory Conversion on the Maturity Date,” the 20 consecutive Trading Days commencing on the 22nd Scheduled Trading Day preceding the Maturity Date, or, if such day is not a Trading Day, the following Trading Day; and

(ii)	in the case of voluntary conversion of the Notes during a Special Voluntary Conversion Period, the 15 consecutive Trading Days immediately preceding the relevant Voluntary Conversion Date.

“Change of Control” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Clearing System” means Euroclear and Clearstream Luxembourg.

“Compulsory Payment Event” means the occurrence of any of the following events:

(i)

the shareholders of the Issuer or any Subsidiary of the Issuer have resolved at the annual general meeting on the proposal by the Board of Directors to pay or distribute a dividend or make a payment on any Junior Securities or the Board of Directors of the Issuer or any Subsidiary of the Issuer has

declared the payment or distribution of, an interim dividend in respect of any Junior Securities, in each case other than (x) a dividend, distribution or payment which is made in the form of the further issuance of any Junior Securities; or (y) a dividend, distribution or payment on any Junior Securities which is made to the Issuer or another member of the Group;

(ii)

the Issuer or any Subsidiary of the Issuer has, directly or indirectly, declared or made any discretionary distribution payment on any Parity Security (it being understood that any payment of interest (other than a payment of accrued interest upon a voluntary conversion into Shares) on any Parity Security that permits optional deferral of interest is a Compulsory Payment Event); or

(iii)

the Issuer or any Subsidiary of the Issuer redeems Junior Securities or Parity Securities or the Issuer or any Subsidiary of the Issuer repurchases or otherwise acquires any Junior Securities or Parity Securities (other than (u) in connection with any existing or future buy-back program, share option or free share allocation plan or any employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants, (v) as a result of the exchange or conversion of one class of Junior Securities or Parity Securities for another class, (w) in the case of Parity Securities only, such redemption or acquisition is below par, (x) in connection with any repurchase or acquisition of Junior Securities or Parity Securities from other companies in the Group, (y) in the event that the Issuer or any Subsidiary of the Issuer receives Junior Securities or Parity Securities as consideration for a sale of assets to third parties, or (z) a repurchase in connection with any obligation of the Issuer or any Subsidiary of the Issuer to deliver at least an equal nominal amount of Junior Securities to the holders of any convertible or exchangeable bond issued by the Issuer or any Subsidiary of the Issuer (whether or not any holder of such convertible or exchangeable bond exercises its conversion or exchange right), except in each case (i), (ii) and (iii) above if the Issuer or the relevant Subsidiary is obliged under the terms and conditions of such Junior Securities or Parity Securities to make such payment, such redemption, such repurchase or such other acquisition.

“Consolidated Financial Statements” means the Issuer’s most recently published:

(i)	audited annual consolidated financial statements, as approved by our Board of Directors and audited by an independent auditor; or, as the case may be,

(ii)

unaudited (but subject to a “review” from an independent auditor) condensed consolidated half-year financial statements, as approved by our Board of Directors, in each case prepared in accordance with Applicable Accounting Standards.

“Conversion Agents” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Conversion Date” means an Accelerated Mandatory Conversion Date, an Optional Mandatory Conversion Date or a Voluntary Conversion Date, and the Maturity Date.

“Conversion Notice” has the meaning set out in “—Conversion Procedures—Voluntary Conversion Procedures.”

“Conversion Period” means the period from, and including, the Issue Date to, and including, the earlier of the following days:

(i)	the 25th Scheduled Trading Day prior to the Maturity Date; and

(ii)	if the day pursuant to subparagraph (i) falls within an Excluded Period, the first Business Day prior to the beginning of such Excluded Period.

“Conversion Price” means each of the Minimum Conversion Price and the Maximum Conversion Price.

“Conversion Ratio” means each of the Maximum Conversion Ratio and the Minimum Conversion Ratio.

“Current Market Value” has the meaning set out in “—Procurement of Settlement Shares—Inability to Deliver Settlement Shares.”

“Custodian” means any bank or other financial institution with which a holder maintains a securities account in respect of any Notes and having an account maintained with the Clearing System.

“Daily Relevant Conversion Ratio” has the meaning set out in “—Mandatory Conversion—Mandatory Conversion on the Maturity Date.”

“Daily VWAP” means, in respect of the Share or any other security, right or asset, on any Trading Day, the volume-weighted average price thereof on the Share Stock Exchange (or, in the case of any other security, right or asset, the principal market or exchange on which such other security, right or asset are then listed, quoted or admitted for trading in respect thereof (unless otherwise specified)) on such Trading Day as appearing on Bloomberg page HP (or any successor page) (using the setting “Weighting Average Line” (or any successor setting)) (and for the avoidance of doubt, such page in respect of the Share is, as at the Issue Date, MT NA Equity HP) or, if unavailable, the volume-weighted average price of a Share, or as the case may be, such other security, right or asset, on the Share Stock Exchange (or, in the case of any other security, right or asset, the principal market or exchange on which such other security, right or asset are then listed, quoted or admitted for trading in respect thereof (unless otherwise specified)) on such Trading Day as published or derived from such other source as is determined to be appropriate by an Independent Adviser, in each case converted if necessary into U.S. dollars at the Prevailing Rate on such Trading Day, or, (in the case of the Share) if the Shares are not listed on the Stock Exchange, as reasonably determined to be appropriate by an Independent Adviser; provided that, if at any time during any averaging period (other than the relevant Calculation Period for the purposes of determining any Relevant Conversion Ratio or Relevant Event Conversion Ratio) described under this “Description of the Notes,” the Shares will have been quoted ex-dividend, ex-distribution or ex-any other entitlement to another security or asset and during some other part of such period will have been quoted cum-dividend, cum-distribution or cum any other entitlement to another security or asset, then the Share Price on each Trading Day during such period on which the Shares will have been quoted cum-dividend, cum-distribution or cum any other entitlement to another security or asset will, for the purpose of this definition, be deemed to be the price determined as provided above thereof reduced by an amount equal to the value (converted if necessary into U.S. dollars at the Prevailing Rate on such Trading Day) of such dividend, distribution or other entitlement per Share (as determined by (where the dividend, distribution or other entitlement per Share comprises solely cash) the Calculation Agent or (in any other case) an Independent Adviser).

“DTC” means The Depository Trust Company.

“Enforcement Event” has the meaning set out in “—Enforcement Events.”

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System.

“Ex-Date” means in respect of any distribution, dividend or other right or entitlement, the first Trading Day on which the Shares are traded ex- such distribution, dividend, or other right or entitlement (or, in the case of any event as referred to in clause (v), (vi) or (vii) as set out in “—Conversion Ratio Adjustments.”, such date as is determined in good faith to be appropriate by an Independent Adviser).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Period” means any of the following periods:

(i)

in connection with any shareholders’ meeting of the Issuer, the period from, and including, the 21st day prior to such shareholders’ meeting to, but excluding, the Business Day following such shareholders’ meeting;

(ii)	a period of 14 days ending on the last day of the Financial Year of the Issuer; and

(iii)

a period commencing on the day on which an offer by the Issuer to its shareholders inviting them to subscribe to shares, warrants on its own shares or notes with conversion or option rights or obligations or profit participation rights (including but not limited to offers regarding spin-offs) is published, and ending on the last day of the subscription period (both dates inclusive).

other than, in each case, any day or period comprised in any of the aforementioned periods which falls during a Special Voluntary Conversion Period.

“Financial Year” means the financial year as set out in the Issuer’s articles of association.

“Free-Float Event” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Global Note(s)” has the meaning set out in “—Form; Clearance and Settlement.”

“Group” means the Issuer and its Subsidiaries taken as a whole.

“Independent Adviser” means an independent investment banking firm (or financial adviser with appropriate expertise) of international reputation, which may be the Calculation Agent, selected by the Issuer and appointed by it at its own expense.

“Interest Payment Date” has the meaning set out in “—Interest—Interest Rate.”

“Issue Date” has the meaning set out in “—Interest—Interest Rate.”

“Issuer” means ArcelorMittal.

“Junior Securities” has the meaning set out in “—Ranking.”

“Make-whole Amount” or “M” has the meaning set out in “—Mandatory Conversion—Accelerated Mandatory Conversion.”

“Make-whole Reference Date” means the first date of public announcement of a Relevant Event.

“Mandatory Interest Payment Date” means the earliest of:

(i)	the date falling 10 Business Days after the date on which a Compulsory Payment Event has occurred;

(ii)

the next interest payment date on which the Issuer elects to pay Optionally Outstanding Payments, so long as the Issuer has validly given not less than ten nor more than 15 Business Days’ notice as set forth under the Indenture;

(iii)	the date on which the Issuer fails to pay any amount due under the Notes other than pursuant to an election not to pay interest pursuant to “—Interest—Optional Deferral of Interest Payments” above;

(iv)	the date on which an Enforcement Event occurs;

(v)	the Maturity Date, in the case of a mandatory conversion of Notes pursuant to “Mandatory Conversion—Mandatory Conversion on the Maturity Date”;

(vi)	the Settlement Date of any other mandatory conversion of Notes; and

(vii)	the Settlement Date for any conversion of Notes during a Special Voluntary Conversion Period.

“Maturity Date” means                , 2023.

“Maximum Conversion Price” means initially $             per Share subject to adjustment as provided for in “—Conversion Ratio Adjustments,” in which case “Maximum Conversion Price” means the Maximum Conversion Price as adjusted from time to time.

“Maximum Conversion Ratio” means, with respect to each Note, initially                Shares (equal to $25 divided by the Minimum Conversion Price), subject to adjustment from time to time as provided for in “—Conversion Ratio Adjustments.”

“Minimum Conversion Price” means initially $             per Share subject to adjustment as provided for in “—Conversion Ratio Adjustments,” in which case “Minimum Conversion Price” means the Minimum Conversion Price as adjusted from time to time.

“Minimum Conversion Ratio” means, with respect to each Note, initially                Shares (equal to $25 divided by the Maximum Conversion Price), subject to adjustment from time to time as provided for in “—Conversion Ratio Adjustments.”

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Note(s)” has the meaning set out in “—Principal and Denomination.”

“Optional Mandatory Conversion Date” has the meaning set out in “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer.”

“Optionally Deferred Payments” has the meaning set out in “—Interest—Optional Deferral of Interest Payments.”

“Optionally Outstanding Payments” has the meaning set out in “—Interest—Optional Deferral of Interest Payments.”

“Parity Securities” has the meaning set out in “—Ranking.”

“Paying Agents” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Person” means any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Prevailing Rate” means, in respect of any pair of currencies on any day, the spot mid-rate of exchange between the relevant currencies prevailing as at 12 noon (New York time) on that date (for the purpose of this definition, the “Original Date”) as appearing on or derived from Bloomberg page BFIX (or any successor page) in respect of such pair of currencies, or, if such a rate cannot be so determined, the rate prevailing as at 12 noon (New York time) on the immediately preceding day on which such rate can be so determined, provided that if such immediately preceding day falls earlier than the fifth day prior to the Original Date or if such rate cannot be so determined (all as determined in good faith by the Calculation Agent), the Prevailing Rate in respect of the Original Date shall be the rate determined in such other manner as an Independent Adviser shall consider appropriate.

“Principal Conversion Agent” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Principal Paying Agent” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Public Offer” has the meaning set out in “—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Rating Event” has the meaning set out in “—Mandatory Conversion—Accelerated Mandatory Conversion.”

“Record Date” means the date by reference to which the holding of Shares in the Issuer is determined for purposes of assessing to which shareholders a dividend, a distribution or an allocation, whether declared or resolved on such date or previously declared or resolved, should be paid or delivered (or, in the case of any event referred to in clause (v), (vi) or (vii) as set out in “—Conversion Ratio Adjustments”, such date as is determined in good faith to be appropriate by an Independent Adviser).

“Redemption Amount” has the meaning set out in “—Procurement of Settlement Shares—Inability to Deliver Settlement Shares.”

“Relevant Conversion Ratio” or “RelCR” has the meaning set out in “—Mandatory Conversion—Mandatory Conversion on the Maturity Date.”

“Relevant Event” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Relevant Event Conversion Ratio” or “RelEvCR” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Relevant Jurisdiction” has the meaning set forth in “—Taxation; Additional Amounts.”

“Scheduled Trading Day” means a day (other than a Saturday or a Sunday) that is scheduled to be a trading day on the Share Stock Exchange (other than any day on which the Share Stock Exchange is scheduled to close prior to its regular closing time).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Creditors” has the meaning set out in “—Ranking.”

“Settlement Date” means the date for the delivery of any Settlement Shares as described under this “Description of the Notes” which will be:

(i)

in the case of mandatory conversion pursuant to “—Mandatory Conversion—Mandatory Conversion on the Maturity Date,” the later of the Maturity Date or the third Business Day following the relevant Calculation Period;

(ii)	in the case of mandatory conversion pursuant to “—Mandatory Conversion—Accelerated Mandatory Conversion,” the Accelerated Mandatory Conversion Date;

(iii)	in the case of mandatory conversion pursuant to “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer,” the Optional Mandatory Conversion Date;

(iv)	in the case of voluntary conversion pursuant to “—Voluntary Conversion—Voluntary Conversion at the Option of the Holder,” the sixth Business Day following the relevant Voluntary Conversion Date; or

(v)

in the case of voluntary conversion pursuant to “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event,” the third Business Day following the relevant Voluntary Conversion Date;

in each case provided that if a Settlement Disruption Event occurs on the Settlement Date, and delivery of any Settlement Shares cannot be effected on the Settlement Date, then the Settlement Date with respect to such Settlement Shares will be postponed until the first succeeding Business Day on which delivery of the Settlement Shares can take place through DTC or in any other commercially reasonable manner.

“Settlement Disruption Event” means an event beyond the control of the Issuer as a result of which DTC cannot settle the book-entry transfer of the relevant Settlement Shares.

“Settlement Shares” has the meaning set out in “—Procurement of Settlement Shares—General.”

“Share Price” means on any Trading Day the Daily VWAP in respect of the Shares on such Trading Day.

“Shares” means the new or existing ordinary shares of the Issuer.

“Special Voluntary Conversion Period” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Share Stock Exchange” means Euronext Amsterdam, or if the Shares cease to be listed on such exchange, Euronext Paris, or if the Shares cease to be listed on Euronext Paris, the principal United States national securities exchange on which the Shares are listed, quoted or traded, or if not listed on a United States national securities exchange, the principal other market or exchange on which the Shares are then listed, quoted or admitted for trading.

“Subsidiary” means:

(i)

an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(ii)	in relation to the Issuer, an entity that fulfills the definition in paragraph (i) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

“Trading Day” means any day (other than a Saturday or a Sunday) when the Share Stock Exchange quotes the Shares for the entire trading day (other than any day on which the Share Stock Exchange is scheduled to close or does close prior to its regular closing time).

“Transfer Agent” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“United States” means the United States of America (including the States and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.

“Voluntary Conversion Date” has the meaning set out in “—Conversion Procedures—Voluntary Conversion Procedures.”

“Voluntary Conversion Right” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion at the Option of the Holder.”

DESCRIPTION OF ORDINARY SHARES

The ordinary shares of ArcelorMittal are described in detail in the 2019 Form 20-F, including under “Item 10.A—Additional Information—Share capital” and Item “10.B—Additional Information—Memorandum and Articles of Association”, which in each case updates the information provided in ArcelorMittal’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and referred to in the accompanying prospectus under “Description of Ordinary Shares”.

TAX CONSIDERATIONS

The following summary contains a description of certain material Luxembourg and U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Notes described in this prospectus supplement. It does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Luxembourg.

This summary is based on the tax laws of Luxembourg and the United States as in effect on the date of this prospectus supplement, as well as on rules and regulations of Luxembourg and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of Notes should consult their own tax advisers as to the Luxembourg, United States or other tax consequences of the ownership and disposition of the Notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Luxembourg Taxation

The statements herein regarding taxation in Luxembourg are based on the laws and interpretations in force in the Grand Duchy of Luxembourg as of the date of this prospectus supplement and are subject to any changes in law and interpretation. The following summary does not purport to be a comprehensive description of all the tax considerations which may be relevant to a decision to purchase, own, dispose of or convert the Notes or to purchase, acquire, hold or dispose of Shares. Each prospective holder or beneficial owner of Notes or Shares should consult its tax adviser as to the Luxembourg tax consequences of the purchase, acquisition, holding or conversion of Notes or the purchase, acquisition, holding or disposition of Shares.

Taxation of Noteholders

Luxembourg Tax Residency of Noteholders

A noteholder will not become resident, or be deemed to be resident, in Luxembourg by reason only of the holding, exchange or conversion of the Notes, or the execution, performance, delivery and/or enforcement of the Notes.

Withholding Tax

Non-resident holders of Notes

Under Luxembourg general tax laws currently in force, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of notes, nor on accrued but unpaid interest in respect of the Notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the Notes held by non-resident holders of Notes.

Resident holders of Notes

Under Luxembourg general tax laws currently in force and subject to the December 2005 Law (as defined below), as amended, there is no withholding tax for Luxembourg resident holders of Notes on payments of principal, premium or interest, nor on accrued but unpaid interest in respect of the Notes, nor is any Luxembourg withholding tax payable on payments received upon repayment of the principal or upon an exchange of the Notes.

Under the law of December 23, 2005 introducing a final withholding tax on certain savings income in the form of interest, as amended (the “December 2005 Law”) payments of interest or similar income made or secured by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner who is resident of Luxembourg will be subject to a withholding tax of 20% (the “20% Luxembourg Withholding Tax”). Responsibility for the 20% Luxembourg Withholding Tax will be assumed by the Luxembourg paying agent within the meaning of the December 2005 Law and not by the Company.

No additional amounts will be payable under the Notes as result of the withholding taxes described above (see “Description of Subordinated Debt Securities” in the accompanying prospectus).

Taxation of Noteholders

Taxation of Luxembourg Non-Resident Holders of Notes

Subject to the rules mentioned under “Withholding Tax” above, noteholders who are non-residents of Luxembourg and who have neither a permanent establishment nor a permanent representative or a fixed base of business in Luxembourg with which the holding of the Notes is connected, are not liable for any Luxembourg income tax on the repayment of principal of, and payments or accrual of interest on, the Notes or on payments received upon the redemption or repurchase of the Notes, or on capital gains on the sale of Notes.

Taxation of Luxembourg Resident Holders of Notes

Noteholders who are residents of Luxembourg will not be liable for any Luxembourg income tax on repayment of principal.

Luxembourg Resident Individuals

Pursuant to the December 2005 Law, Luxembourg resident individuals, acting in the course of the management of their private wealth, can opt to self-declare and pay a 20% tax (the “Self-declared 20% Tax”) on interest payments made by paying agents located in a Member State other than Luxembourg or a member state of the European Economic Area. When the paying agent is located in Luxembourg, the 20% Luxembourg Withholding tax described under “Withholding Tax” above will apply. The 20% Luxembourg Withholding Tax or the Self-declared 20% Tax represents the final tax liability on interest received for Luxembourg resident individuals receiving the interest payment in the course of their private wealth. Luxembourg resident individual noteholders receiving the interest as business income must include this interest in their taxable basis and, if it has been levied, the 20% Luxembourg Withholding Tax will be credited against their final income tax liability.

Luxembourg resident individual noteholders holding Notes as part of their private wealth are not subject to taxation on capital gains upon the disposal of the Notes, unless the disposal of the Notes precedes their acquisition or the Notes are disposed of within six months of their date of acquisition. Upon the sale, redemption or disposal of the Notes, accrued but unpaid interest will be subject to the 20% Luxembourg Withholding Tax, or to the Self-declared 20% Tax if the Luxembourg resident individual exercises the option for the Self-declared 20% Tax.

Luxembourg resident individual noteholders receiving the interest as business income must include the portion of the price corresponding to this interest in their taxable income and, if it has been levied, the 20% Luxembourg Withholding Tax will be credited against their final income tax liability.

Luxembourg Resident Corporate Holders of Notes

Unless they are tax exempt, Luxembourg resident corporate holders holding Notes, or foreign entities of the same type which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the Notes is connected, must include in their taxable income any interest (including accrued but unpaid interest) and the difference between the sale or redemption price (received or accrued) and the lower of the cost or book value of the Notes sold or redeemed.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a noteholder, unless (i) such holder is a Luxembourg fully taxable resident company or (ii) such Notes are attributable to an enterprise or part thereof which is carried on through a Luxembourg permanent establishment by a non-resident company.

Other Taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by noteholders as a consequence of the issuance of the Notes, nor will any of these taxes be payable as a consequence of a subsequent sale, transfer, other disposal or redemption of the Notes or upon conversion and/or exchange of Notes for Shares.

Luxembourg inheritance tax may be levied on the transfer of Notes upon the death of a Luxembourg resident noteholder.

Luxembourg gift tax will be levied in the event that a gift of Notes is made pursuant to a notarial deed signed before a Luxembourg notary.

Conversion/Exchange of Notes for New or Existing Shares

Non-Resident Holders

A non-resident holder whose Notes are not effectively connected to a permanent establishment in Luxembourg will not be subject to Luxembourg income or withholding tax on conversion or exchange of the Notes into Shares.

Luxembourg Resident Holders

As a general rule, a conversion and/or an exchange of securities is considered for Luxembourg tax purposes as a sale at fair market value of the securities followed by the acquisition of the securities received in exchange and/or converted into.

Capital gains realized upon a conversion and/or exchange of Notes for new or existing Shares by Luxembourg resident individual noteholders acting in the course of the management of their private wealth, are not subject to income tax, unless Notes are converted within six months of their acquisition.

Capital gains realized upon a conversion and/or an exchange of Notes by Luxembourg resident corporate noteholders and resident individuals acting in the course of the management of their business activity are subject to income tax at ordinary rates.

Taxation of Shareholders

Luxembourg Tax Residency of Shareholders

A Shareholder will not become resident, or be deemed to be resident, in Luxembourg by reason only of the acquisition, holding, sale or disposal of Shares.

Luxembourg Withholding Tax on Dividends Paid on Shares

Dividends distributed by the Issuer will in principle be subject to Luxembourg withholding tax at the rate of 15%.

Luxembourg Resident Corporate Holders of Shares

No dividend withholding tax applies on dividends paid by the Issuer to a Luxembourg resident corporate holder holding Shares (that is, a fully taxable entity within the meaning of Article 159 of the Luxembourg income tax law), which meets the qualifying participation test (that is, a shareholding in the Issuer of at least 10% or having an acquisition cost of at least €1.2 million held or committed to be held for a minimum one year holding period). If such exemption from dividend withholding tax does not apply, a Luxembourg resident corporate holder will be entitled to a tax credit for the tax withheld.

Luxembourg Resident Individual Holders of Shares

Luxembourg withholding tax on dividends paid by the Issuer to a Luxembourg resident individual holder of Shares will entitle such Luxembourg holder to a tax credit for the tax withheld.

Non-Resident Holders of Shares

A non-resident holder of Shares, provided it qualifies as an undertaking with a collective character subject to a tax comparable to corporate income tax as provided by the Luxembourg income tax law, which is resident in a country that has concluded a double taxation treaty with Luxembourg may be able to claim an exemption from Luxembourg dividend withholding tax under Article 147 of the Luxembourg income tax law. Treaty relief may also be claimed under the conditions and subject to the limitations set forth in relevant double taxation treaties concluded with Luxembourg.

Non-resident undertakings with a collective character which fall within the scope of Article 2 of the European Council Directive 2011/96/EU on the common system of taxation applicable in the case of parent companies and subsidiaries of different Member States (the “Parent-Subsidiary Directive”), joint-stock companies or cooperative companies subject to a tax comparable to corporate income tax as provided by the Luxembourg income tax law resident in a State being part of the European Economic Area other than a Member State, and joint-stock companies resident in Switzerland subject to corporate income tax in Switzerland without benefiting from an exemption, will be able to claim an exemption from Luxembourg dividend withholding tax under conditions set forth in Luxembourg law in the same way as in the Parent-Subsidiary Directive.

Luxembourg Income Tax on Dividends Paid on Shares and Capital Gains

Luxembourg Resident Individual Holders of Shares

For Luxembourg resident individuals, income in the form of dividends or capital gains derived from the Shares will normally be subject to individual income tax at the applicable progressive rate (the top marginal tax rate is 42%), plus an unemployment fund contribution levied thereon at the rate of up to 9%. Such dividends may benefit from the 50% exemption set forth in Article 115(15a) of the Luxembourg income tax law, subject to fulfillment of the conditions set out therein. Capital gains will only be taxable if they are realized on a sale of Shares, which takes place before their acquisition or within the first six months following their acquisition, or if the relevant holder has held (together with his or her spouse and underage children) directly or indirectly more than 10% of the capital of the Issuer at any time during the past five years.

Luxembourg Resident Corporate Holders of Shares

For Luxembourg resident corporate holders, income in the form of dividends or capital gains derived from Shares will be subject to corporate income tax and municipal business tax. The combined rate for these two taxes (including an unemployment fund contribution of 7%) is 24.94% for companies established in the City of Luxembourg. Such dividends may benefit either from the 50% exemption set forth in Article 115(15a) of the Luxembourg income tax law or from the full exemption set forth in Article 166 of the Luxembourg income tax law, subject in each case to fulfillment of the respective conditions set out therein. Capital gains realized on the sale of Shares may benefit from the full exemption provided for by Article 166 of the Luxembourg income tax law and by the Grand Ducal Decree of January 21, 2001, as amended, subject to fulfillment of the conditions set out therein.

Non-Resident Holders of Shares

Dividends received by an individual non-resident holder or by a corporate non-resident holder whose Shares are not effectively connected with a Luxembourg permanent establishment will not be subject to Luxembourg income tax. Capital gains arising upon disposal of Shares by a non-resident individual or corporate holder of Shares who is a non-Luxembourg holder of ArcelorMittal shares who realizes a gain on disposal thereof (and who does not have a permanent establishment in Luxembourg to which Shares are attributable) and who is not resident in a country which has concluded a double tax treaty with Luxembourg which allocates the right of taxation to the country of residence of the holder, will only be subject to Luxembourg taxation if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Issuer at any time during the past five years, and either (1) the disposal of Shares occurs before their acquisition or within six months from their acquisition, or (2) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the five years preceding the realization of the gain.

A corporate non-resident holder (that is an entity within the meaning of Article 159 of the Luxembourg income tax law), which has a permanent establishment in Luxembourg to which Shares would be attributable, will bear corporate income tax and municipal business tax on (i) dividends received unless dividends are exempt under Article 166 of the Luxembourg income tax law and (ii) on capital gains realized on a disposal of such Shares unless such capital gains are exempt under Article 166 of the Luxembourg income tax law and the Grand Ducal Decree of January 21, 2001, as amended.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a holder of Shares, unless (i) such holder is a Luxembourg fully taxable resident company or (ii) such Shares are attributable to an enterprise or part thereof which is carried on through a Luxembourg permanent establishment by a non-resident company.

Holders of Shares may be exempt from net wealth tax subject to the conditions set forth in Article 60 of the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz), as amended.

Other Taxes

No registration tax will be payable by a holder of Shares upon the disposal of Shares by sale or exchange.

Luxembourg inheritance tax may be levied on the transfer of Shares upon the death of a Luxembourg resident holder.

Luxembourg gift tax will be levied in the event that a gift of Shares is made pursuant to a notarial deed signed before a Luxembourg notary.

United States Federal Income Taxation

The following summary describes material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Notes and of the Shares received upon conversion of the Notes. The summary deals only with U.S. Holders (as defined below) that purchase the Notes at their issue price as part of the initial offering and that hold such Notes as capital assets. It does not purport to be a comprehensive description of all tax considerations that may be relevant to any particular investor. This summary does not address considerations that may be relevant to investors subject to special tax rules, such as dealers in securities or currencies, certain financial institutions, tax-exempt entities, life insurance companies, persons liable for alternative minimum tax, persons holding Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities or arrangements and partners therein, persons that own or are treated as owning 10% or more of the total combined voting power or value of ArcelorMittal’s shares, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year or investors whose functional currency is not the U.S. dollar. This summary does not address state, local or non-U.S. taxes, the U.S. federal estate and gift taxes, the alternative minimum tax, or the Medicare tax on net investment income. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (including proposed regulations), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed above.

Prospective purchasers of Notes should consult their own tax advisers as to the United States or other tax consequences of the ownership and disposition of the Notes and the Shares, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, non-U.S. or other tax laws.

The discussion below applies to “U.S. Holders” of Notes. As used herein, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof, or

•	any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the Notes.

Payments of Interest on the Notes and Distributions in Respect of Shares

The Notes will be treated as equity of ArcelorMittal for U.S. federal income tax purposes. Accordingly, payments on the Notes that are denominated as interest will be treated as dividends for U.S. federal income tax purposes to the extent such payments are paid out of the current or accumulated earnings and profits of ArcelorMittal (as determined under U.S. federal income tax principles), and generally will be includible in a U.S. Holder’s income on the date of receipt without regard to the U.S. Holder’s method of tax accounting. To the extent the amount of any payment of interest received by a U.S. Holder in respect of Notes exceeds the current or accumulated earnings and profits of ArcelorMittal, the payment (1) will be treated as a non-taxable return of the U.S. Holder’s adjusted tax basis in those Notes and (2) thereafter will be treated as U.S.-source capital gain. Because ArcelorMittal does not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that payments of interest on the Notes generally will be reported to U.S. Holders as dividends.

The U.S. dollar amount of a taxable dividend generally will be included in the gross income of a U.S. Holder as ordinary income derived from sources outside the United States for U.S. foreign tax credit purposes and generally will be passive category income for purposes of the foreign tax credit limitation. Dividends paid in euro will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the dividend is received; a recipient of such dividends that converts such euro to dollars upon receipt generally would not be required to recognize foreign currency gain or loss in respect of the dividend income. Fluctuations in the U.S. dollar-euro exchange rate between the date that U.S. Holders receive a dividend and the date that they receive any related refund of Luxembourg withholding tax, or between the date that U.S. Holders receive a dividend in euro and the date of a sale, conversion or other disposition of such euro by such U.S. Holders generally, may give rise to foreign currency gain or loss. Such gain or loss will generally be treated as ordinary income or loss for U.S. tax purposes and generally will be income or loss from sources within the United States. Dividends paid by ArcelorMittal will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by certain non-corporate U.S. Holders will be subject to taxation at rates lower than those applicable to other ordinary income if the dividends are “qualified dividends.” Interest payments on the Notes will be qualified dividends if (i) the Notes are readily tradable on an established securities market in the United States or ArcelorMittal is eligible for the benefits of a comprehensive income tax treaty with the United States that the Internal Revenue Service (the “IRS”) has approved for purposes of the qualified dividend rules and (ii) ArcelorMittal was not, for the year prior to the year in which the interest payment is made, and is not, for the year in which the interest payment is made, a passive foreign investment company (“PFIC”). ArcelorMittal will apply to list the Notes on the NYSE, and the Notes will qualify as readily tradable on an established securities market in the United States so long as they are so listed. ArcelorMittal expects to be eligible for the benefits of the comprehensive income tax treaty between the United States and Luxembourg which has been approved by the IRS for the purposes of the qualified dividend rules. As discussed further below, ArcelorMittal believes that it was not a PFIC for U.S. federal income tax purposes with respect to its 2019 taxable year, and ArcelorMittal does not anticipate being a PFIC for its 2020 taxable year or the foreseeable future. See “—Passive Foreign Investment Company (“PFIC”) Status.” U.S. Holders should consult their own tax advisors regarding the availability of the reduced rate of U.S. federal income tax on dividends in light of their own particular circumstances.

The U.S. federal income tax treatment of cash distributions made by ArcelorMittal in respect of Shares received upon the conversion of Notes will generally be the same as such treatment of payments of interest as described above in this section “—Payments of Interest on the Notes and Distributions in Respect of Shares.”

The amount of any distribution will include the amount of any applicable Luxembourg withholding tax. Subject to the limitations and conditions provided in the Code and the applicable U.S. Treasury Regulations, a U.S. Holder of Shares may be able to claim a foreign tax credit against its U.S. federal income tax liability in respect of any Luxembourg income taxes withheld at the appropriate rate applicable to the U.S. Holder from a dividend paid by ArcelorMittal to such U.S. Holder and paid to the Luxembourg government. Alternatively, the U.S. Holder may deduct such Luxembourg income taxes from its U.S. federal taxable income, provided that the U.S. Holder elects to deduct rather than credit all foreign income taxes for the relevant taxable year. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Constructive Distributions

The conversion rate of the Notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in ArcelorMittal’s assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holders of the Notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the Notes, including an increase in the conversion ratio to reflect a taxable dividend to holders of common stock, may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. Any deemed distributions will generally be taxable as dividends. U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of an adjustment of the conversion rate of the Notes.

Sale, Exchange or Other Taxable Disposition of the Notes or Shares

Upon the sale, exchange or other taxable disposition of Notes or of Shares received upon the conversion of Notes, a U.S. Holder generally will recognize U.S.-source gain or loss in an amount equal to the difference between the amount realized on the sale and the U.S. Holder’s tax basis in such Notes or such Shares. A U.S. Holder’s tax basis in a Note generally will equal the cost of such Note to such Holder. A U.S. Holder’s tax basis in a Share is as determined below in “—Conversion of the Notes.” Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the Notes or the Shares for more than one year. The holding period of Shares is as determined below in “—Conversion of the Notes.” Net long-term capital gain recognized by certain non-corporate U.S. Holders generally will be taxed at a lower rate than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

In accordance with the treatment of the Notes as equity for U.S. federal income tax purposes, U.S. Holders generally will not be required to account separately for accrued interest realized upon a sale, exchange, or other taxable disposition of the Notes, and instead will treat amounts received in respect of accrued interest as part of the amount realized for purposes of determining gain or loss realized upon the sale, exchange, or other taxable disposition. U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of a disposition of the Notes.

Conversion of the Notes

A U.S. Holder will not recognize any income, gain or loss in respect of the receipt of Shares upon the conversion of the Notes, except that the amount of cash received in respect of Optionally Deferred Payments will generally be taxable as described under “—Payments of Interest on the Notes and Distributions in Respect of Shares” above. A U.S. Holder’s tax basis in the Shares it receives upon a conversion of Notes will generally equal the tax basis of the Note that was converted. A U.S. Holder’s holding period for the Shares will include its holding period for the Notes converted. U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the conversion of their Notes into Shares.

Passive Foreign Investment Company (“PFIC”) Status

Special U.S. federal income tax rules apply to U.S. Holders owning stock of a PFIC. ArcelorMittal believes that it currently is not a PFIC for U.S. federal income tax purposes, and does not expect to become a PFIC in the future. This conclusion is based upon an annual analysis of its financial position and an interpretation of the PFIC provisions that ArcelorMittal believes is correct. No assurances can be made, however, that the applicable tax law or relevant factual circumstances will not change in a manner that affects the determination of ArcelorMittal’s PFIC status. If, contrary to the foregoing, ArcelorMittal were classified as a PFIC, a U.S. Holder of Notes or Shares generally would be subject to an increased tax liability on any gain realized upon a sale or other disposition of Notes or Shares or upon the receipt of certain distributions treated as “excess distributions.” Any gain realized would not be treated as a capital gain but would be treated as if the U.S. Holder had realized its gain and certain “excess distributions”, as applicable, ratably over its holding period for Notes or Shares and would be taxed at the highest tax rate in effect for the applicable class of taxpayer for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. In addition, if ArcelorMittal were classified as a PFIC and its shares constitute “marketable stock”, a US Holder may be able to mitigate the adverse consequences by electing to be taxed annually on a mark-to-market basis with respect to its Notes or Shares. U.S. Holders should consult their tax advisors as to the availability and consequences of a mark-to-market election with respect to their Notes or Shares if ArcelorMittal were a PFIC for any taxable year.

Foreign Financial Asset Reporting

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 at the end of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (such as Notes or Shares) that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of $5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Information Reporting and Backup Withholding

The payment of proceeds received upon the sale, exchange or redemption of Notes or Shares by U.S. Holders within the United States (or through certain U.S.-related financial intermediaries), and interest on Notes or distributions in respect of Shares paid to U.S. Holders in the United States (or through certain U.S.-related financial intermediaries), generally will be subject to information reporting and may be subject to backup withholding unless the U.S. Holder (1) is an exempt recipient, and establishes that exemption if required or (2) in the case of backup withholding, provides an IRS Form W-9 (or an acceptable substitute form) that contains the U.S. Holder’s taxpayer identification number and that certifies that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. The amount of backup withholding imposed on a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s federal income tax liability, if any, or as a refund, so long as the required information is properly furnished to the IRS. Holders that are not U.S. Holders may need to comply with certification procedures to establish their non-U.S. status in order to avoid information reporting and backup withholding tax requirements.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT ABOVE IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY. EACH INVESTOR IN ARCELORMITTAL NOTES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NOTES BASED ON THE INVESTOR’S PARTICULAR CIRCUMSTANCES.

UNDERWRITING

BNP Paribas, Crédit Agricole Corporate and Investment Bank, Goldman Sachs & Co. LLC, J.P. Morgan Securities plc and Société Générale are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among the Company and the underwriters, the Company has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Company, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BNP Paribas	$
Crédit Agricole Corporate and Investment Bank
Goldman Sachs & Co. LLC
J.P. Morgan Securities plc
Société Générale

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

None of BNP Paribas, Crédit Agricole Corporate and Investment Bank, J.P. Morgan Securities plc and Société Générale, each an underwriter, is a broker-dealer registered with the SEC. BNP Paribas, Crédit Agricole Corporate and Investment Bank, J.P. Morgan Securities plc and Société Générale will only make sales of Notes in the United States, or to nationals or residents of the United States (including its territories and possessions), through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of FINRA.

Commissions and Discounts

The representatives have advised the Company that the underwriters propose initially to offer the Notes at a price of         % of the principal amount of Notes, plus accrued interest from the original issue date of the Notes, if any, and to dealers at that price less a concession not in excess of         % of the principal amount of the Notes, plus accrued interest from the original issue date of the Notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

Per Note
Public offering price	$
Underwriting discount	$
Proceeds, before expenses, to the Company	$

The expenses of the offering, not including the underwriting discount, are estimated at approximately $            and are payable by the Company.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. The Company cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Lumen Investments S.à r.l., a company controlled by our Significant Shareholder, has indicated its intention to place an order in the combined offering of the Notes and the Concurrent Share Offering in an aggregate amount of $200 million (see “—Concurrent Share Offering”). The underwriters will not receive any discounts and commissions relating to the Shares and the Notes purchased by Lumen Investments S.à r.l. As a result, on an aggregate basis from the two offerings, the Issuer will receive gross proceeds of $            million and will pay aggregate underwriting commissions of $            million (        % of the gross proceeds), for net proceeds before expenses of $            million.

New York Stock Exchange

The Company will apply to list the Notes on the NYSE, subject to satisfaction of the NYSE’s minimum equity listing standards with respect to the Notes. There can be no assurance that such requirement will be satisfied. If the Notes are approved for listing, the Company expects trading on the NYSE to begin within 30 calendar days after the Notes are first issued.

Our common stock is listed on the NYSE under the trading symbol “MT”, the Luxembourg Stock Exchange (symbol “MTL”), Euronext Amsterdam (symbol “MT”), Euronext Paris (symbol “MT”) and the Spanish Stock Exchanges (symbol “MTS”).

No Sales of Similar Securities

The Company, Nuavam Investments S.à r.l. and Lumen Investments S.à r.l. have agreed with the underwriters, subject to certain exceptions, without the prior written consent of the representatives, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Shares of the Company, or any options or warrants to purchase any Shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive Shares of the Company, whether now owned or hereinafter acquired, whether owned directly by Nuavam Investments S.à r.l. or Lumen Investments S.à r.l. (including holding as a custodian) or with respect to which Nuavam Investments S.à r.l. or Lumen Investments S.à r.l. has beneficial ownership during the period from the date of this prospectus supplement continuing through the date 180 days after the date of the final prospectus supplement.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Notes made by the underwriters in the open market to peg, fix or maintain the price of the Notes prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither the Company nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes or our

Shares. In addition, neither the Company nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Concurrent Share Offering

Concurrently with this offering of the Notes, we are offering                Shares in an underwritten offering by means of a separate prospectus supplement and the accompanying prospectus. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the Shares being offered in the Concurrent Share Offering. This offering of Notes is not contingent upon the completion of the Concurrent Share Offering, and the Concurrent Share Offering is not contingent upon the completion of this offering of Notes.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of BNP Paribas is paying agent for Company shareholders who hold Shares listed on the Luxembourg Stock Exchange, Euronext Amsterdam, Euronext Paris and the Spanish Stock Exchanges, and assists the Company with certain administrative tasks relating to the day-to-day administrative management of the shareholders’ register. In connection with the revolving credit facility, BNP Paribas is facilitator, mandated lead arranger, bookrunner and original lender; Crédit Agricole Corporate and Investment Bank is facilitator, mandated lead arranger, bookrunner and original lender, and facility agent; JP Morgan Securities plc and Société Générale are each mandated lead arranger, bookrunner and original lender; and an affiliate of Goldman Sachs & Co. LLC is mandated lead arranger and original lender. Each of BNP Paribas, Crédit Agricole Corporate and Investment Bank, Goldman Sachs & Co. LLC, J.P. Morgan Securities plc and Société Générale are global coordinators and joint bookrunners in connection with the Concurrent Share Offering. In connection with the new facility entered into on May 5, 2020: BNP Paribas, J.P. Morgan Securities plc and Société Générale are each global coordinator and underwriter, mandated lead arranger, bookrunner and original lender; Crédit Agricole Corporate and Investment Bank is global coordinator and underwriter, mandated lead arranger, bookrunner and original lender, and facility agent; and an affiliate of Goldman Sachs & Co. LLC is mandated lead arranger and original lender. The credit facility will, in accordance with its terms, be cancelled in an amount equal to the proceeds of this offering and the Concurrent Share Offering, less certain expenses and tax costs that may, pursuant to the terms of the New Credit Facility, be deducted from the amount to be cancelled. See “Use of Proceeds.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates, including the Notes or the Shares. The underwriters do not intend to disclose the extent of any such investments or transactions otherwise than in accordance with any legal or regulatory obligation to do so. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering of the Notes and the Concurrent Share Offering, each of the underwriters and any of their respective affiliates, acting as an investor for its own account, may take up Notes and Shares in the offering of the Notes and the Concurrent Share Offering, respectively, and in that capacity may retain, purchase or sell for its own account such securities and any Notes or Shares or related investments and may offer or sell such Notes or Shares or other investments otherwise than in connection with the offering of the Notes or the Concurrent Share Offering. Accordingly, references in this prospectus supplement to Notes and Shares being offered or placed should be read as including any offering or placement of Notes and Shares to any of the underwriters or any of their respective affiliates acting in such capacity. In addition, certain of the underwriters or their affiliates may enter into financing arrangements and swaps in such capacity with investors, in connection with which such underwriters (or their affiliates) may from time to time acquire, hold or dispose of Notes and/or Shares.

The underwriters are acting on behalf of the Company and no one else in connection with any offering of the Notes and the Shares and will not be responsible to any other person for providing the protections afforded to any of their respective clients or for providing advice in relation to any offering of the Notes or the Shares. None of the underwriters will regard any other person as its client in relation to the offering of the Notes or the Shares.

In addition, Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer, is also a member of the board of directors of The Goldman Sachs Group, Inc., an affiliate of Goldman Sachs & Co. LLC, an underwriter of this offering.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. Certain of the underwriters may agree to allocate a number of shares of common stock for sale to online brokerage account holders. Internet distributions will be allocated on the same basis as other allocations.

Selling Restrictions

PRIIPs Regulation / Prohibition of Sales to EEA and UK Retail Investors

Each Joint Bookrunner has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the EEA or in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the IDD where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the “Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

References to EU regulations or directives include, in relation to the UK, those regulations or directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue of the Notes or the Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

MiFID II Product Governance / Professional Investors and Eligible Counterparties Only Target Market

Solely for the purposes of the product governance requirements contained within: (a) Directive 2014/65/EU (as amended, “MiFID II”); (b) Articles 9 and 10 of Commission Delegated Directive (EU) 2017/593 supplementing MiFID II; and (c) local implementing measures (together, the “MiFID II Product Governance Requirements”), and disclaiming all and any liability, whether arising in tort, contract or otherwise, which any “manufacturer” (for the purposes of the MiFID II Product Governance Requirements) may otherwise have with respect thereto, the Notes and the Shares have been subject to a product approval process, which has determined that such Notes and Shares are: (i) compatible with an end target market of retail investors and investors who meet the criteria of professional clients and eligible counterparties, each as defined in MiFID II; and (ii) eligible for distribution through all distribution channels as are permitted by MiFID II (the “Target Market Assessment”). Notwithstanding the Target Market Assessment, distributors subject to the MiFID II Product Governance Requirements should note that: the price of the Notes or Shares may decline and investors could lose all or part of their investment; the Notes and Shares offer no guaranteed income and no capital protection; and an investment in the Notes or Shares is compatible only with investors who do not need a guaranteed income or capital protection, who (either alone or in conjunction with an appropriate financial or other adviser) are capable of evaluating the merits and risks of such an investment and who have sufficient resources to be able to bear any losses that may result therefrom. The Target Market Assessment is without prejudice to the requirements of any contractual, legal or regulatory selling restrictions in relation to the offering. Furthermore, it is noted that, notwithstanding the Target Market Assessment, investors will only be procured who meet the criteria of professional clients and eligible counterparties, as applicable. For the avoidance of doubt, the Target Market Assessment does not constitute: (a) an assessment of suitability or appropriateness for the purposes of MiFID II; or (b) a recommendation to any investor or group of investors to invest in, or purchase, or take any other action whatsoever with respect to the Notes or Shares.

Each distributor subject to the MiFID II Product Governance Requirements is responsible for undertaking its own Target Market Assessment in respect of the Notes and Shares and determining appropriate distribution channels.

Notice to Prospective Investors in Switzerland

The Notes and Shares may not be publicly offered into or in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland and therefore do not constitute an issuance prospectus within the meaning of the Swiss Code of Obligations or a listing prospectus within the meaning of the SIX listing rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes or the Shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for the prospectus supplement or the accompanying prospectus. The Notes and Shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes and Shares. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Japan

The Notes and the Shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and each underwriter has represented and agreed that it will not offer any of the Notes or the Shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph, “resident of Japan” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Canada

Resale Restrictions

The distribution of the Notes or Shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes or Shares are made. Any resale of the Notes or Shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes or Shares.

Representations of Canadian Purchasers

By purchasing the Notes or Shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to the Company and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the Notes or Shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions; and

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration.

Requirements, Exemptions and Ongoing Registrant Obligations

•	where required by law, the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of the Notes in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of the Company’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or those persons. All or a substantial portion of the Company’s assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or those persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the Notes or Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes or Shares in their particular circumstances and about the eligibility of the Notes or Shares for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, the Notes and Shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(i)

the offer, transfer, sale, renunciation or delivery is to duly registered banks, mutual banks, financial services provider, financial institution, the Public Investment Corporation (in each case registered as such in South Africa), a person who deals with securities in their ordinary course of business, or a wholly owned subsidiary of a bank, mutual bank, authorized services provider or financial institution, acting as agent in the capacity of an authorized portfolio manager for a pension fund (duly registered in South Africa), or as manager for a collective investment scheme (registered in South Africa); or

(ii)	the contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than R1,000,000.

This prospectus supplement does not, nor is it intended to, constitute an “offer to the public” (as that term is defined in the South African Companies Act, 2008 (the “SA Companies Act”)), and does not, nor is it intended to, constitute a prospectus prepared and registered under the SA Companies Act. This document is not an “offer to the public” and must not be acted on or relied on by persons who do not fall within Section 96(1)(a) of the SA Companies Act (such persons being referred to as “relevant persons”). Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes or Shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the Notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Settlement and Delivery

It is expected that delivery of the Notes will be made against payment therefor on or about                 , which is the fifth business day following the trade date for the offering (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before settlement should consult their own advisors.

EXPENSES OF THE OFFERING

ArcelorMittal estimates that the total expenses in connection with this offering will be as follows:

	Amount		Percentage of Net Proceeds of this Offering
SEC registration fee	$		%
New York Stock Exchange listing fee	$		%
Trustee, Securities Administrator and Calculation Agent fees (including legal fees)	$		%
Printing fees		$12,540	%
Legal fees and expenses		$725,000	%
Accountant fees and expenses		$135,540	%

Total	$		%

All amounts are estimated except the SEC registration fee. They have been calculated based on an exchange rate of 1 EUR = $1.0843.

VALIDITY OF THE SECURITIES

The due authorization of the Notes and validity of the Shares into which the Notes may be converted will be passed upon for ArcelorMittal by Elvinger Hoss Prussen, société anonyme, its Luxembourg counsel. The validity of the Notes will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Shearman & Sterling (London) LLP.

Senior Debt Securities

Subordinated Debt Securities

Ordinary Shares

Rights to Purchase Ordinary Shares

This prospectus may be used to offer debt securities of ArcelorMittal, which may or may not be subordinated and/or convertible into or exchangeable for ordinary shares of ArcelorMittal, ordinary shares of ArcelorMittal and/or rights to purchase such ordinary shares, which we collectively refer to as the “securities.”

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide the specific terms of the securities being offered and the manner in which they are offered in supplements to this prospectus. The prospectus supplements will also contain the names of any selling security holders, underwriters, dealers or agents involved in the sale of the securities, together with any applicable commissions or discounts. You should read this prospectus and any accompanying prospectus supplement carefully before you invest in any of these securities.

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks discussed under “Risk Factors” beginning on page 2 of this prospectus and in any prospectus supplement accompanying this prospectus before you invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 2, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, the securities described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file with or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we do not take any responsibility for any other information that others may give you.

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

An investment in the securities offered using this prospectus involves a high degree of risk. You should carefully consider the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, and any risk factors included in the prospectus supplement, before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Relating to ArcelorMittal

You should read “Risk Factors” under “Item 3D—Key Information—Risk Factors” in ArcelorMittal’s Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference in this prospectus, for information on risks relating to ArcelorMittal (including its industry, business and financial structure).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2017 (File No. 001-35788), which we filed on February 15, 2018 and is referred to as our “2017 Form 20-F,” and which includes the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2017 and 2016, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2017, 2016 and 2015 and the related notes (collectively referred to as the “ArcelorMittal Consolidated Financial Statements”). We also incorporate by reference the following report furnished by us on Form 6-K and available on the SEC website:

•

Report on Form 6-K furnished on March 2, 2018, incorporating certain recent developments, the table which sets out the consolidated capitalization and indebtedness of ArcelorMittal at December 31, 2017 and the unaudited ratio of earnings to fixed charges of ArcelorMittal for the years 2017, 2016, 2015, 2014 and 2013.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA LLC, 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements based on estimates and assumptions. This prospectus and the related prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus, the related prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. A detailed discussion of the principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of the 2017 Form 20-F (Part I, Item 3D). ArcelorMittal undertakes no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

PRESENTATION OF CERTAIN INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references in this prospectus and related prospectus supplement to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal.

Financial Information

This prospectus (including the documents incorporated by reference herein) contains the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2017 and 2016, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2017, 2016 and 2015. ArcelorMittal’s consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The financial information and certain other information presented in a number of tables in this prospectus and any related prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus and any related prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) and any related prospectus supplement include industry data and projections about our markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus are based primarily on public sources including, but not limited to, publications of the World Steel Association. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. We have not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases we have made statements in this prospectus (and may make statements in any related prospectus supplement) regarding our industry and our position in the industry based on internal surveys, industry forecasts and market research, as well as our own experience. While these statements are believed to be reliable, they have not been independently verified.

ARCELORMITTAL

ArcelorMittal is the world’s largest and most global steel producer and a significant producer of iron ore and coal. ArcelorMittal’s success is built on its core values of sustainability, quality and leadership and the entrepreneurial boldness that has empowered its emergence as the first truly global steel and mining company. Acknowledging that a combination of structural issues and macroeconomic conditions will continue to challenge returns in its sector, the Company has adapted its footprint to the new demand realities, redoubled its efforts to control costs and repositioned its operations with a view toward outperforming its competitors. ArcelorMittal’s research and development capability is strong and includes several major research centers as well as strong academic partnerships with universities and other scientific bodies.

Against this backdrop, ArcelorMittal’s strategy is to leverage its distinctive attributes that will enable it to capture leading positions in the most attractive areas of the steel industry’s value chain, from mining at one end to distribution and first-stage processing at the other: global scale and scope; superior technical capabilities; a diverse portfolio of steel and related businesses, one of which is mining; and financial capabilities.

ArcelorMittal produces a broad range of high-quality finished and semi-finished steel products (“semis”). Specifically, ArcelorMittal produces flat steel products, including sheet and plate, and long steel products, including bars, rods and structural shapes. In addition, ArcelorMittal produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 160 countries including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, pulverized coal injection (“PCI”) and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of higher value-added products in its product mix.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

We may issue senior debt securities using this prospectus, which may include senior debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the senior debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “senior indenture”).

The trustee’s main role under the senior indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your senior debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The senior indenture and its associated documents contain the full legal text governing the matters described in this section. The senior indenture and the senior debt securities are governed by New York law. The senior indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of senior debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such senior debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have senior debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in senior debt securities issued in book-entry form through The Depository Trust Company or in senior debt securities registered in street name. Owners of beneficial interests in the senior debt securities should refer to “Legal Ownership of Debt Securities.”

This section summarizes the material provisions of the senior indenture and certain senior debt securities that may be issued under the senior indenture. In particular, this section summarizes material terms of senior debt securities to be issued in fully registered, book-entry form without coupons, that will be unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt, bear interest at a fixed rate per annum, based upon a 360-day year consisting of twelve 30-day months. This section does not describe other types of senior debt securities that may be issued under the senior indenture, such as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other senior debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such debt securities, would be described in the prospectus supplement relating to any such debt securities.

Because it is a summary, this section does not describe every aspect of the senior indenture or the senior debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior indenture, including some of the terms used in the senior indenture. The senior indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. Whenever we refer to particular sections or defined terms of the senior indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of senior debt securities under the senior indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue senior debt securities of the same series as an outstanding series of senior debt securities without the consent of holders of securities in the outstanding series. Any additional senior debt securities so issued will have the same terms as the existing senior debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional senior debt securities will be consolidated and form a single series with the existing senior debt securities of the same series; provided, however, that unless such additional senior debt securities are issued under a separate CUSIP number, either such additional senior debt securities must be part of the same “issue” for U.S. federal income tax purposes or must be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of senior debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of senior debt securities will describe the following terms of the series:

•	the title of the series of senior debt securities;

•	the authorized denominations in which senior debt securities of the series may be issued;

•	the date or dates on which we will pay the principal of the series of senior debt securities (either at maturity or upon redemption);

•

the rate or rates, per annum, at which the series of senior debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and whether such interest shall be subject to any adjustment;

•	the dates on which interest, if any, on the series of senior debt securities will be payable and the regular record dates for the interest payment dates;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the senior debt securities of the series that will be payable upon any declaration of acceleration of maturity;

•

the currency of payment of principal of, premium, if any, and interest on the series of senior debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	any additional circumstances under which the series of senior debt securities will be redeemable at our option;

•	any modifications or additional events of default, covenants or enforcement events applicable to the series of senior debt securities;

•	the terms, if any, upon which the senior debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of senior debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the senior debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their senior debt securities for other bonds or senior debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase senior debt securities in the open market or otherwise at any price.

Cancellation

All senior debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all senior debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the senior debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture the due and punctual payment of the principal of and interest on all the senior debt securities and the performance or observance of every covenant of the senior indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and the securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the senior indenture and that all conditions precedent in the senior indenture relating to the transaction have been complied with and, immediately after giving effect to such transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by order of any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

Unless otherwise specified in the relevant prospectus supplement, so long as any of the senior debt securities remain outstanding, we will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the senior debt securities) other than Permitted Security, unless our obligations under the senior debt securities are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the senior debt securities of the affected series then outstanding.

Events of Default

Unless otherwise provided in the prospectus supplement for any series of senior debt securities, each of the following will be an event of default under the senior indenture:

(1) the default in any payment of principal or any premium on any senior debt security when due, whether at maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any senior debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the senior indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the senior indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period) or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses

(a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be;

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary; and

(6) any other event of default provided in the relevant prospectus supplement for a series of senior debt securities.

Upon the occurrence and continuation of any event of default as provided for in the senior indenture, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of the affected series may declare the principal amount of the outstanding senior debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the senior debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding senior debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee sufficient to pay the amounts set forth in the applicable provisions of the senior indenture and all events of default with respect to the senior debt securities of such series, other than the failure to pay the principal and other amounts of senior debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the senior indenture or the senior debt securities, the trustee may pursue any available remedy to enforce any provision of the senior debt securities or the senior indenture. The trustee may maintain a proceeding even if it does not possess any of the senior debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a senior debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, the trustee and the securities administrator are not required to take any action under the senior indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability. This protection is called an indemnity. If indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding senior debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the senior indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding senior debt securities of the relevant series must make a written request that the trustee institute proceedings because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of instituting a proceeding and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have failed to institute proceedings for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in aggregate principal amount of all outstanding senior debt securities of the relevant series.

•	The terms of the relevant series of senior debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator and the trustee every year a brief certification of an officer of our Company as to the Company’s compliance with the conditions and covenants of the senior indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of the occurrence of an event of default.

Amendments and Waivers

The senior indenture may be amended or modified without the consent of any holder of senior debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional senior debt securities in accordance with the limitations set forth in the senior indenture as of the date thereof;

•	to add to the covenants of the Company, for the benefit of holders of all or any series of senior debt securities or to surrender any power or right conferred upon the Company;

•	to add or modify for the benefit of the holders of all or any series of senior debt securities any events of default;

•

to provide for the assumption by a successor company of our obligations under the senior debt securities and the senior indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the senior indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under the senior indenture, provided that such action will not adversely affect the interests of the holders of the senior debt securities of any series in any material respect.

Modifications and amendments of the senior indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the senior debt securities of each affected series then outstanding under the senior indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive any past default under the senior indenture affecting such series, except an uncured default in the payment of principal of or interest on such series of senior debt securities or an uncured default relating to a covenant or provision of the senior indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding senior debt security affected, no amendment may, among other things:

•	modify the stated maturity of the senior debt securities or the dates on which interest is payable in respect of the senior debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the senior debt securities;

•	reduce the premium payable upon redemption;

•	change the obligation of the Company to pay Additional Amounts,

•	change the currency of payment of the senior debt securities;

•	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in the senior indenture;

•	impair the right of the holders of senior debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the senior indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the senior indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the senior indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules in accordance with the standard procedures of the depositary for so long as the securities are in global form.

Only Outstanding Senior Debt Securities are Eligible

Only holders of outstanding senior debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding senior debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a senior debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, senior debt securities held by the Company or any other obligor on the senior debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the senior indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The senior indenture will be discharged and will cease to be of further effect as to all outstanding senior debt securities of any series issued thereunder, when (i) all senior debt securities of that series that have been authenticated, except lost, stolen or destroyed senior debt securities that have been replaced or paid and senior debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all senior debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the senior debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the senior indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the senior debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of senior debt securities provides otherwise, the senior indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of senior debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities of such series, to maintain an office or agency with respect to the senior debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the senior indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the senior debt securities of such series (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the senior debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company (a copy of which shall be provided to the trustee), to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding senior debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the senior debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the senior debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel with respect to U.S. federal income tax matters confirming that the deposit and related defeasance will not cause the holders and beneficial owners of the senior debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect. To effect legal defeasance or covenant defeasance, no default of event of default may have occurred and be continuing on the date of deposit.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the senior debt securities will be made by the paying agent. Initially, Citibank, N.A., the securities administrator under the senior indenture, will act as paying agent and security registrar. The Company may appoint one or more co-registrars and one or more additional paying agents. The Company may change any paying agent or security registrar without notice to any holder. The Company or any of its subsidiaries may act in any such capacity.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the senior debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The senior debt securities will be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the senior debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the senior indenture or the senior debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the senior debt securities.

Concerning the Trustee and Securities Administrator

Wilmington Trust, National Association is the trustee under the senior indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the senior debt securities. The trustee’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (ii) for all other purposes: 388 Greenwich Street, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the senior indenture. You should refer to the senior indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

“Closing Date” means the date on which the senior debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (B) for all other purposes: 388 Greenwich Street, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at the Closing Date or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after the Closing Date (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Group” means our Company and its Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of our auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets, recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, notes or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

We may issue subordinated debt securities using this prospectus, which may include subordinated debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the subordinated debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “subordinated indenture”).

The trustee’s main role under the subordinated indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your subordinated debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The subordinated indenture and its associated documents contain the full legal text governing the matters described in this section. The subordinated indenture and the subordinated debt securities are governed by New York law (see “Governing Law” below). The subordinated indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of subordinated debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such subordinated debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have subordinated debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in subordinated debt securities issued in book-entry form through The Depository Trust Company or in subordinated debt securities registered in street name. Owners of beneficial interests in the subordinated debt securities should refer to “Legal Ownership of Debt Securities.”

This section summarizes the material provisions of the subordinated indenture and certain subordinated debt securities that may be issued under the subordinated indenture. In particular, this section summarizes material terms of subordinated debt securities to be issued in fully registered, book-entry form without coupons, and that will be unsecured and subordinated obligations of ArcelorMittal. This section does not describe other types of subordinated debt securities that may be issued under the indenture, such as original issue discount subordinated securities, which are subordinated debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other subordinated debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such subordinated debt securities, would be described in the prospectus supplement relating to any such subordinated debt securities.

Because it is a summary, this section does not describe every aspect of the subordinated indenture or the subordinated debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the subordinated indenture, including some of the terms used in the subordinated indenture. The subordinated indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. Whenever we refer to particular sections or defined terms of the subordinated indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of subordinated debt securities under the subordinated indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue subordinated debt securities of the same series as an outstanding series of subordinated debt securities without the consent of holders of subordinated debt securities in the outstanding series. Any additional subordinated debt securities so issued will have the same terms as the existing subordinated debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional subordinated debt securities will be consolidated and form a single series with the existing subordinated debt securities of the same series; provided, however, that, with respect to subordinated debt securities that are treated as debt for U.S. federal income tax purposes, unless such additional subordinated debt securities are issued under a separate CUSIP number, either such additional subordinated debt securities must be part of the same “issue” for U.S. federal income tax purposes or must be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of subordinated debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of subordinated debt securities will describe the following terms of the series:

•	the title of the series of subordinated debt securities;

•	the authorized denominations and aggregate principal amount of the series of subordinated debt securities;

•

whether the subordinated debt securities of that series are dated securities, with a stated maturity or date fixed for redemption (and if applicable, the stated maturity or date fixed for redemption), or perpetual securities, with no stated maturity or date fixed for redemption;

•

the subordination provisions applicable to the subordinated debt securities of that series and the ranking of such subordinated debt securities to other senior and subordinated debt securities of the Company;

•

the rate or rates, per annum, at which the series of subordinated debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and whether such interest shall be subject to any adjustment;

•

the date or dates on which (or, if applicable, the range of dates within which) any payment of principal, interest or premium on the series of subordinated debt securities will be payable (or the manner of determining the same), and the record date for any such payment,

•	if interest is payable, the interest rate or rates, or how the interest rate or rates may be determined;

•	the terms and conditions, if any, under which interest or other payments may or will be deferred or cancelled;

•

the terms and conditions of any mandatory or optional redemption or repayment of the subordinated debt securities of the series, including if applicable, notice requirements, legal and regulatory requirements, redemption or repayment dates, periods and prices or amounts;

•

the currency in which the subordinated debt securities are denominated, and in which we will make payments, and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	if other than the principal amount thereof, the amount, or how to determine the amount, that will be payable upon any declaration of acceleration of maturity or if redeemed before any stated maturity;

•	the terms and conditions, if any, under which the Company may elect to vary the terms of the subordinated debt securities of the series;

•	any mechanism to effect a temporary or permanent reduction in the principal amount outstanding of the subordinated debt securities of that series;

•

whether the events of default described in this prospectus or any other events of default, defaults, enforcement events, solvency events or other events permitting remedies apply to the subordinated debt securities of the series, and the remedies available following the occurrence thereof;

•	whether the subordinated debt securities of the series will be listed on a securities exchange;

•	whether the covenant defeasance and covenant defeasance provisions apply to the subordinated debt securities of the series;

•	the terms, if any, upon which the subordinated debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of subordinated debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the subordinated debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their subordinated debt securities for other bonds or subordinated debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase subordinated debt securities in the open market or otherwise at any price.

Cancellation

All subordinated debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all subordinated debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the subordinated debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture the due and punctual payment of the principal of and interest on all the subordinated debt securities and the performance or observance of every covenant of the subordinated indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default, if any are applicable, has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the subordinated indenture and that all conditions precedent in the subordinated indenture relating to the transaction have been complied with and, immediately after giving effect to such transaction, no event of default, if any are applicable, has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by order of any court or tribunal having jurisdiction over us, our properties and our assets.

Status of the Subordinated Debt Securities

The subordinated debt securities will constitute the direct, subordinated and unsecured obligations of the Company and will be subordinated in right of payment to the prior payment in full of all claims of “senior creditors” in respect of that series and rank pari passu with certain other subordinated obligations or guarantees thereof in respect of that series (if any), in each case as defined or identified in the applicable prospectus supplement, and in priority only to ordinary shares of the Company and any other securities, obligations or guarantees thereof of the Company expressed to rank junior to the securities of that series in the applicable prospectus supplement. Investors should be aware that there are currently no limitations on the Company’s ability to issue or guarantee indebtedness that would constitute claims of “senior creditors.” Unless otherwise specified in the applicable prospectus supplement for a series, the subordinated debt securities will not have the benefit of any negative pledge covenant.

Default, Remedies and Waiver of Default

You will have special rights if an applicable “event of default” with respect to your subordinated debt securities occurs and is not cured, as described in this section.

Events of Default

Unless otherwise indicated in the prospectus supplement for a series of subordinated debt securities, the term “event of default” means any of the following:

(1) the default in any payment of principal or any premium on any subordinated debt security when due, whether at maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any subordinated debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the subordinated indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the subordinated indenture;

(4) certain events of bankruptcy or insolvency involving our company; and

(5) any other event of default provided in the relevant prospectus supplement for a series of subordinated debt securities.

Remedies if an Event of Default Occurs

Upon the occurrence and continuation of any applicable event of default with respect to a series of subordinated debt securities, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of the affected series may declare the principal amount of the outstanding subordinated debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the subordinated debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee sufficient to pay the amounts set forth in the applicable provisions of the subordinated indenture and all events of default with respect to the subordinated debt securities of such series, other than the failure to pay the principal and other amounts of subordinated debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the subordinated indenture or the subordinated debt securities, the trustee may pursue any available remedy to enforce any applicable provision of the subordinated debt securities or the subordinated indenture. The trustee may maintain a proceeding even if it does not possess any of the subordinated debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a subordinated debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, where the trustee has some special duties, the trustee and the securities administrator are not required to take any action under the subordinated indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding subordinated debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the subordinated indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the subordinated debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding subordinated debt securities of the relevant series must make a written request that the trustee institute proceedings because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of instituting a proceeding and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have failed to institute proceedings for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in aggregate principal amount of all outstanding subordinated debt securities of the relevant series.

•	The terms of the relevant series of subordinated debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator every year a brief certification of an officer of our Company as to the Company’s compliance with the conditions and covenants of the subordinated indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of the occurrence of an event of default.

Amendments and Waivers

The subordinated indenture may be amended or modified without the consent of any holder of subordinated debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional subordinated debt securities in accordance with the limitations set forth in the subordinated indenture as of the date thereof;

•	to add to the covenants of the Company, for the benefit of holders of all or any series of subordinated debt securities or to surrender any power or right conferred upon the Company;

•	to add or modify for the benefit of the holders of all or any series of subordinated debt securities any events of default;

•

to provide for the assumption by a successor company of our obligations under the subordinated debt securities and the subordinated indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the subordinated indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under the subordinated indenture, provided that such action will not adversely affect the interests of the holders of the subordinated debt securities of any series in any material respect.

In addition, the prospectus supplement for a particular series of subordinated debt securities may also specify if the Company has the right to materially vary the terms of a series of subordinated debt securities.

Modifications and amendments of the subordinated indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the subordinated debt securities of each affected series then outstanding under the subordinated indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive any past default under the subordinated indenture affecting such series, except an uncured default in the payment of principal of or interest on such series of subordinated debt securities or an uncured default relating to a covenant or provision of the subordinated indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above and unless the prospectus supplement for the series of subordinated debt securities specifies otherwise, without the consent of each holder of an outstanding subordinated debt security affected, no amendment may, among other things:

•	modify the stated maturity of the subordinated debt securities (if any) or the dates on which interest is payable in respect of the subordinated debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the subordinated debt securities;

•	reduce the premium payable upon redemption;

•	change the obligation of the Company to pay Additional Amounts,

•	change the currency of payment of the subordinated debt securities;

•	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in the subordinated indenture;

•	impair the right of the holders of subordinated debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding subordinated debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the subordinated indenture or defaults under the subordinated indenture and their consequences;

•	modify the provisions of the subordinated indenture with respect to the subordination of the subordinated debt securities in a manner adverse to any holder; and

•	modify the provisions of the subordinated indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the subordinated indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules.

Only Outstanding Subordinated Debt Securities are Eligible

Only holders of outstanding subordinated debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding subordinated debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a subordinated debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, subordinated debt securities held by the Company or any other obligor on the subordinated debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the subordinated indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The subordinated indenture will be discharged and will cease to be of further effect as to all outstanding subordinated debt securities of any series issued thereunder, when (i) all subordinated debt securities of that series that have been authenticated, except lost, stolen or destroyed subordinated debt securities that have been replaced or paid and subordinated debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all subordinated debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the subordinated debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the subordinated indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the subordinated debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of subordinated debt securities provides otherwise, the subordinated indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of subordinated debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of subordinated debt securities, to replace temporary or mutilated, destroyed, lost or stolen subordinated debt securities of such series, to maintain an office or agency with respect to the subordinated debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the subordinated indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the subordinated debt securities of such series (“covenant defeasance”).

Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the subordinated debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company, to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding subordinated debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the subordinated debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the subordinated debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel with respect to U.S. federal income tax matters confirming that the deposit and related defeasance will not cause the holders and beneficial owners of the subordinated debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue

Service or a change in law to that effect. To effect legal defeasance or covenant defeasance, no default of event of default may have occurred and be continuing on the date of deposit.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the subordinated debt securities will be made by the paying agent. Initially, Citibank, N.A., the securities administrator under the subordinated indenture, will act as paying agent and security registrar. The Company may appoint one or more co-registrars and one or more additional paying agents. The Company may change any paying agent or Security registrar without notice to any holder. The Company or any of its subsidiaries may act in any such capacity.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the subordinated debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

For the avoidance of doubt, the provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the subordinated debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the subordinated indenture or the subordinated debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the subordinated debt securities.

Concerning the Trustee and the Securities Administrator

Wilmington Trust, National Association is the trustee under the subordinated indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the subordinated debt securities. The trustee’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (ii) for all other purposes: 388 Greenwich Street, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the subordinated indenture. You should refer to the subordinated indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted in the European Union, as amended from time to time.

“Closing Date” means the date on which the subordinated debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (B) for all other purposes: 388 Greenwich Street, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Person” includes any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

LEGAL OWNERSHIP OF DEBT SECURITIES

Street Name and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal Holders of securities. When we refer to the “Holders” of debt securities, we mean only the actual legal and (if applicable) record Holder of those debt securities. Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold debt securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting rights if it were ever required;

•

whether and how you can instruct it to send you debt securities and, if the debt securities are in registered form, have them registered in your own name, so you can be a direct Holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as Holders of the securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security. Unless otherwise specified in the prospectus supplement, debt securities will be issued in the form of global securities in registered form. In this case, the ultimate beneficial owners can only be indirect holders as the global security will be registered in the name of a financial institution we select.

In this case, we require that the debt securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the “depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of securities and instead deal only with the depositary in whose name the global security is registered.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	You cannot have debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name Holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations in Which a Global Security Will Be Terminated

Upon the occurrence in respect of any global security of any series of any one or more of the following (i) the depositary notifies the Company that it is unwilling or unable to continue as depositary for such global security or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act and the Company notifies the securities administrator that it is unable to locate a qualified successor, (ii) the Company executes and delivers to the securities administrator a company order that such global security shall be so exchangeable and the transfer thereof so registrable or (iii) there shall have occurred and be continuing an event of default, with respect to the securities of such series, or such other conditions as provided in the indenture for such series, such global security may be exchanged for securities registered in the names of, and the transfer of such global security may be registered to, such persons (including persons other than the depositary with respect to such series and its nominees) as such depositary shall direct. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct Holders. The rights of street name investors and direct Holders in the debt securities have been previously described in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders” above.

CLEARANCE AND SETTLEMENT OF DEBT SECURITIES

Senior and subordinated debt securities we issue may be held through one or more international and domestic clearing systems. The clearing systems ArcelorMittal uses are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade the debt securities across borders in the secondary market. Where payments for the debt securities ArcelorMittal issues in global form is made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities are cleared and settled on a delivery against payment basis.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the debt securities held by them.

None of ArcelorMittal, nor the securities administrator or the trustee have any responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal has no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal also does not supervise these systems in any way.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The rules applicable to DTC participants are on file with the SEC.

Clearstream

Clearstream is a licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but generally will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

DESCRIPTION OF ORDINARY SHARES

This prospectus may be used to offer our ordinary shares either alone or underlying debt securities convertible into or exchangeable for our ordinary shares.

Holders of our ordinary shares are entitled to certain rights and subject to certain conditions.

The description of the ordinary shares of ArcelorMittal is discussed in detail in the 2017 Form 20-F, including under “Item 10.A—Additional Information—Share Capital” and “Item 10.B—Additional Information—Memorandum and Articles of Association.”

DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES

We may offer rights to purchase ordinary shares of ArcelorMittal, which we refer to as “rights”. The applicable prospectus supplement will describe the specific terms of any such rights offering, including, as applicable:

•	the title of the rights;

•	the securities for which the rights are exercisable;

•	the exercise price for the rights;

•	the number of rights issued;

•	any other terms of the rights, including terms, procedures and limitations relating to the exercise of the rights;

•	information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;

•	the record date, if any, to determine who is entitled to the rights;

•	the period during which rights may be exercised;

•	the material terms of any standby underwriting arrangement we enter into in connection with the offering; and

•	if applicable, a discussion of the material U.S. federal and Luxembourg income tax considerations applicable to the issuance of the rights.

If we determine to make appropriate arrangements for rights trading, persons other than our shareholders may acquire rights as described in the prospectus supplement. We may determine to offer rights to our shareholders only or additionally to other persons as described in the applicable prospectus supplement. In the event rights are offered only to our shareholders and their rights remain unexercised, we may determine to offer the unsubscribed offered securities to persons other than our shareholders. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter or underwriters, as the case may be, will purchase any offered securities remaining unsubscribed for after the offering, as described in the prospectus supplement.

TAX CONSIDERATIONS

A description of any material U.S. federal and Luxembourg income tax consequences of the purchase, ownership and disposition of securities will be provided in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriters, dealers or agents;

•	their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement, the validity of the ordinary shares and rights of ArcelorMittal and the due authorization of the issuance of the securities under Luxembourg law will be passed upon for ArcelorMittal by Elvinger Hoss Prussen, société anonyme, its Luxembourg counsel, and the validity of the debt securities under New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Shearman & Sterling (London) LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Audit S.à r.l., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        % Mandatorily Convertible Subordinated Notes due 2023

                , 2020

Global Coordinators and Joint Bookrunners

BNP PARIBAS	Crédit Agricole CIB	Goldman Sachs & Co. LLC	J.P. Morgan	Société Générale